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As Filed With the Securities and Exchange Commission on October 5, 2000
                                 Registration Statement No. ___________
=============================================================================
                                 UNITED STATES
                     SECURITIES AND EXCHANGE COMMISSION
                          Washington, D.C. 20549
                                   --------
                                   FORM S-1

             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                          DELTA PETROLEUM CORPORATION
                (Name of small business issuer in its charter)

    Colorado                        1311                    84-1060803
(State or jurisdiction       (Primary Standard           (I.R.S. Employer
 of incorporation or       Industrial Code Number)    Identification Number)
 organization)

                           555 17th Street, Suite 3310
                            Denver, Colorado 80202
                                (303) 293-9133
   (Address and telephone number of issuer's principal executive offices)

                      Aleron H. Larson, Jr.-Chairman/CEO
                           555 17th Street, Suite 3310
                            Denver, Colorado 80202
                                (303) 293-9133
             (Name, address and telephone number of agent for service)

Approximate date of proposed sale to public: As soon as the registration statement is effective.

     If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [x]

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.



                        CALCULATION OF REGISTRATION FEE
=============================================================================
                                                   Proposed
                                      Estimated    Maximum
Title of Each                         offering     Aggregate    Amount of
Class of Securities    Amount to be   Price        Offering     Registration
to be Registered       Registered(1)  Per Unit(2)  Price        Fee
----------------------------------------------------------------------------
Common Stock, (3)
$.01 par value         8,288,621     $ 4.90625   $40,666,047    $11,305

Common Stock (4)       3,025,000     $ 4.90625   $14,841,406    $ 4,126
underlying
Selling Shareholder
Warrants and Options

                                                                ________
                           TOTAL                                $ 15,431
=============================================================================

(1) In the event of a stock split, stock dividend or similar transaction involving our common stock, in order to prevent dilution, the number of shares registered shall automatically be increased to cover the additional shares in accordance with Rule 416(a) under the Securities Act of 1933, as amended (the "Securities Act").

(2) In accordance with Rule 457(c), the aggregate offering price of our stock is estimated solely for calculating the registration fees due for this filing. This estimate is based on the average of the high and low sales price of our stock reported by the Nasdaq Small-Cap Market on September 25, 2000, which was $4.90625 per share. In accordance with Rule 457(g), the shares issuable upon the exercise of outstanding warrants are determined by the higher of (i) the exercise price of the warrants and options, (ii) the offering price of the common stock in the registration statement, or (iii) the average sales price of the common stock as determined by 457 (c).

(3) Represents 8,000,000 shares of stock issuable to Swartz Private Equity, LLC,("Swartz") pursuant to the investment agreement. Represents 288,621 shares of stock issuable to Non-Swartz Selling Shareholders pursuant to agreements with such Selling Shareholders.

(4) Represents 1,700,000 shares of common stock issuable to Swartz upon Swartz's exercise of warrants issued to pursuant to the investment agreement. Represents 1,325,000 shares of common stock issuable to various Non-Swartz Selling Shareholders pursuant to agreements with such Selling Shareholders.
















                               Preliminary Prospectus Dated October 5, 2000


                           Up to 11,313,621 Shares

                         Delta Petroleum Corporation

                                Common Stock
                        ----------------------------

     The Selling Shareholders listed below may use this prospectus in connection with the following resales of our common stock:

     * Swartz Private Equity, LLC ("Swartz") may offer up to 9,700,000 shares that we may issue to it when we exercise our right to "Put" approximately 8 million shares to Swartz or 1,700,000 shares upon the exercise of warrants under our investment agreement.

     * 17 Non-Swartz Selling Shareholders may offer up to 1,613,621 shares, including shares underlying warrants and options, acquired from us pursuant to independent agreements we have with each shareholder.

                               Trading Symbol
                          NASDAQ Small Cap Market
                                  "DPTR"
------------------------------------------------------------------------------
Consider carefully the risk factors beginning on page 5 in this prospectus.
------------------------------------------------------------------------------

     The Selling Shareholders may sell the common stock at prices and on terms determined by the market, in negotiated transactions or through underwriters. Swartz, in addition to being a Selling Shareholder, is also considered an "underwriter" within the meaning of the Securities Act in connection with its sales of our common stock. We will not receive any proceeds from the sale of shares by the Selling Shareholders. However, we will receive proceeds from Swartz under the investment agreement.

     The information in this prospectus is not complete and may be changed.
We or the Selling Shareholders may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

     The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with
Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said
Section 8(a), may determine.

            The date of this prospectus is _________, 2000


                                                         1

                             Table of Contents

                                   Part I


Table of Contents..................................................   2

Risk Factors.......................................................   5

Use of Proceeds ...................................................  10

Determination of Offering Price ...................................  11

Dilution ..........................................................  11

Selling Security Holders ..........................................  11

Plan of Distribution ..............................................  21

Description of Securities to Be Registered ........................  22

Interests of Named Experts and Counsel ............................  23

Information with Respect to Delta .................................  23

  a.  Description of Business .....................................  23

  b.  Description of Property .....................................  28

  c.  Legal Proceedings ...........................................  41

  d.  Market Price and Dividends ..................................  41

  e.  Financial Statements ........................................  42

  f.  Selected Financial Data .....................................  42

  g.  Supplementary Financial Information .........................  43

  h.  Management's Discussion and Analysis ........................  47

  i.  Disagreements or changes with Accountants ...................  54

  j.  Disclosures about Market Risk ...............................  54

  k.  Directors and Executive Officers ............................  54

  l.  Executive Compensation ......................................  57

  m.  Security Ownership of Certain Beneficial Owners and Management 61

  n.  Certain Relationships and Related Party Transactions ........  65

Commission Position on Indemnification for
 Securities Act Liabilities .......................................  67





                                                         2

                                 Part II


Other Expenses of Issuance and Distribution .......................  68

Indemnification of Directors and Officers .........................  68

Recent Sales of Unregistered Securities ...........................  70

Exhibits and Financial Statement Schedules ........................  72

Undertakings ......................................................  72
















































                                                         3

                              PROSPECTUS SUMMARY

     The following is a summary of the pertinent information regarding this offering. This summary is qualified in its entirety by the more detailed information and financial statements and related notes appearing elsewhere in this Prospectus. The Prospectus should be read in its entirety, as this summary does not constitute a complete recitation of facts necessary to make an investment decision.

The Offering
------------

Selling Shareholders     "Selling Shareholders" means Swartz Private Equity,
                         LLC and seventeen (17) Non-Swartz Selling
                         Shareholders.

Securities Offered       A total of 11,313,621, including the following:

                         By Swartz: 8,000,000 shares of common stock, plus an additional 1,200,000 shares issuable upon the exercise of purchase warrants held by Swartz and 500,000 shares issuable upon exercise of commitment warrants.

                         By Non-Swartz Selling Shareholders: 288,621 shares of common stock, plus 725,000 shares issuable upon the exercise of warrants and 600,000 shares issuable upon the exercise of options.

Offering Price           The shares being registered hereunder are being
                         offered by Selling Shareholders from time to time at the then current market price.

Common Stock to be       20,302,746 shares; including all of the shares
 Outstanding after       issuable upon the exercise of warrants and options
 Offering                held by Selling Shareholders. We currently only have
                         a total of 8,989,125 issued and outstanding, so if all of the shares that may be offered are actually sold, our issued and outstanding shares would increase by about 226%. Pursuant to the terms of the investment agreement with Swartz, we are not obligated to sell Swartz all of the Put Shares and Purchase Warrants nor do we intend to sell Put Shares and Purchase Warrants to Swartz unless it is beneficial to us. NASDAQ rules require shareholder approval in connection with a transaction other than a public offering involving the sale by the issuer of common stock at a price less than the greater of book or market value which, together with sales by officers, directors or substantial shareholders of the issuer, equals 20% or more of common stock outstanding before the issuance.

Dividend Policy          We do not anticipate paying dividends on our
                         common stock in the foreseeable future.

Use of Proceeds          The shares offered by this prospectus are being sold
                         by Selling Shareholders and we will not receive any

                                                         4

                         proceeds of the offering, except that we will receive proceeds from Swartz under the investment agreement, and receive proceeds from the exercise of options and warrants by Non-Swartz Selling Shareholders. We intend to use all such proceeds for working capital, property and equipment, capital expenditures and general corporate purposes. (See "Use of Proceeds").

Risk Factors             This offering involves a high degree of risk,
                         elements of which include:

                         - Substantial debt obligations and shortages of
                           funding;
                         - History of losses; no assurance of profitability;
                         - Substantial cost to develop certain of our offshore
                           California properties; development may be adversely affected by the California Offshore Oil and Gas Energy Resources ("COOGER")Study; we hold a minority interest in certain properties and generally will not control timing of development;
                         - Substantial costs to develop reserves;
                         - Dependence on oil and gas prices;
                         - Possible insufficient funds from the investment
                           agreement to meet our liquidity needs;
                         - Exercise of Put Rights may substantially dilute the
                           interests of other security holders;
                         - Sale of material amounts of common stock could
                           reduce the price and encourage short sales;
                         - Highly competitive industry;
                         - Government regulation and control;
                         - Dependence upon operators;
                         - General risks inherent in oil and gas exploration
                           and operations;
                         - No long-term contracts;
                         - Lack of business diversification;
                         - No accumulation of voting rights;
                         - Lack of prospective dividends;
                         - Dependence on key personnel; and
                         - We may choose not to exercise our Put Rights.



                                THE COMPANY

OVERVIEW

     Delta Petroleum Corporation ("Delta," "we," "us," or "our") is a Colorado corporation organized on December 21, 1984. We maintain our principal executive offices at Suite 3310, 555 Seventeenth Street, Denver, Colorado 80202, and our telephone number is (303) 293-9133. Our common stock is listed on Nasdaq Small-Cap Market under the symbol DPTR. We are engaged in the acquisition, exploration, development and production of oil and gas properties.

RISK FACTORS

     Prospective investors should consider carefully, in addition to the other information in this Prospectus, the following:


                                                         5

1.   Substantial Debt Obligations and Shortages of Funding.

     As the result of debt obligations that we recently incurred in connection with purchase of oil and gas properties from Whiting Petroleum, we are obligated to make substantial monthly payments to our lender on a loan which encumbers the production revenue from 11 onshore wells and the offshore Rocky Point and Point Arguello Units. Although we intend to seek outside capital to either refinance the debt or provide a cushion, at the present time we are almost totally dependent upon the revenues that we receive from our oil and gas properties to service the debt. In the event that oil and gas prices and/or production rates drop to a level that we are unable to pay the $150,000 principal and interest minimum payment per month that is required by the debt agreements, it is likely that we would lose our interest in the properties that we recently purchased. In addition, our level of oil and gas activities, including exploration and development of existing properties, and additional property acquisition, will be significantly dependent on our ability to successfully conclude funding transactions. No assurances can be given that any such funding transactions will be completed successfully.

2.   History of Losses; No Assurance of Profitability.

     We have incurred substantial losses from our operations to date, and at June 30, 2000 we had an accumulated deficit of $22,945,409. During the twelve months ended June 30, 2000, we had total revenues of $3,665,981, expenses of $7,033,031 and a net loss for the fiscal year of $3,367,050. During the year ended June 30, 1999, we had total revenues of $1,717,651, expenses of $4,716,410 and a net loss for the year of $2,998,755. During the fiscal year ended June 30, 1998 we had total revenues of $2,163,615, expenses of $3,125,618 and a net loss for the year of $962,003. There are no assurances that we will ever achieve profitability on a consistent basis.

3. Substantial Cost to Develop Certain of Our Offshore California Properties; Development May Be Adversely Affected by the California Offshore Oil and Gas Energy Resources ("COOGER") Study; Company Holds Minority Interest in Certain Properties and Generally Will Not Control Timing of Development.

     Certain of our offshore California undeveloped properties, in which we have ownership interests ranging from 2.49% to 24.22%, are attributable to our interests in four of our five federal units (plus one additional lease) located offshore California near Santa Barbara. The cost to develop these properties will be very substantial. The cost to develop all of these offshore California properties in which we own a minority interest, including delineation wells, environmental mitigation, development wells, fixed platforms, fixed platform facilities, pipelines and power cables, onshore facilities and platform removal over the life of the properties (assumed to be 38 years), is estimated to be in excess of $3 billion. Our share of such costs, based on our current ownership interest, is estimated to be over $200 million. Operating expenses for the same properties over the same period of time, including platform operating costs, well maintenance and repair costs, oil, gas and water treating costs, lifting costs and pipeline transportation costs, are estimated to be approximately $3.5 billion, with our share, based on our current ownership interest, estimated to be approximately $300 million. There will be additional costs of a currently undetermined amount to develop the Rocky Point Unit. Each working interest owner will be required to pay its proportionate share of these costs based upon the amount of the interest that it owns. If we are unable to fund our share of these costs or otherwise cover them through farmouts or other arrangements then we could either forfeit our interest in certain wells or properties or suffer other penalties in the form

                                                         6

of delayed or reduced revenues under our various unit operating agreements. There can be no assurance that we can farmout our interests on acceptable terms.

     These units have been formally approved and are regulated by the Minerals Management Service ("MMS") of the federal government. While the federal government has recently attempted to expedite the process of obtaining permits and authorizations necessary to develop the properties, there can be no assurance that it will be successful in doing so. The MMS has initiated the California Offshore Oil and Gas Energy Resources (COOGER) study at the request of the local regulatory agencies of the affected Tri-Counties. The COOGER study seeks to present a long-term regional perspective of potential onshore constraints that should be considered when developing existing undeveloped offshore leases. COOGER will project the economically recoverable oil and gas production from offshore leases which have not yet been developed. These projections will be utilized to assist in identifying a potential range of scenarios for developing these leases. The "worst" case scenario is that no new development of existing offshore leases would occur. If this scenario were ultimately to be adopted by governmental decision makers and the industry as the proper course of action for development, our offshore California properties would in all likelihood have little or no value. We would seek to cause the Federal government to reimburse us for all money spent by us and our predecessors for leasing and other costs and/or for the value of the oil and gas reserves found on the leases through our exploration activities and those of our predecessors. There can be no assurance that we will be successful in such efforts.

     We do not act as operator of and, with the exception of Rocky Point, we do not own a controlling interest in any of the offshore California properties and consequently we will generally not control the timing of either the development of the properties or the expenditures for development unless we choose to unilaterally propose the drilling of wells under the relevant operating agreements.

4.   Substantial Costs to Develop Reserves.

     Relative to our financial resources, we have significant undeveloped properties in addition to those in offshore California discussed in #3 above that will require substantial costs to develop. During the year ended June 30, 2000, we participated in the drilling and completion or recompletion of four gas wells and seven non-productive wells. We anticipate that we will participate in the drilling of a total of seven to ten new wells during the fiscal year ending June 30, 2001. Although we believe that we will participate in the drilling of additional wells during the current fiscal year, our level of oil and gas activity, including exploration and development and property acquisitions, will be to a significant extent dependent upon our ability to successfully conclude funding transactions, of which there is no assurance.

     We expect to continue incurring costs to acquire, explore and develop oil and gas properties, and management predicts that these costs (together with general and administrative expenses) will be in excess of funds available from revenues from properties owned by us and existing cash on hand. It is anticipated that the source of funds to carry out such exploration and development will come from a combination of our sale of working interests in oil and gas leases, production revenues, sales of our securities, and funds from any funding transactions in which we might engage.



                                                         7

5.   Dependence on Oil and Gas Prices.

     Our current ability to service our debt and our oil and gas exploration and production activities are dependent on the market prices of oil and gas. The prices for oil and gas are dependent on a number of factors, including the extent of domestic production and imports of oil; the competitive position of oil and gas as a source of energy as compared with coal, atomic energy, hydroelectric power and other energy sources; the refining capacity of prospective oil purchasers; the availability and capacity of pipelines and other means of transportation; and the effect of federal and state regulation on production, transportation and sale of oil and gas. Such factors are beyond our control or influence. The volatility of prices of oil and gas, which has been substantial in the past and may continue to be high in the future, may have material effects on our liquidity and capital resources. The Company is currently receiving oil and gas prices in excess of their respective averages during the prior two years. In addition, oil prices are at their highest level in the last ten years. There can be no guarantee that these prices will continue in the future. Additionally, the valuation of our proven and unproven oil and gas properties and our production revenues could vary and fluctuate significantly with changes in oil and gas prices. We have entered into a forward sale arrangement to mitigate the risks associated with lower prices, but these arrangements also limit our ability to receive increased revenues from higher prices.

6.   Competition.

     Oil and gas exploration and acquisition of undeveloped properties is a highly competitive and speculative business. We compete with a number of other companies, including major oil companies and other independent operators which may be more experienced and may have greater financial resources. We do not hold a significant competitive position in the oil and gas industry.

7.   Governmental Regulation and Control.

     Our activities are subject to extensive federal, state, and local laws and regulations controlling not only the exploration for and sale of oil, but also the possible effects of such activities on the environment. Present as well as future legislation and regulations could cause additional expenditures, restrictions and delays in our business, the extent of which cannot be predicted, and may require us to cease operations in some circumstances. In addition, the production and sale of oil and gas are subject to various governmental controls. Because federal energy policies are still uncertain and are subject to constant revisions, no prediction can be made as to the ultimate effect on us of such governmental policies and controls.

8.   Dependence Upon Operators.

     We currently operate only a small portion of the wells in which we own an interest, and we are dependent upon the operator of the wells that we do not operate to make most decisions concerning such things as whether or not to drill additional wells, how much production to take from such wells, or whether or not to cease operation of certain wells. While we, as a working interest owner, may have some voice in the decisions concerning the wells, we are not the primary decision maker concerning them. Therefore we may be unable to cause wells to be drilled even though we may have the funds with which to pay our proportionate share of the expenses of such drilling.



                                                         8

9.  General Risks Inherent in Oil and Gas Exploration and Operations.

     Our business is subject to risks inherent in the exploration, development and operation of oil and gas properties, including but not limited to environmental damage, personal injury, and other occurrences that could result in our incurring substantial losses and liabilities to third parties. In our own activities, we purchase insurance against risks customarily insured against by others conducting similar activities. Nevertheless, we are not insured against all losses or liabilities which may arise from all hazards because such insurance is not available at economic rates, because the operator has not purchased such insurance, or because of other factors. Any uninsured loss could have a material adverse effect on us.

10.  No Long-Term Contracts.

     We do not have any long-term supply or similar agreements with governments or authorities pursuant to which we act as producer. We are therefore dependent upon our ability to sell oil and gas at the prevailing well head market price. There can be no assurance that purchasers will be available or that the prices they are willing to pay will remain stable.

11.  Lack of Diversification.

     Since all of our resources are devoted to one industry, purchasers of our common stock will be risking essentially their entire investment in a company that is focused only on oil and gas activities.

12.  Voting Rights.

     Holders of our common stock are not entitled to accumulate their votes for the election of directors or otherwise. Accordingly, the present shareholders will be able to elect all of our directors, and holders of the common stock offered hereby will not be able to elect a representative to our Board of Directors. See "DESCRIPTION OF COMMON STOCK."

13.  Lack of Prospective Dividends.

     There can be no assurance that our proposed operations will result in sufficient revenues to enable us to operate at profitable levels or to generate a positive cash flow. For the foreseeable future, it is anticipated that any earnings which may be generated from our operations will be used to finance our growth and that dividends will not be paid to holders of common stock. See "DESCRIPTION OF COMMON STOCK."

14. We may be unable to obtain sufficient funds from the investment agreement with Swartz to meet our liquidity needs.

     Because of our current debt structure, there may be circumstances when we might need to obtain sufficient funds from the investment agreement with Swartz. However, the future market price and volume of trading of our common stock limits the rate at which we can obtain money under the equity line agreement with Swartz. Further, we may be unable to satisfy the conditions contained in the investment agreement, which would result in our inability to draw down money on a timely basis, or at all. If the price of our common stock declines, or trading volume in our common stock is low, we may be unable to obtain sufficient funds from Swartz to meet our liquidity needs.



                                                         9

15. The exercise of our Put Rights may substantially dilute the interests of other security holders.

     We will issue shares to Swartz upon exercise of our Put rights at a price equal to the lesser of:

     -  the market price for each share of our common stock minus $.25; or

     -  91% of the market price for each share of our common stock.

     Accordingly, the exercise of our Put rights may result in substantial dilution to the interests of the other holders of our common stock. Depending on the price per share of our common stock during the three year period of the investment agreement, we may need to register additional shares for resale to access the full amount of financing available. Registering additional shares could have a further dilutive effect on the value of our common stock. If we are unable to register the additional shares of common stock, we may experience delays in, or be unable to, access some of the $20 million available under our Put rights.

16. The sale of material amounts of our common stock could reduce the price of our common stock and encourage short sales.

     If and when we exercise our Put rights and sell shares of our common stock to Swartz, if and to the extent that Swartz sells the common stock, our common stock price may decrease due to the additional shares in the market. If the price of our common stock decreases, and if we decide to exercise our right to Put shares to Swartz, we must issue more shares of our common stock for any given dollar amount invested by Swartz, subject to a designated minimum Put price that we specify. This may encourage short sales, which could place further downward pressure on the price of our common stock.

17.  Dependence on Key Personnel.

     We currently only have three employees that serve in management roles, and the loss of any one of them could severely harm our business. In particular, Roger Parker is responsible for the operation of our oil and gas business and Aleron H. Larson, Jr. is responsible for our finances. We don't have key man insurance on the lives of either of these individuals.

18.  We may choose not to exercise our Put Rights.

     Based upon the market value of our Common Stock and our financial condition at the time, we may conclude that it is in our best business interests and those of our shareholders, not to exercise our Put Rights under the Investment Agreement. Should we decide not to Put any shares to Swartz, under the terms of the Investment Agreement, we would owe Swartz a non-usage fee equal to the difference between $100,000 and 10% of the value of the shares of common stock we Put to Swartz during the six month period.


USE OF PROCEEDS

     The proceeds from the sale of the shares of common stock offered hereby will be received directly by Selling Shareholders. We will not receive any proceeds from the sale of the shares of common stock offered hereby. We will, however, receive proceeds from the sale of our common stock to Swartz. We intend to use the proceeds from the sale of common stock to Swartz and from the exercise of warrants by Swartz and the Non-Swartz Shareholders for working

                                                        10

capital, property and equipment, capital expenditures and general corporate purposes.


DETERMINATION OF OFFERING PRICE

     The shares being registered herein are being sold by the Selling Shareholders, and not by us, and are therefore being sold at the market price as of the date of sale. Our common stock is traded on the Nasdaq Small-Cap Market under the symbol "DPTR." On August 30, 2000, the reported closing price for our common stock on the Nasdaq Small-Cap Market was $5.50.


DILUTION

     As of June 30, 2000, we had 8,422,079 shares of common stock issued and outstanding with a net tangible book value of $10,595,736 or $ 1.26 per share. Net tangible book value per share represents the amount of our total assets excluding intangible assets, less total liabilities, divided by the number of shares of common stock outstanding. The following table sets forth the dilution (excess of assumed purchase price per share over net tangible book value per share) to be incurred by investors acquiring common stock. This dilution effect will not be reflected in the Company's financial statements.

     Assumed Purchase Price (1)                       $5.50

     Net tangible book value per share at             $1.26
      June 30,2000

     Increase to net tangible book value per(2)       $0.00
      per share attributable to the cash
      payments made by purchasers of the
      shares being offered

     Dilution to Purchasers of Common Stock           $4.24

     Dilution to Purchasers as Percentage
      of Purchase Price                               77.09%
____________________

(1) Assumes a purchase price of $5.50. The closing bid price of our common stock on Nasdaq Small-Cap Market on August 30, 2000 was $5.50.

(2) There is no increase to the net tangible book value of our shares from this offering because we will not receive any proceeds from these sales.


SELLING SECURITY HOLDERS

     Common stock registered for resale under this prospectus constitutes approximately 126% of our issued and outstanding common shares as of August 7, 2000. The shares offered by this prospectus are being offered by Selling Shareholders, which includes Swartz and the 17 Non-Swartz Selling
Shareholders.



                                                        11

SWARTZ
------

     This prospectus covers 9,700,000 shares of common stock issuable to Swartz under the investment agreement and shares issuable upon exercise of the warrants we previously issued to Swartz. Swartz is engaged in the business of investing in publicly-traded equity securities for its own use.

     Swartz does not beneficially own any of our common stock or any other of our securities as of the date of this prospectus other than 500,000 shares underlying the warrants we issued to Swartz in connection with the closing of the investment agreement. Other than its obligations to purchase common stock under the investment agreement and the warrant, it has no other commitments or arrangements to purchase or sell any of our securities.

     Swartz is also considered an "underwriter" within the meaning of the Securities Act of 1933, as amended, in connection with the sale of these shares. Swartz has not had any relationship with us, any predecessor or affiliate within the past three years.


                    The Delta-Swartz Investment Agreement

     - OVERVIEW

     On July 21, 2000, we entered into an investment agreement with Swartz Private Equity, LLC. The investment agreement entitles us to issue and sell up to $20 million of our common stock to Swartz, subject to a formula based on our stock price and trading volume, from time to time over a three year period following the effective date of this registration statement. We refer to each election by us to sell stock to Swartz as a "Put."

     Each time we sell shares to Swartz, we will also issue five (5) year warrants (referred to as purchase warrants) to Swartz in an amount corresponding to 15% of the Put amount. Each purchase warrant will be exercisable at 110% of the market price for the applicable Put.

     In addition, as partial consideration for executing the Letter of Agreement, Swartz was also issued a warrant to purchase 500,000 shares of common stock exercisable at $3.00 per share until May 31, 2005, which is referred to as the commitment warrant. The commitment warrant contains an anti-dilution provision, whereas if we complete a "reverse stock split" at a time when our shareholders equity is less than $1 million, Swartz shall be issued additional warrants in an amount so that the sum of its warrants equals at least 6.2% of our fully dilute shares.

     - PUT RIGHTS

     We may begin exercising Puts on the date of effectiveness of this prospectus and continue for a three-year period. To exercise a Put, we must have an effective registration statement on file with the Securities and Exchange Commission covering the resale to the public by Swartz of any shares that it acquires under the investment agreement. Also, we must give Swartz at least 10, but not more than 20, business days advance notice of the date on which we intend to exercise a particular Put right. The notice must indicate the date we intend to exercise the Put and the maximum number of shares of common stock we intend to sell to Swartz. At our option, we may also specify a maximum dollar amount (not to exceed $2 million) of common stock that we will sell under the Put. We may also specify a minimum purchase price per share at

                                                        12

which we will sell shares to Swartz. The minimum purchase price cannot exceed 80% of the closing bid price of our common stock on the date we give Swartz notice of the Put.

     The number of common shares we sell to Swartz may not exceed 15% of the aggregate daily reported trading volume of our common shares during the 20 business days before and 20 days after the date we exercise a Put. Further, we cannot issue additional shares to Swartz that, when added to the shares Swartz previously acquired under the investment agreement during the 31 days before the date we exercise the Put, will result in Swartz holding over 9.99% of our outstanding shares upon completion of the Put.

     Swartz will pay us a percentage of the market price for each share of common stock under the Put. The market price of the shares of common stock during the 20 business days immediately following the date we exercise a Put is used to determine the purchase price Swartz will pay and the number of shares we will issue in return. This 20 day period is the pricing period. For each share of common stock, Swartz will pay us the lesser of:

         -    the market price for each share, minus $.25; or

         -    91% of the market price for each share.


     The investment agreement defines market price as the lowest closing bid price for our common stock during the 20 business day pricing period. However, Swartz must pay at least the designated minimum per share price, if any, that we specify in our notice. If the price of our common stock is below the greater of the designated minimum per share price plus $.25, or the designated minimum per share price divided by .91 during any of the 20 days during the pricing period, that day is excluded from the 15% volume limitation described above. Therefore, the amount of cash that we can receive for that Put may be reduced if we elect to a minimum price per share and our stock price declines.

     We must wait a minimum of five business days after the end of the 20 business day pricing period for a prior Put before exercising a subsequent Put. We may, however, give advance notice of our subsequent Put during the pricing period for the prior Put. We can only exercise one Put during each pricing period.

     - WARRANTS

     Within five business days after the end of each pricing period, we are required to issue and deliver to Swartz a warrant to purchase a number of shares of our common stock equal to 15% of the common shares issued to Swartz in the applicable Put. Each warrant will be exercisable at a price that will initially equal 110% of the market price for the applicable Put. Each warrant will be immediately exercisable and have a term beginning on the date of issuance and ending five years later.


     - LIMITATIONS AND CONDITIONS TO OUR PUT RIGHTS

     Our ability to Put shares of our common stock, and Swartz's obligation to purchase the shares, is subject to the satisfaction of certain conditions. These conditions include:



                                                        13

         - we have satisfied all obligations under the agreements entered into between us and Swartz in connection with the investment agreement;

         - our common stock is listed and traded on Nasdaq, the O.T.C. Bulletin Board, or an exchange;

         - our representations and warranties in the investment agreement are accurate as of the date of each Put;

         - we have reserved for issuance a sufficient number of shares of our common stock to satisfy our obligations to issue shares under any Put and upon exercise of warrants;

         - the registration statement for the shares we will be issuing to Swartz must remain effective as of the Put date and no stop order with respect to the registration statement is in effect;

         - shareholder approval is required by Nasdaq rules in connection with a transaction other than a public offering involving the sale by the issuer of common stock at a price less than the greater of book or market value which, together with sales by officers, directors or substantial shareholders of the issuer, equals 20% or more of common stock outstanding before the issuance.

         - shareholder approval is required by the investment agreement if the number of shares Put to Swartz, together with any shares previously Put to Swartz, would equal 20% of all shares of our common stock that would be outstanding upon completion of the Put.

     Swartz is not required to acquire and pay for any additional shares of our common stock once it has acquired $20 million worth of Put Shares. Additionally, Swartz is not required to acquire and pay for any shares of common stock with respect to any particular Put for which, between the date we give advance notice of an intended Put and the date the particular Put closes:

         - we announced or implemented a stock split or combination of our common stock;

         -    we paid a dividend on our common stock;

         - we made a distribution of all or any portion of our assets or evidences of indebtedness to the holders of our common stock; or

         - we consummated a major transaction, such as a sale of all or substantially all of our assets or a merger or tender or exchange offer that results in a change in control.

     We may not require Swartz to purchase any subsequent Put shares if:

         - we, or any of our directors or executive officers, have engaged in a transaction or conduct related to us that resulted in:

               - a Securities and Exchange Commission enforcement action, administrative proceeding or civil lawsuit; or


                                                        14

               - a civil judgment or criminal conviction or for any other offense that, if prosecuted criminally, would constitute a felony under applicable law;

         - the aggregate number of days which this registration statement is not effective or our common stock is not listed and traded on Nasdaq, the O.T.C. Bulletin Board or an exchange exceeds 120 days;

         - we file for bankruptcy or any other proceeding for the relief of debtors; or

         -     we breach covenants contained in the investment agreement.


     - COMMITMENT AND TERMINATION FEES

     If we do not Put at least $1,000,000 worth of common stock to Swartz during each six month period following the effective date of the investment agreement, we must pay Swartz a semi-annual non-usage fee. This fee equals the difference between $100,000 and 10% of the value of the shares of common stock we Put to Swartz during the six month period. The fee is due and payable on the last business day of each six month period. Each semi-annual non-usage fee is payable to Swartz, in cash, within five (5) business days of the date it accrued. We are not required to pay the semi-annual non-usage fee to Swartz in years we have met the Put requirements. We are also not required to deliver the non-usage fee payment until Swartz has paid us for all Puts that are due.

     If the investment agreement is terminated, we must pay Swartz the greater of (i) the non-usage fee described above, or (ii) the difference between $200,000 and 10% of the value of the shares of common stock Put to Swartz during all Puts to date.

     - SHORT SALES

     The investment agreement prohibits Swartz and its affiliates from engaging in short sales of our common stock unless Swartz has received a Put notice and the amount of shares involved in the short sale does not exceed the number of shares we specify in the Put notice.


   - CANCELLATION OF PUTS

     We must cancel a particular Put if:

         - we discover an undisclosed material fact relevant to Swartz's investment decision;

         - the registration statement registering resales of the common shares becomes ineffective; or

         - our shares of common stock are delisted from Nasdaq, the O.T.C. Bulletin Board or an exchange.

If we cancel a Put, it will continue to be effective, but the pricing period for the Put will terminate on the date we notify Swartz that we are canceling the Put. Because the pricing period will be shortened, the number of shares

                                                        15

Swartz will be required to purchase in the canceled Put may be smaller than it would have been had we not canceled the Put.

     - TERMINATION OF INVESTMENT AGREEMENT

     We may terminate our right to initiate further Puts or terminate the investment agreement at any time by providing Swartz with written notice of our intention to terminate. However, any termination will not affect any other rights or obligations we have concerning the investment agreement or any related agreement.

     - CAPITAL RAISING LIMITATIONS

     During the term of the investment agreement and for a period of ninety
(90) days after the termination of the investment agreement, we are prohibited from entering into any private equity line agreements similar to the Swartz investment agreement without obtaining Swartz's prior written approval.
We have agreed to give Swartz a Right of First Offer during this same period, the term of the investment agreement plus ninety (90) days. If we commence or plan to commence negotiations with another investor, during this time period, for a private capital raising transaction we will first notify and negotiate in good faith with Swartz regarding the potential financing transaction. If Swartz is more than five (5) business days late in paying for the Put shares, then it is not entitled to the benefits of these restrictions until the date amounts due are paid.

         Neither of the above restrictions apply to the following items and we may engage in and issue securities in the following transactions without notifying or obtaining approval from Swartz;

         - in connection with a merger, consolidation, acquisition, or sale of assets;

         - in connection with a strategic partnership or joint venture, the primary purpose of which is not simply to raise money;

         - in connection with our disposition or acquisition of a business, product or license;

         - upon exercise of options by employees, consultants or directors;

         -     in an underwritten public offering of our common stock;

         - upon conversion or exercise of currently outstanding options, warrants or other convertible securities;

         - under any option or restricted stock plan for the benefit of employees, directors or consultants; or

         - upon the issuance of debt securities with no equity feature for working capital purposes.


     - SWARTZ'S RIGHT OF INDEMNIFICATION

     We have agreed to indemnify Swartz, including its owners, employees, investors and agents, from all liability and losses resulting from any misrepresentations or breaches we make in connection with the investment

                                                        16

agreement, the registration rights agreement, other related agreements, or the registration statement. We have also agreed to indemnify these persons for any claims based on violation of Section 5 of the Securities Act caused by the integration of the private sale of our common stock to Swartz and the public offering pursuant to the registration statement.

     - EFFECT ON OUTSTANDING COMMON STOCK

     The issuance of common stock under the investment agreement will not affect the rights or privileges of existing holders of common stock except that the issuance of shares will dilute the economic and voting interests of each shareholder. See "Risk Factors."

     As noted above, we cannot determine the exact number of shares of our common stock issuable under the investment agreement and the resulting dilution to our existing shareholders, which will vary with the extent to which we utilize the investment agreement, the market price of our common stock, and exercise of the related warrants. The potential effects of any dilution on our existing shareholders include the significant dilution of the current shareholders' economic and voting interests in us.

     The investment agreement provides that we cannot issue shares of common stock that would exceed 20% of the outstanding stock on the date of a Put unless and until we obtain shareholder approval of the issuance of common stock.

NON-SWARTZ SELLING SHAREHOLDERS
-------------------------------

1.   Goodbody International, Inc.

     This prospectus covers 150,000 shares of common stock issuable upon the exercise of warrants we issued to Goodbody International, Inc. on May 31, 2000 at a price of $3.00 per share. These warrants will expire on May 31, 2005.

2.   Pegasus Finance Limited (An affiliate of GlobeMedia AG)

     This prospectus covers 300,000 shares of common stock issuable upon the exercise of options we issued to Pegasus Finance Limited. 100,000 of the options are exercisable at a price of $2.50 per share, another 100,000 of the options are exercisable at $3.00 per share, and the remaining 100,000 of the options are exercisable at $6.00 per share. All 300,000 options expire one year after the effectiveness of this registration statement.

3.   Bank Leu AG

     This prospectus covers 258,621 shares of common stock we issued to Bank Leu AG on June 30, 2000 at a price of $2.90 per share.

4.   Howard Jenkins d/b/a Hunter Equities, Inc.

     This prospectus covers 50,000 shares of common stock issuable upon the exercise of warrants we issued to Howard Jenkins d/b/a Hunter Equities, Inc. on July 20, 1995 at a price of $6.00 per warrant. These warrants will expire one year after the effectiveness of this registration statement.



                                                        17

5.   Robert N. Webster

     This prospectus covers 25,000 shares of common stock issuable upon the exercise of warrants we issued to Robert N. Webster on February 11, 1999 at a price of $2.125 per warrant. These warrants will expire on the later of February 11, 2001 or ninety (90) days from the date this registration statement is effective.

6.   Fenham Systems Limited

     This prospectus covers 22,500 shares of common stock issuable upon the exercise of warrants we issued to Fenham Systems Limited. 10,000 of the warrants are exercisable at a price of $3.50 per share, another 5,000 of the warrants are exercisable at $4.00 per share, another 5,000 of the warrants are exercisable at $4.50 per share, and the remaining 2,500 of the warrants are exercisable at $5.00 per share. All 22,500 warrants will expire on October 9, 2004.

7.   Daniel A.A. Thomas

     This prospectus covers 90,000 shares of common stock issuable upon the exercise of warrants we issued to Daniel A.A. Thomas. 40,000 of the warrants are exercisable at a price of $3.50 per share, another 20,000 of the warrants are exercisable at $4.00 per share, another 20,000 of the warrants are exercisable at $4.50 per share, and the remaining 10,000 of the warrants are exercisable at $5.00 per share. All 90,000 warrants will expire on October 9, 2004.

8.   Tony Vanetik

     This prospectus covers 60,000 shares of common stock issuable upon the exercise of warrants we issued to Tony Vanetik. 35,000 of the warrants are exercisable at a price of $3.50 per share, another 10,000 of the warrants are exercisable at $4.00 per share, another 10,000 of the warrants are exercisable at $4.50 per share, and the remaining 5,000 of the warrants are exercisable at $5.00 per share. All 60,000 warrants will expire on October 9, 2004.

9.   Yuri Vanetik

     This prospectus covers 90,000 shares of common stock issuable upon the exercise of warrants we issued to Yuri Vanetik. 40,000 of the warrants are exercisable at a price of $3.50 per share, another 20,000 of the warrants are exercisable at $4.00 per share, another 20,000 of the warrants are exercisable at $4.50 per share, and the remaining 10,000 of the warrants are exercisable at $5.00 per share. All 90,000 warrants will expire on October 9, 2004.

10.  Starrleaf Business Limited

     This prospectus covers 60,000 shares of common stock issuable upon the exercise of warrants we issued to Starrleaf Business Limited. 35,000 of the warrants are exercisable at a price of $3.50 per share, another 10,000 of the warrants are exercisable at $4.00 per share, another 10,000 of the warrants are exercisable at $4.50 per share, and the remaining 5,000 of the warrants are exercisable at $5.00 per share. All 60,000 warrants will expire on October 9, 2004.



                                                        18

11.  Brendan Joseph Morrisey

     This prospectus covers 77,500 shares of common stock issuable upon the exercise of warrants we issued to Brendan Joseph Morrisey. 40,000 of the warrants are exercisable at a price of $3.50 per share, another 15,000 of the warrants are exercisable at $4.00 per share, another 15,000 of the warrants are exercisable at $4.50 per share, and the remaining 7,500 of the warrants are exercisable at $5.00 per share. All 77,500 warrants will expire on October 9, 2004.

12.  Dean Miller

     This prospectus covers 100,000 shares of common stock issuable upon the exercise of warrants we issued to Dean Miller. 50,000 of the warrants are exercisable at a price of $3.50 per share, another 20,000 of the warrants are exercisable at $4.00 per share, another 20,000 of the warrants are exercisable at $4.50 per share, and the remaining 10,000 of the warrants are exercisable at $5.00 per share. All 100,000 warrants will expire on October 9, 2004.

13. This prospectus covers 11,250 shares of common stock issued to Brent J. Morse. The shares were issued on July 31, 2000 in exchange for an option to purchase certain oil an gas assets at a value of $3.33 per share.

14. This prospectus covers 3,750 shares of common stock issued to Morse Family Security Trust. The shares were issued on July 31, 2000 in exchange for an option to purchase certain oil an gas assets at a value of $3.33 per share.

15. This prospectus covers 15,000 shares of common stock issued to J. Charles Farmer. The shares were issued on July 31, 2000 in exchange for an option to purchase certain oil an gas assets at a value of $3.33 per share.

16.  Kaiser-Francis Oil Company

     This prospectus covers 250,000 shares of common stock issuable upon the exercise of options we issued to Kaiser-Francis Oil Company in November, 1999 at a price of $2.00 per share. These options will expire on December 1, 2004.

17.  LoTayLingKyur, Inc.

     This prospectus covers 50,000 shares of common stock issuable upon the exercise of options we issued to LoTayLingKyur, Inc. on July 1, 1995 at a price of $6.00 per option. These options will expire ninety (90) days after the effectiveness of this registration statement.


All Selling Shareholders
------------------------

     The table below includes information regarding ownership of our common stock by the Selling Shareholders on August 7, 2000 and the number of shares that they may sell under this prospectus. The actual number of shares of our common stock issuable upon exercise of warrants to Swartz and our Put rights is subject to adjustment and could be materially less or more than the amount contained in the table below, depending on factors which we cannot predict at this time, including, among other factors, the future price of our common stock. There are no material relationships with any of the Selling Shareholders other than those discussed below.



                                                        19

                                                   Percent of
                                     Shares          Shares
                                  Beneficially    Beneficially
                                  Owned Prior        Owned
                                     to the       Prior to the     Shares
Selling Shareholders                Offering        Offering       Offered (1)

Swartz Private Equity(2,3)           500,000          .05%            500,000
Goodbody International(3)            150,000          .02%            150,000
Pegasus Finance Limited(3,4)         300,000          .03%            300,000
Bank Leu AG(3)                       686,621          .07%            258,621
Howard Jenkins d/b/a
   Hunter Equities, Inc.(3)           50,000          .01%             50,000
Robert N. Webster(3)                  25,000          .00%             25,000
Fenham Systems Limited(3)             32,500          .00%             22,500
Daniel A.A. Thomas(3)                 90,000          .01%             90,000
Tony Vanetik(3)                       60,000          .01%             60,000
Yuri Vanetik(3)                       90,000          .01%             90,000
Starrleaf Business Limited(3)         60,000          .01%             60,000
Brendan Joseph Morrisey(3)            77,500          .01%             77,500
Dean Miller(3)                       100,000          .01%            100,000
Brent J. Morse                        11,250          .00%             11,250
Morse Family Security Trust            3,750          .00%              3,750
J. Charles Farmer                     15,000          .00%             15,000
Kaiser-Francis Oil Company(3)        250,000          .03%            250,000
LoTayLingKyur, Inc.(3)                50,000          .01%             50,000
-----------------------------------------------------------------------------

(1) Assumes that the Selling Shareholders will sell all of the shares of common stock offered by this prospectus. We cannot assure you that the Selling Shareholders will sell all or any of these shares.

(2) Represents common stock issuable upon the exercise of currently exercisable outstanding warrants. We may also sell up to an additional 9,200,000 shares and warrants ("Put Shares and Purchase Warrants") to Swartz under the investment agreement, however, we are not obligated to sell any Put Shares and Purchase Warrants to Swartz nor do we intend to sell any Put Shares and Purchase Warrants to Swartz unless it is beneficial to us. The Put Shares and Purchase Warrants would not be deemed beneficially owned within the meaning of Sections 13(d) and 13(g) of the Exchange Act before their acquisition by Swartz. If we were to sell all of the 9,200,000 Put Shares and Purchase Warrants to Swartz and if Swartz exercised all of its warrants and did not resell any of the shares, Swartz would own 52% of our outstanding common stock based on the number of shares that we currently have issued and outstanding. It is expected, however, that Swartz will not beneficially own more than 9.9% of our outstanding stock at any one time.

(3)  Represents shares that are currently exercisable.

(4) Does not include shares owned by GlobeMedia AG. Pegasus is an affiliate of GlobeMedia AG. As of August 7, 2000 GlobeMedia AG owned 50,000 shares of common stock and 200,000 shares of common stock underlying currently exercisable options. The options are exercisable at $2.50 per share and will expire April 10, 2002.






                                                        20

PLAN OF DISTRIBUTION

     The selling shareholders and their successors, which term includes their transferees, pledgees or donees or their successors, may sell the common stock directly to one or more purchasers (including pledgees) or through brokers, dealers or underwriters who may act solely as agents or may acquire common stock as principals, at market prices prevailing at the time of sale, at prices related to such prevailing market prices, at negotiated prices or at fixed prices, which may be changed. The selling shareholders may effect the distribution of the common stock in one or more of the following methods:

         - ordinary brokers transactions, which may include long or short sales;

         - transactions involving cross or block trades or otherwise on the open market;

         - purchases by brokers, dealers or underwriters as principal and resale by such purchasers for their own accounts under this prospectus;

         - "at the market" to or through market makers or into an existing market for the common stock;

         - in other ways not involving market makers or established trading markets, including direct sales to purchasers or sales effected through agents;

         - through transactions in options, swaps or other derivatives (whether exchange listed or otherwise); or

         - any combination of the above, or by any other legally available means.


     In addition, the selling shareholders or successors in interest may enter into hedging transactions with broker-dealers who may engage in short sales of common stock in the course of hedging the positions they assume with the selling shareholders. The selling shareholders or successors in interest may also enter into option or other transactions with broker-dealers that require delivery by such broker-dealers of the common stock, which common stock may be resold thereafter under this prospectus.

     Brokers, dealers, underwriters or agents participating in the distribution of the common stock may receive compensation in the form of discounts, concessions or commissions from the selling shareholders and/or the purchasers of common stock for whom such broker-dealers may act as agent or to whom they may sell as principal, or both (which compensation as to a particular broker-dealer may be in excess of customary commissions).

     Swartz is, and each remaining Selling Shareholder and any broker-dealers acting in connection with the sale of the common stock by this prospectus may be deemed to be, an underwriter within the meaning of Section 2(11) of the Securities Act, and any commissions received by them and any profit realized by them on the resale of common stock as principals may be underwriting compensation under the Securities Act. Neither we nor the selling shareholders can presently estimate the amount of such compensation. We do not know of any existing arrangements between the selling shareholders and any other

                                                        21

shareholder, broker, dealer, underwriter or agent relating to the sale or distribution of the common stock.

     The Selling Shareholders and any other persons participating in a distribution of securities will be subject to applicable provisions of the Securities Exchange Act and the rules and regulations thereunder, including, without limitation, Regulation M, which may restrict certain activities of, and limit the timing of purchases and sales of securities by, the Selling Shareholders and other persons participating in a distribution of securities. Furthermore, under Regulation M, persons engaged in a distribution of securities are prohibited from simultaneously engaging in market making and certain other activities with respect to such securities for a specified period of time prior to the commencement of such distributions subject to specified exceptions or exemptions. Swartz has, before any sales, agreed not to effect any offers or sales of the common stock in any manner other than as specified in this prospectus and not to purchase or induce others to purchase common stock in violation of Regulation M under the Exchange Act. All of the foregoing may affect the marketability of the securities offered by this prospectus.

     Any securities covered by this prospectus that qualify for sale under Rule 144 under the Securities Act may be sold under that Rule rather than under this prospectus.

     We cannot assure you that the Selling Shareholders will sell any or all of the shares of common stock offered by the Selling Shareholders.

     In order to comply with the securities laws of certain states, if applicable, the selling shareholders will sell the common stock in jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states, the selling shareholders may not sell the common stock unless the shares of common stock have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.


DESCRIPTION OF SECURITIES TO BE REGISTERED

     COMMON STOCK

     We are authorized to issue 300,000,000 shares of our $.01 par value common stock, of which 8,989,125 shares were issued and outstanding as of August 7, 2000. Holders of common stock are entitled to cast one vote for each share held of record on all matters presented to shareholders. Shareholders do not have cumulative rights; hence, the holders of more than 50% of the outstanding common stock can elect all directors.

     Holders of common stock are entitled to receive such dividends as may be declared by the Board of Directors out of funds legally available therefor and, in the event of liquidation, to share pro rata in any distribution of our assets after payment of all liabilities. We do not anticipate that any dividends on common stock will be declared or paid in the foreseeable future. Holders of common stock do not have any rights of redemption or conversion or preemptive rights to subscribe to additional shares if issued by us. All of the outstanding shares of our common stock are fully paid and nonassessable.

     A total of 446,733 shares of our common stock that were owned by Underwriters Financial Group, Inc.("UFG") as of August 7, 2000 are subject to a voting agreement with us, whereby Aleron H. Larson, Jr. and Roger A. Parker,

                                                        22

our Chief Executive Officer and President, respectively, have the right to vote the shares owned by UFG. The voting agreement does not apply if the shares are sold to persons who, upon such purchase, would not be deemed affiliates of us or UFG.

     WARRANTS

     Pursuant to our investment agreement, Swartz is the holder of warrants to purchase our common stock, and will be issued additional warrants at various periods during the term of the investment agreement (for a further discussion see "Selling Security Holders").

     Swartz currently has 500,000 warrants and may receive additional warrants at various dates during the three (3) year term of the investment agreement, subject to certain requirements (for a further discussion see "Selling Security Holders" and Exhibit 10.1 for the "The Investment Agreement").


INTERESTS OF NAMED EXPERTS AND COUNSEL

                                   EXPERTS

     The Consolidated Financial Statements of Delta Petroleum Corporation and the Statements of Oil and Gas Revenue and Direct Lease Operating Expenses of Oil and Gas Properties of Whiting Petroleum Corporation in this Registration Statement have been audited by KPMG LLP, 707 17th Street, Suite 2300, Denver, Colorado 80202, independent certified public accountants, to the extent and for the periods set forth in their reports thereon and are included in reliance upon such reports given upon the authority of such firm as experts in accounting and auditing.


                                LEGAL MATTERS

     The validity of the issuance of the common stock offered hereby will be passed upon for us by Krys Boyle Freedman & Sawyer, P.C., Denver, Colorado.

     No person is authorized to give any information or to make any representations other than those contained or incorporated by reference in this prospectus and, if given or made, such information or representations must not be relied upon as having been authorized. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities other than the common stock offered by this prospectus. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any common stock in any circumstances in which such offer or solicitation is unlawful. Neither the delivery of this prospectus nor any sale made hereunder shall, under any circumstances, create any implication that there has been no change in our affairs since the date hereof or that the information contained by reference herein is correct as of any time subsequent to its date.


INFORMATION WITH RESPECT TO THE REGISTRANT

(a)  DESCRIPTION OF BUSINESS

     We are a Colorado corporation and were organized on December 21, 1984. We maintain our principal executive offices at Suite 3310, 555 Seventeenth

                                                        23

Street, Denver, Colorado 80202, and our telephone number is (303) 293-9133. Our common stock is listed on NASDAQ under the symbol DPTR.

     We are engaged in the acquisition, exploration, development and production of oil and gas properties. As of June 30, 2000, we had varying interests in 112 gross (17.08 net) productive wells located in six states. We have undeveloped properties in six states, and interests in five federal units
and one lease offshore California near Santa Barbara.   We operate 25 of the
wells and the remaining wells are operated by independent operators. All wells are operated under contracts that are standard in the industry. At June 30, 2000, we estimated onshore proved reserves to be approximately 250,000 Bbls of oil and 7.08 Bcf of gas, of which approximately 120,000 Bbls of oil
and 5.67 Bcf of gas were proved developed reserves.   At June 30, 2000, we
estimated offshore proved reserves to be approximately 1.58 million Bbls of oil, of which approximately 910,000 Bbls were proved developed reserves. (See "Description of Property.)

     At August 7, 2000, we had an authorized capital of 3,000,000 shares of $.10 par value preferred stock, of which no shares of preferred stock were issued, and 300,000,000 shares of $.01 par value common stock of which 8,989,125 shares of common stock were issued and outstanding. We have outstanding warrants and options to purchase 2,347,500 shares of common stock at prices ranging from $2.00 per share to $6.13 per share at August 7, 2000. Additionally, we have outstanding options which were granted to our officers, employees and directors under our 1993 Incentive Plan, as amended, to purchase up to 2,346,836 shares of common stock at prices ranging from $0.05 to $9.75 per share at August 7, 2000.

     At June 30, 2000, we owned 4,277,977 shares of common stock of Amber Resources Company ("Amber"), representing 91.68% of the outstanding common stock of Amber. Amber is a public company (registered under the Securities Exchange Act of 1934) whose activities include oil and gas exploration, development, and production operations. Amber owns a portion of the interests referenced above in the producing oil and gas properties in Oklahoma and the non-producing oil and gas properties offshore California near Santa Barbara. The Company and Amber entered into an agreement effective October 1, 1998 which provides, in part, for the sharing of the management between the two companies and allocation of expenses related thereto.

     Business of Issuer.

     During the year ended June 30, 2000, we were engaged in only one industry, namely the acquisition, exploration, development, and production of oil and gas properties and related business activities. Our oil and gas operations have been comprised primarily of production of oil and gas, drilling exploratory and development wells and related operations and acquiring and selling oil and gas properties. We, directly and through Amber, currently own producing and non-producing oil and gas interests, undeveloped leasehold interests and related assets in Arkansas, Colorado, Oklahoma, New Mexico, North Dakota , Texas, and Wyoming; and interests in a producing Federal unit and undeveloped offshore Federal leases near Santa Barbara, California. We intend to continue our emphasis on the drilling of exploratory and development wells primarily in Colorado, California, Oklahoma, Texas, Wyoming and offshore California.

     We intend to drill on some of our leases (presently owned or subsequently acquired); may farm out or sell all or part of some of the leases to others; and/or may participate in joint venture arrangements to develop certain other leases. Such transactions may be structured in any number of different

                                                        24

manners which are in use in the oil and gas industry. Each such transaction is likely to be individually negotiated and no standard terms may be predicted.

     (1) Principal Products or Services and Their Markets. The principal products produced by us are crude oil and natural gas. The products are generally sold at the wellhead to purchasers in the immediate area where the product is produced. The principal markets for oil and gas are refineries and transmission companies which have facilities near our producing properties.

     (2) Distribution Methods of the Products or Services. Oil and natural gas produced from our wells are normally sold to purchasers as referenced in
(6) below. Oil is picked up and transported by the purchaser from the wellhead. In some instances we are charged a fee for the cost of transporting the oil, which fee is deducted from or accounted for in the price paid for the oil. Natural gas wells are connected to pipelines generally owned by the natural gas purchasers. A variety of pipeline transportation charges are usually included in the calculation of the price paid for the natural gas.

     (3) Status of Any Publicly Announced New Product or Service. We have not made a public announcement of, and no information has otherwise become public about, a new product or industry segment requiring the investment of a material amount of the Company's total assets.

     (4) Competitive Business Conditions. Oil and gas exploration and acquisition of undeveloped properties is a highly competitive and speculative business. We compete with a number of other companies, including major oil companies and other independent operators which are more experienced and which have greater financial resources. We do not hold a significant competitive position in the oil and gas industry.

     (5) Sources and Availability of Raw Materials and Names of Principal Suppliers. Oil and gas may be considered raw materials essential to our business. The acquisition, exploration, development, production, and sale of oil and gas are subject to many factors which are outside of our control. These factors include national and international economic conditions, availability of drilling rigs, casing, pipe, and other equipment and supplies, proximity to pipelines, the supply and price of other fuels, and the regulation of prices, production, transportation, and marketing by the Department of Energy and other federal and state governmental authorities.

     (6) Dependence on One or a Few Major Customers. We do not depend upon one or a few major customers for the sale of oil and gas as of the date of this report. The loss of any one or several customers would not have a material adverse effect on our business.

     (7) Patents, Trademarks, Licenses, Franchises, Concessions, Royalty Agreements or Labor Contracts. We do not own any patents, trademarks, licenses, franchises, concessions, or royalty agreements except oil and gas interests acquired from industry participants, private landowners and state and federal governments. We are not a party to any labor contracts.

     (8) Need for Any Governmental Approval of Principal Products or Services. Except that we must obtain certain permits and other approvals from various governmental agencies prior to drilling wells and producing oil and/or natural gas, we do not need to obtain governmental approval of our principal products or services.




                                                        25

     (9)   Government Regulation of the Oil and Gas Industry.

     General.

     Our business is affected by numerous governmental laws and regulations, including energy, environmental, conservation, tax and other laws and regulations relating to the energy industry. Changes in any of these laws and regulations could have a material adverse effect on our business. In view of the many uncertainties with respect to current and future laws and regulations, including their applicability to us, we cannot predict the overall effect of such laws and regulations on our future operations.

     We believe that our operations comply in all material respects with all applicable laws and regulations and that the existence and enforcement of such laws and regulations have no more restrictive effect on our method of operations than on other similar companies in the energy industry.

     The following discussion contains summaries of certain laws and regulations and is qualified in its entirety by the foregoing.

     Environmental Regulation.

     Together with other companies in the industries in which we operate, our operations are subject to numerous federal, state, and local environmental laws and regulations concerning its oil and gas operations, products and other activities. In particular, these laws and regulations require the acquisition of permits, restrict the type, quantities, and concentration of various substances that can be released into the environment, limit or prohibit activities on certain lands lying within wilderness, wetlands and other protected areas, regulate the generation, handling, storage, transportation, disposal and treatment of waste materials and impose criminal or civil liabilities for pollution resulting from oil, natural gas and petrochemical operations.

     Governmental approvals and permits are currently, and may in the future be, required in connection with our operations. The duration and success of obtaining such approvals are contingent upon many variables, many of which are not within our control. To the extent such approvals are required and not obtained, operations may be delayed or curtailed, or we may be prohibited from proceeding with planned exploration or operation of facilities.

     Environmental laws and regulations are expected to have an increasing impact on our operations, although it is impossible to predict accurately the effect of future developments in such laws and regulations on our future earnings and operations. Some risk of environmental costs and liabilities is inherent in particular operations and products of ours, as it is with other companies engaged in similar businesses, and there can be no assurance that material costs and liabilities will not be incurred. However, we do not currently expect any material adverse effect upon our results of operations or financial position as a result of compliance with such laws and regulations.

     Although future environmental obligations are not expected to have a material adverse effect on our results of operations or financial condition of the Company, there can be no assurance that future developments, such as increasingly stringent environmental laws or enforcement thereof, will not cause us to incur substantial environmental liabilities or costs.



                                                        26

     Hazardous Substances and Waste Disposal.

     We currently own or lease interests in numerous properties that have been used for many years for natural gas and crude oil production. Although the operator of such properties may have utilized operating and disposal practices that were standard in the industry at the time, hydrocarbons or other wastes may have been disposed of or released on or under the properties owned or leased by us. In addition, some of these properties have been operated by third parties over whom we had no control. The U.S. Comprehensive Environmental Response, Compensation and Liability Act ("CERCLA") and comparable state statutes impose strict, joint and several liability on owners and operators of sites and on persons who disposed of or arranged for the disposal of "hazardous substances" found at such sites. The Resource Conservation and Recovery Act ("RCRA") and comparable state statutes govern the management and disposal of wastes. Although CERCLA currently excludes petroleum from cleanup liability, many state laws affecting our operations impose clean-up liability regarding petroleum and petroleum related products. In addition, although RCRA currently classifies certain exploration and production wastes as "non-hazardous," such wastes could be reclassified as hazardous wastes thereby making such wastes subject to more stringent handling and disposal requirements. If such a change in legislation were to be enacted, it could have a significant impact on our operating costs, as well as the gas and oil industry in general.

     Oil Spills.

     Under the Federal Oil Pollution Act of 1990, as amended ("OPA"), (i) owners and operators of onshore facilities and pipelines, (ii) lessees or permittees of an area in which an offshore facility is located and (iii) owners and operators of tank vessels ("Responsible Parties") are strictly liable on a joint and several basis for removal costs and damages that result from a discharge of oil into the navigable waters of the United States. These damages include, for example, natural resource damages, real and personal property damages and economic losses. OPA limits the strict liability of Responsible Parties for removal costs and damages that result from a discharge of oil to $350 million in the case of onshore facilities, $75 million plus removal costs in the case of offshore facilities, and in the case of tank vessels, an amount based on gross tonnage of the vessel. However, these limits do not apply if the discharge was caused by gross negligence or willful misconduct, or by the violation of an applicable Federal safety, construction or operating regulation by the Responsible Party, its agent or subcontractor or in certain other circumstances.

     In addition, with respect to certain offshore facilities, OPA requires evidence of financial responsibility in an amount of up to $150 million. Tank vessels must provide such evidence in an amount based on the gross tonnage of the vessel. Failure to comply with these requirements or failure to cooperate during a spill event may subject a Responsible Party to civil or criminal enforcement actions and penalties.

     Offshore Production.

     Offshore oil and gas operations in U.S. waters are subject to regulations of the United States Department of the Interior which currently impose strict liability upon the lessee under a Federal lease for the cost of clean-up of pollution resulting from the lessee's operations, and such lessee could be subject to possible liability for pollution damages. In the event of a serious incident of pollution, the Department of the Interior may require a

                                                        27

lessee under Federal leases to suspend or cease operations in the affected areas.

     (10) Research and Development. We do not engage in any research and development activities. Since its inception, Delta has not had any customer or government-sponsored material research activities relating to the development of any new products, services or techniques, or the improvement of existing products.

     (11) Environmental Protection. Because we are engaged in acquiring, operating, exploring for and developing natural resources, we are subject to various state and local provisions regarding environmental and ecological matters. Therefore, compliance with environmental laws may necessitate significant capital outlays, may materially affect our earnings potential, and could cause material changes in our proposed business. At the present time, however, the existence of environmental law does not materially hinder nor adversely affect our business. Capital expenditures relating to environmental control facilities have not been material to the operation of Delta since its inception. In addition, we do not anticipate that such expenditures will be material during the fiscal year ending June 30, 2001.

     (12) Employees. We have five full time employees. Operators, engineers, geologists, geophysicists, landmen, pumpers, draftsmen, title attorneys and others necessary for our operations are retained on a contract or fee basis as their services are required.

(b)  DESCRIPTION OF PROPERTY

     (1)  Office Facilities.

     Our offices are located at 555 Seventeenth Street, Suite 3310, Denver, Colorado 80202. We lease approximately 4,800 square feet of office space for $7,125 per month and the lease will expire in April of 2002. We subleased approximately 2,500 square feet of our space to Bion Environmental Technologies, Inc. for $3,575 per month until May 1, 2000.

     (2)  Oil and Gas Properties.

     We own interests in oil and gas properties located primarily in California, Colorado, Oklahoma, New Mexico, North Dakota, Texas, Wyoming. Most wells from which we receive revenues are owned only partially by us. For information concerning our oil and gas production, average prices and costs, estimated oil and gas reserves and estimated future cash flows, see the tables set forth below in this section and "Notes to Financial Statements" included in this report. We did not file oil and gas reserve estimates with any federal authority or agency other than the Securities and Exchange Commission during the years ended June 30, 2000 and 1999.


     Principal Properties.

     The following is a brief description of our principal properties:

     Onshore:

     California: Sacramento Basin Area

     We have participated in three 3-D seismic survey programs located in Colusa and Yolo counties in the Sacramento Basin in California with interests

                                                        28

ranging from 12% to 15%.    These programs are operated by Slawson Exploration
Company, Inc. The program areas contain approximately 90 square miles in the aggregate upon which we have participated in the costs of collecting and processing 3-D seismic data, acquiring leases and drilling wells upon these
leases.   Interpretation of the 90 square miles of seismic information revealed approximately 25 drillable prospects. As of August 7, 2000, 20 wells have been drilled of which ten are now producing and one is awaiting completion. We expect to participate in the drilling of two additional wells during the remainder of calendar 2000. The area has adequate markets for the volumes of natural gas that are projected from the drilling activity in the area.

     Colorado.

     Denver-Julesburg Basin. We own leasehold interests in approximately 480 gross (47 net) acres and have interests in eight gross (.77 net) wells in the Denver-Julesburg Basin producing primarily from the D-Sand and J-Sand formations. No new activity is planned for this area for the next fiscal year.

     Piceance Basin. We own working interests in 13 gas wells (10.3 net), and oil and gas leases covering approximately 8,000 net acres in the Piceance Basin in Mesa and Rio Blanco counties, Colorado. We are evaluating the economics and feasibility of recompleting additional zones in many of our wells. The acreage is located in and around the Plateau and Vega Fields.

     Louisiana.

     We own 100% of the working interest as of September 29, 2000 in the West Delta Block 52 Unit, Plaquemines Parish, Louisiana. Current production net to the interests owned by Delta is approximately 230 barrels of oil equivalent per day.

     Oklahoma.

     Directly (12 wells) and through Amber (20 wells) we own non-operating working interests in 32 natural gas wells in Oklahoma. The wells range in depth from 4,500 to 15,000 feet and produce from the Red Fork, Atoka, Morrow and Springer formations. Most of our reserves are in the Red Fork/Atoka formation. The working interests range from less than 1% to 23% and average about 7% per well. Many of the wells have estimated remaining productive lives of 20 to 30 years.

     During fiscal 1999 we sold interests in 23 wells in Oklahoma for aggregate proceeds of $1,384,000.

     Wyoming.

     Moneta Hills. In 1997 we sold an 80% interest in its Moneta Hills project to KCS Energy ("KCS"), a subsidiary of KCS Mountain Resources, Inc. The Moneta Hills project presently consists of approximately 9,696 acres, six wells and a 13 mile gas gathering pipeline. Under the terms of the sale, KCS paid $450,000 to Delta for the interests acquired and agreed to drill two wells to the Fort Union formation at approximately 10,000 feet. KCS will carry Delta for a 20% back-in after payout interest in each of the two wells. The first well has been drilled and is producing.



                                                        29

     Texas.

     Austin Chalk Trend. We own leasehold interests in approximately 1,558 gross acres (1,111 net acres) and own substantially all of the working interests in three horizontal wells in the area encompassing the Austin Chalk Trend in Gonzales County and a small minority interest in one additional horizontal well in Zavala County, Texas. We are evaluating the economics and feasibility of re-entering one or more of these wells and drilling additional horizontal bores in other untapped zones.

     New Mexico.

     East Carlsbad Field.  We own interests in 11 producing wells and
associated acreage in New Mexico and Texas.   Current production net to the
interests owned by Delta is approximately 738 Mcf per day and 30 Bbls of oil per day as of June 30, 2000.

     North Dakota.

     We are in the process of completing our acquisition of a working interest in Eland, Stadium, Subdivision and Livestock fields in Stark County, North Dakota. There are a total of 20 producing wells and 5 injection wells. Current production net to the interests being acquired by Delta is approximately 340 barrels of oil equivalent per day. Delta had previusly purchased two thirds of the interests and on September 29, 2000 completed the acquisition of the remaining third.

     Offshore:

     Offshore Federal Waters: Santa Barbara, California Area

     Undeveloped Properties:

     Directly and through our subsidiary, Amber Resources Company, we own interests in five undeveloped federal units (plus one additional lease) located in federal waters offshore California near Santa Barbara.

     The Santa Barbara Channel and the offshore Santa Maria Basin are the seaward portions of geologically well-known onshore basins with over 90 years of production history. These offshore areas were first explored in the Santa Barbara Channel along the near shore three mile strip controlled by the state. New field discoveries in Pliocene and Miocene age reservoir sands led to exploration into the federally controlled waters of the Pacific Outer Continental Shelf ("POCS"). Eight POCS lease sales and subsequent drilling conducted between 1966 and 1984 have resulted in the discovery of an estimated two billion Bbls of oil and three trillion cubic feet of gas. Of these totals, some 869 million Bbls of oil and 819 billion cubic feet of gas have been produced and sold. During 1999, POCS production was approximately 150,000 Bbls of oil and 210 million cubic feet of gas per day according to the Minerals Management Service of the Department of the Interior ("MMS").

     Most of the early offshore production was from Pliocene age sandstone reservoirs. The more recent developments are from the highly fractured zones of the Miocene age Monterey Formation. The Monterey is productive in both the Santa Barbara Channel and the offshore Santa Maria Basin. It is the principal producing horizon in the Point Arguello field, the Point Pedernales field, and the Hondo and Pescado fields in the Santa Ynez Unit. Because the Monterey is capable of relatively high productive rates, the Hondo field, which has been

                                                        30

on production since late 1981, has already surpassed 190 million Bbls of production.

     California's active tectonic history over the last few million years has formed the large linear anticlinal features which trap the oil and gas.
Marine seismic surveys have been used to locate and define these structures offshore. Recent seismic surveying utilizing modern 3-D seismic technology, coupled with exploratory well data, has greatly improved knowledge of the size of reserves in fields under development and in fields for which development is planned. Currently, 11 fields are producing from 18 platforms in the Santa
Barbara Channel and offshore Santa Maria Basin.   Implementation of extended
high-angle to horizontal drilling methods is reducing the number of platforms and wells needed to develop reserves in the area. Use of these new drilling methods and seismic technologies is expected to continue to improve development economics.

     Leasing, lease administration, development and production within the Federal POCS all fall under the Code of Federal Regulations administered by the MMS. The EPA controls disposal of effluents, such as drilling fluids and produced waters. Other Federal agencies, including the Coast Guard and the Army Corps of Engineers, also have oversight on offshore construction and operations.

     The first three miles seaward of the coastline are administered by each state and are known as "State Tidelands" in California. Within the State Tidelands off Santa Barbara County, the State of California, through the State Lands Commission, regulates oil and gas leases and the installation of permanent and temporary producing facilities. Because the four units in which the Company owns interests are located in the POCS seaward of the three mile limit, leasing, drilling, and development of these units are not directly regulated by the State of California. However, to the extent that any production is transported to an on-shore facility through the state waters, the Company's pipelines (or other transportation facilities) would be subject to California state regulations. Construction and operation of any such
pipelines would require permits from the state.   Additionally, all
development plans must be consistent with the Federal Coastal Zone Management
Act ("CZMA").   In California the decision of CZMA consistency is made by the
California Coastal Commission.

     The Santa Barbara County Energy Division and the Board of Supervisors will have a significant impact on the method and timing of any offshore field development through its permitting and regulatory authority over the construction and operation of on-shore facilities. In addition, the Santa Barbara County Air Pollution Control District has authority in the federal waters off Santa Barbara County through the Federal Clean Air Act as amended in 1990.

     Each working interest owner will be required to pay its proportionate share of these costs based upon the amount of the interest that it owns. The size of our working interest in the units, other than the Rocky Point Unit,
varies from 2.492% to 15.60%.   Whiting Petroleum Corporation holds a working
interest for us as our nominee of approximately 70% in the Rocky Point Unit. This interest is expected to be reduced if the Rocky Point Unit is included in the Point Arguello Unit and developed from existing Point Arguello platforms. We may be required to farm out all or a portion of our interests in these properties to a third party if we cannot fund our share of the development costs. There can be no assurance that we can farm out our interests on acceptable terms.


                                                        31

     These units have been formally approved and are regulated by the MMS. While the Federal Government has recently attempted to expedite the process of obtaining permits and authorizations necessary to develop the properties, there can be no assurance that it will be successful in doing so. We do not act as operator of any offshore California properties and consequently will not generally control the timing of either the development of the properties or the expenditures for development unless we choose to unilaterally propose the drilling of wells under the relevant operating agreements.

     The MMS initiated the California Offshore Oil and Gas Energy Resources (COOGER) Study at the request of the local regulatory agencies of the three counties (Ventura, Santa Barbara and San Luis Obispo) affected by offshore oil and gas development. A private consulting firm completed the study under a contract with the MMS. The COOGER presents a long-term regional perspective of potential onshore constraints that should be considered when developing existing undeveloped offshore leases. COOGER projects the economically recoverable oil and gas production from offshore leases which have not yet been developed. These projections are utilized to assist in identifying a potential range of scenarios for developing these leases. These scenarios are compared to the projected infrastructural, environmental and socioeconomic baselines between 1995 and 2015.

     No specific decisions regarding levels of offshore oil and gas development or individual projects will occur in connection with the COOGER study. Information presented in the study is intended to be utilized as a reference document to provide the public, decision makers and industry with a broad overview of cumulative industry activities and key issues associated with a range of development scenarios. We have attempted to evaluate the scenarios that were studied with respect to properties located in the eastern and central subregions (which include the Sword Unit and the Gato Canyon Unit) and the results of such evaluation are set forth below:

Scenario 1 - No new development of existing offshore leases. If this scenario were ultimately to be adopted by governmental decision makers as the proper course of action for development, our offshore California properties would in all likelihood have little or no value. In this scenario we would seek to cause the Federal government to reimburse us for all money spent by us and our predecessors for leasing and other costs and for the value of the oil and gas reserves found on the leases through our exploration activities and those of our predecessors.

Scenario 2 - Development of existing leases, using existing onshore facilities as currently permitted, constructed and operated (whichever is less) without additional capacity. This scenario includes modifications to allow processing and transportation of oil and natural gas with different qualities. It is likely that the adoption of this scenario by the industry as the proper course of action for development would result in lower than anticipated costs, but would cause the subject properties to be developed over a significantly extended period of time.

Scenario 3 - Development of existing leases, using existing onshore facilities by constructing additional capacity at existing sites to handle expanded production. This scenario is currently anticipated by our management to be the most reasonable course of action although there is no assurance that this scenario will be adopted.

Scenario 4 - Development of existing leases after decommissioning and removal of some or all existing onshore facilities. This scenario includes new facilities, and perhaps new sites, to handle anticipated future production.

                                                        32

Under this scenario we would incur increased costs but revenues would be received more quickly.

     We have also evaluated our position with regard to the scenarios with respect to properties located in the northern sub-region (which includes the Lion Rock Unit and the Point Sal Unit), the results of which are as follows:

Scenario 1 - No new development of existing offshore leases. If this scenario were ultimately to be adopted by governmental decision makers as the proper course of action for development, our offshore California properties would in all likelihood have little or no value. In this scenario we would seek to cause the Federal government to reimburse us for all money spent by us and our predecessors for leasing and other costs and for the value of the oil and gas reserves found on the leases through our exploration activities and those of our predecessors.

Scenario 2 - Development of existing leases, using existing onshore facilities as currently permitted, constructed and operated (whichever is less) without additional capacity. This scenario includes modifications to allow processing and transportation of oil and natural gas with different qualities. It is likely that the adoption of this scenario by the industry as the proper course of action for development would result in lower than anticipated costs, but would cause the subject properties to be developed over a significantly extended period of time.

Scenario 3 - Development of existing leases, using existing onshore facilities by constructing additional capacity at existing sites to handle expanded production. This scenario that is currently anticipated by our management to be the most reasonable course of action although there is no assurance that this scenario will be adopted.

Scenario 4 - Development of existing offshore leases, using existing onshore facilities with additional capacity or adding new facilities to handle a relatively low rate of expanded development. This scenario is similar to #3 above but would entail increased costs for any new facilities.

Scenario 5 - Development of existing offshore leases, using existing onshore facilities with additional capacity or adding new facilities to handle a
relatively higher rate of expanded development.   Under this scenario we would
incur increased costs but revenues would be received more quickly.

     The development plans for the various units (which have been submitted to the MMS for review) currently provide for 22 wells from one platform set in a water depth of approximately 300 feet for the Gato Canyon Unit; 63 wells from one platform set in a water depth of approximately 1,100 feet for the Sword Unit; 60 wells from one platform set in a water depth of approximately 336 feet for the Point Sal Unit; and 183 wells from two platforms for the Lion
Rock Unit.   On the Lion Rock Unit, platform A would be set in a water depth of approximately 507 feet, and Platform B would be set in a water depth of approximately 484 feet. The reach of the deviated wells from each platform required to drain each unit falls within the reach limits now considered to be "state-of-the-art." The development plans for the Rocky Point Unit provide for the inclusion of the Rocky Point leases in the Point Arguello Unit upon which the Rocky Point leases would be drilled from existing Point Arguello platforms with extended reach drilling technology.

     Current Status. On October 15, 1992 the MMS directed a Suspension of Operations (SOO), effective January 1, 1993, for the POCS undeveloped leases and units, pursuant to 30 CFR 250.110. The SOO was directed for the purpose of

                                                        33

preparing what became known as the COOGER Study. Two-thirds of the cost of the Study was funded by the participating companies in lieu of the payment of rentals on the leases. Additionally, all operations were suspended on the leases during this period. On November 12, 1999, as the COOGER Study drew to a conclusion, the MMS approved requests made by the operating companies for a Suspension of Production (SOP) status for the POCS leases and units. During the period of a SOP the lease rentals resume and each operator is required to perform exploration and development activities in order to meet certain milestones set out by the MMS. Progress toward the milestones is monitored by the operator in quarterly reports submitted to the MMS. In February 2000 all operators completed and timely submitted to the MMS a preliminary "Description of the Proposed Project". This was the first milestone required under the SOP. Quarterly reports were also prepared and submitted for the last quarter of 1999, and the first and second quarters of 2000.

     In order to continue to carry out the requirements of the MMS, all operators of the units in which we own non-operating interests are currently engaged in studies and project planning to meet the next milestone leading to development of the leases. Where additional drilling is needed the operators will bring a mobile drilling unit to the POCS to further delineate the undeveloped oil and gas fields.

     Cost to Develop Offshore California Properties. The cost to develop four of the five undeveloped units (plus one lease) located offshore California, including delineation wells, environmental mitigation, development wells, fixed platforms, fixed platform facilities, pipelines and power cables, onshore facilities and platform removal over the life of the properties (assumed to be 38 years), is estimated by the partners to be in excess of $3 billion. Our share based on our current working interest of such costs over the life of the properties is estimated to be over $200 million. There will be additional costs of a currently undetermined amount to develop the Rocky Point Unit which is the fifth undeveloped unit in which we own an interest.

     To the extent that we do not have sufficient cash available to pay our share of expenses when they become payable under the respective operating agreements, it will be necessary for us to seek funding from outside sources. Likely potential sources for such funding are currently anticipated to include
(a) public and private sales of our common stock (which may result in substantial ownership dilution to existing shareholders), (b) bank debt from one or more commercial oil and gas lenders, (c) the sale of debt instruments to investors, (d) entering into farm-out arrangements with respect to one or more of our interests in the properties whereby the recipient of the farm-out would pay the full amount of our share of expenses and we would retain a carried ownership interest (which would result in a substantial diminution of our ownership interest in the farmed-out properties), (e) entering into one or more joint venture relationships with industry partners, (f) entering into financing relationships with one or more industry partners, and (g) the sale of some or all of our interests in the properties.

     It is unlikely that any one potential source of funding would be utilized exclusively. Rather, it is more likely that we will pursue a combination of different funding sources when the need arises. Regardless of the type of financing techniques that are ultimately utilized, however, it currently appears likely that because of our small size in relation to the magnitude of the capital requirements that will be associated with the development of the subject properties, we will be forced in the future to issue significant amounts of additional shares, pay significant amounts of interest on debt that presumably would be collateralized by all of our assets (including our offshore California properties), reduce our ownership interest in the

                                                        34

properties through sales of interests in the property or as the result of farmouts, industry financing arrangements or other partnership or joint venture relationships, or to enter into various transactions which will result in some combination of the foregoing. In the event that we are not able to pay our share of expenses as a working interest owner as required by the respective operating agreements, it is possible that we might lose some portion of our ownership interest in the properties under some circumstances, or that we might be subject to penalties which would result in the forfeiture of substantial revenues from the properties.

     While the costs to develop the offshore California properties in which we own an interest are anticipated to be substantial in relation to our small size, management believes that the opportunities for us to increase our asset base and ultimately improve our cash flow are also substantial in relation to our size. Although there are several factors to be considered in connection with our plans to obtain funding from outside sources as necessary to pay our proportionate share of the costs associated with developing our offshore properties (not the least of which is the possibility that prices for petroleum products could decline in the future to a point at which development of the properties is no longer economically feasible), we believe that the timing and rate of development in the future will in large part be motivated by the prices paid for petroleum products.

     To the extent that prices for petroleum products were to decline below their recent levels, it is likely that development efforts will proceed at a slower pace such that costs will be incurred over a more extended period of time. If petroleum prices remain at current levels, however, we believe that development efforts will intensify. Our ability to successfully negotiate financing to pay our share of development costs on favorable terms will be inextricably linked to the prices that are paid for petroleum products during the time period in which development is actually occurring on each of the subject properties.

     Gato Canyon Unit. We hold a 15.60% working interest (directly 8.63% and through Amber 6.97%) in the Gato Canyon Unit. This 10,100 acre unit is operated by Samedan Oil Corporation. Seven test wells have been drilled on the Gato Canyon structure. Five of these were drilled within the boundaries of the Unit and two were drilled outside the Unit boundaries in the adjacent State Tidelands. The test wells were drilled as follows: within the boundaries of the Unit; three wells were drilled by Exxon, two in 1968 and one in 1969; one well was drilled by Arco in 1985; and, one well was drilled by Samedan in 1989. Outside the boundaries of the Unit, in the State Tidelands but still on the Gato Canyon Structure, one well was drilled by Mobil in 1966 and one well was drilled by Union Oil in 1967. In April 1989, Samedan tested the P-0460 #2 which yielded a combined test flow rate of 5,160 Bbls of oil per day from six intervals in the Monterey Formation between 5,880 and 6,700 feet of drilled depth. The Monterey Formation is a highly fractured shale formation. The Monterey (which ranges from 500' to 2,900' in thickness) is the main productive and target zone in many offshore California oil fields (including our federal leases and/or units).

     The Gato Canyon field is located in the Santa Barbara Channel approximately three to five miles offshore (see Map). Water depths range from 280 feet to 600 feet in the area of the field. Oil and gas produced from the field is anticipated to be processed onshore at the existing Las Flores Canyon facility (see Map). Las Flores Canyon has been designated a "consolidated site" by Santa Barbara County and is available for use by offshore operators. Any processed oil is expected to be transported out of Santa Barbara County in the All American Pipeline (see Map). Offshore pipeline distances to access

                                                        35

the Las Flores site is approximately six miles. Delta's share of the estimated capital costs to develop the Gato Canyon field are approximately $45 million.

     The Gato Canyon Unit leases are currently held under Suspension of Production status through May 1, 2003. An updated Exploration Plan is expected to include plans to drill an additional delineation well. This well will be used to determine the final location of the development platform. Following the platform decision, a Development Plan will be prepared for submittal to the MMS and the other involved agencies. Two to three years will likely be required to process the Development Plan and receive the necessary approvals.

     Point Sal Unit. We hold a 6.83% working interest in the Point Sal Unit. This 22,772 acre unit is operated by Aera Energy LLC, a limited liability company jointly owned by Shell Oil Company and ExxonMobil Company. Four test wells were drilled within this unit. These test wells were drilled as follows: two wells were drilled by Sun Oil (now Oryx Energy), one in 1984 and one in 1985; and the other two wells were drilled by Reading & Bates, both in 1984. All four wells drilled on this unit have indicated the presence of oil and gas in the Monterey Formation. The largest of these, the Sun P-0422 #1, yielded a combined test flow rate of 3,750 Bbls of oil per day from the Monterey. The oil in the upper block has an average estimated gravity of 10 API and the oil in the subthrust block has an average estimated gravity of 15 API.

     The Point Sal field is located in the Offshore Santa Maria Basin approximately six miles seaward of the coastline (see Map). Water depths range from 300 feet to 500 feet in the area of the field. It is anticipated that oil and gas produced from the field will be processed in a new facility at an onshore site or in the existing Lompoc facility (see Map). Any processed oil would then be transported out of Santa Barbara County in either the All American Pipeline or the Tosco-Unocal Pipeline (see Map). Offshore pipeline distance is approximately six to eight miles depending on the final choice of the point of landfall. Delta's share of the estimated capital costs to develop the Point Sal unit are approximately $38 million.

     The Point Sal Unit leases are currently held under Suspension of Production status through November 1, 2002. An updated Exploration Plan is expected to include plans to drill an additional delineation well prior to preparing the Development Plan.

     Lion Rock Unit and Federal OCS Lease P-0409. We hold a 1% net profits interest (through Amber) in the Lion Rock Unit and a 24.21692% working interest (directly) in 5,693 acres in Federal OCS Lease P-0409 which is immediately adjacent to the Lion Rock Unit and contains a portion of the San Miguel Field reservoir. The Lion Rock Unit is operated by Aera Energy LLC. An aggregate of 13 test wells have been drilled on the Lion Rock Unit and OCS lease P-0409. Nine of these wells were completed and tested and indicated the
presence of oil and gas in the Monterey Formation.   The test wells were
drilled as follows: one well was drilled by Socal (now Chevron) in 1965; six wells were drilled by Phillips Petroleum, one in 1982, two in 1983, two in 1984 and one in 1985; six wells were drilled by Occidental Petroleum in Lease P-0409, three in 1983 and three in 1984. The oil has an average estimated gravity of 10.7 API.

     The Lion Rock Unit and Lease P-0409 are located in the Offshore Santa Maria Basin eight to ten miles from the coastline (see Map). Water depths range from 300 feet to 600 feet in the area of the field. It is anticipated

                                                        36

that any oil and gas produced at Lion Rock and P-0409 would be processed at a new facility in the onshore Santa Maria Basin or at the existing Lompoc facility (see Map), and would be transported out of Santa Barbara County in the All American Pipeline or the Tosco-Unocal Pipeline (see Map). Offshore pipeline distance will be eight to ten miles depending on the point of landfill. Delta's share of the estimated capital costs to develop the Lion Rock/San Miguel field is approximately $113 million.

     The Lion Rock Unit and Lease P-0409 are currently held under Suspension
of Production status through November 1, 2002.   During this SOP there will be
an interpretation of the 3D seismic survey and the preparation of an updated Plan of Development leading to production. Additional delineation wells may or may not be drilled depending on the outcome of the interpretation of the 3D survey.

     Sword Unit. We hold a 2.492% working interest (directly 1.6189% and through Amber .8731%) in the Sword Unit. This 12,240 acre unit is operated by Conoco, Inc. In aggregate, three wells have been drilled on this unit of which two wells were completed and tested in the Monterey formation with calculated flow rates of from 4,000 to 5,000 Bbls per day with an estimated average gravity of 10.6 API. The two completed test wells were drilled by Conoco, one in 1982 and the second in 1985.

     The Sword field is located in the western Santa Barbara Channel ten miles west of Point Conception and five miles south of Point Arguello's field Platform Hermosa (see Map). Water depths range from 1000 feet to 1800 feet in the area of the field. It is anticipated that the oil and gas produced from the Sword Field will likely be processed at the existing Gaviota consolidated facility and the oil would then be transported out of Santa Barbara County in the All American Pipeline (see Map). Access to the Gaviota plant is through Platform Hermosa and the existing Point Arguello Pipeline system. A pipeline proposed to be laid from a platform located in the northern area of the Sword field to Platform Hermosa would be approximately five miles in length.
Delta's share of the estimated capital costs to develop the Sword field is approximately $19 million.

     The Sword Unit leases are currently held under a Suspension of Production status through August 1, 2003. An updated Exploration Plan is expected to include plans to drill an additional delineation well.

     Rocky Point Unit. Whiting Petroleum Corporation ("Whiting") holds, as nominee for Delta, an 11.11% interest in OCS Block 451 (E/2) and 100% interest in OCS Block 452 and 453, which leases comprise the undeveloped Rocky Point
Unit.  The Rocky Point Unit is operated by Whiting.   Six test wells have been
drilled on these leases from mobile drilling units. Five were successful and one was a dry hole. OCS-P 0451 #1, drilled in 1982, was the discovery well for the Rocky Point Field. Five delineation wells were drilled on the Unit between 1982 and 1984. Rates up to 1,500 Bbls of oil per day were tested from the Monterey formation. Rates up to 3,500 Bbls of oil per day were tested from the lower Sisquoc formation which overlies the Monterey. Oil gravities at Rocky Point range from 24 to 31 API.

     Development of the Rocky Point Unit will be accomplished through extended-reach drilling from the platforms located within the adjacent Point Arguello Unit (see below). In 1987 an extended-reach well was successfully drilled to the southwestern edge of the Rocky Point field from Platform Hermosa located in the Point Arguello Unit. Since that time the technology of extended-reach drilling has dramatically advanced. The entire Rocky Point field is now within drilling distance from the Point Arguello Unit platforms.

                                                        37

     The Rocky Point Unit leases are currently held under Suspension of Production status through June 1, 2001. This Unit operator has prepared and timely submitted a Project Description for the development program to the MMS as the first milestone in the Schedule of Activities for the Unit. The operator, under the auspices of the MMS, has also made a presentation of the Project to the affected Federal, State and local agencies.

     Developed Properties:

     Point Arugello Unit. Whiting holds, as our nominee, the equivalent of a 6.07% working interest in the form of a financial arrangement termed a "net operating interest" in the Point Arguello Unit and related facilities.
Within this unit are three producing platforms (Hidalgo, Harvest and Hermosa) which are operated by Arguello, Inc., a subsidiary of Plains Petroleum. In an agreement between Whiting and Delta (see Form 8-K dated June 9, 1999) Whiting agreed to retain all of the abandonment costs associated with our interest in the Point Arguello Unit and the related facilities.

     We anticipate that we will redrill three wells during the remainder of calendar 2000 and five redrills in calendar 2001. Each redrill will cost approximately $1.71 million ($105,000 to our interest). We anticipate the redrill costs to be paid through current operations or additional financing.

--------------
map page.
--------------

Kazakhstan

     Acquisition of Exploration Licenses in Kazakhstan. During fiscal year 1999, we acquired Ambir Properties, Inc. ("Ambir") the only assets of which consisted of two licenses for exploration of approximately 1.9 million acres in the Pavlodar region of Eastern Kazakhstan. A work plan prepared by Delta was approved by the Kazakhstan government which established minimum work and spending commitments. The minimum required work and spending commitment for fiscal year 2001 is $264,000. We intend to transfer the licenses into the name of Delta and attempt to extend the time for certain commitments under the workplan. The acquisition is a high risk, frontier exploration project.
Delta does not presently have the expertise nor the resources to meet all commitments that will be required in the later years of the work plan. Delta will seek other companies in the oil and gas industry to participate in the implementation of the work plan.

     (3)   Production.

     We are not obligated to provide a fixed and determined quantity of oil
and gas in the future under existing contracts or agreements.   During the
years ended June 30, 2000, 1999 and 1998, we have not had, nor do we now have, any long-term supply or similar agreements with governments or authorities pursuant to which we acted as producer.

     The following table sets forth our average sales prices and average production costs during the periods indicated:



                                                        38

                                  Year Ended           Year Ended  Year Ended
                                   June 30,             June 30,    June 30,
                                     2000                1999        1998
                            Onshore        Offshore     Onshore     Onshore
Average sales price:
   Oil (per barrel)          $25.95          11.54       10.24       16.46
   Natural Gas (per Mcf)     $ 2.62            -          1.97        2.26
Production costs
 (per Bbl equivalent)        $ 4.94          11.02        4.37        4.02

The profitability of our oil and gas production activities is affected by the fluctuations in the sale prices of our oil and gas production. We sold 25,000 barrels per month from December 1999 to May 2000 at $8.25 per barrel and we have committed to sell 25,000 barrels per month from June 2000 to December 2000 at $14.65 under fixed price contracts with production purchases. (See "Management's Discussion and Analysis or Plan of Operation.")

     (4)   Productive Wells and Acreage.

     The table below shows, as of June 30, 2000, the approximate number of gross and net producing oil and gas wells by state and their related developed acres owned by us. Calculations include 100% of wells and acreage owned by us and by Amber. Productive wells are producing wells capable of production, including shut-in wells. Developed acreage consists of acres spaced or assignable to productive wells.


                   Oil (1)                Gas              Developed Acres
               Gross (2) Net (3)    Gross (2) Net (3)     Gross (2) Net (3)

Texas            4         1.82        0         .00        1,558     1,111
Colorado         8          .80       13       10.30        2,560     2,127
Oklahoma         0          .00       32        2.03       17,120     1,198
California:
 Onshore         0          .00       11        1.25        1,200       132
 Offshore       38         2.30        0         .00       19,740     1,197
Wyoming          0          .00        6        1.20          960       192
                --         ----       --       -----       ------     -----
                50         4.92       62       14.78       43,138     5,957
------------------------

(1) All of the wells classified as "oil" wells also produce various amounts of natural gas.

(2) A "gross well" or "gross acre" is a well or acre in which a working interest is held. The number of gross wells or acres is the total number of wells or acres in which a working interest is owned.

(3) A "net well" or "net acre" is deemed to exist when the sum of fractional ownership interests in gross wells or acres equals one. The number of net wells or net acres is the sum of the fractional working interests owned in gross wells or gross acres expressed as whole numbers and fractions thereof.


     (5)   Undeveloped Acreage.

     At June 30, 2000, we held undeveloped acreage by state as set forth below:


                                                        39

                                         Undeveloped Acres (1) (2)
Location                                    Gross          Net

California, offshore(3)                    64,905        15,837
California, onshore                           640            96
Colorado                                   10,560         7,937
Wyoming                                     9,696         1,939
Oklahoma                                    1,600           112
                                           ------        ------
                        Total              87,401        25,921

-------------------------

(1) Undeveloped acreage is considered to be those lease acres on which wells have not been drilled or completed to a point that would permit the production of commercial quantities of oil and gas, regardless of whether such acreage contains proved reserves.

(2)  Includes acreage owned by Amber.

(3)  Consists of Federal leases offshore California near Santa Barbara.

     (6)   Drilling Activity

     During the years indicated, we drilled or participated in the drilling of the following productive and nonproductive exploratory and development wells:

                            Year Ended       Year Ended          Year Ended
                          June 30, 2000    June 30, 1999       June 30, 1998
                           Gross    Net    Gross     Net       Gross     Net

Exploratory Wells(1):
Productive:
  Oil                          0     .00        0     .00          0    .000
  Gas                          0     .00        4     .44          5    .545
Nonproductive                  0     .00        7     .77          1    .113
                             ---     ---      ---    ----        ---    ----
     Total                     0     .00       11    1.21          6    .658

Development Wells(1):.
Productive:
  Oil                          3     .18        0     .00          0    .000
  Gas                          2     .25        0     .00          1    .042
Nonproductive                  0     .00        0     .00          0    .000
                             ---     ---      ---    ----        ---    ----
     Total                     5     .43        0     .00          1    .042

Total Wells(1):
Productive:
  Oil                          3     .18        0     .00          0    .000
  Gas                          2     .25        4     .44          6    .587
Nonproductive                  0     .00        7     .77          1    .113
                             ---     ---      ---    ----        ---    ----
Total Wells                    5     .43       11    1.21          7    .700

-------------------------

(1)  Does not include wells in which the Company had only a royalty interest.


                                                        40

     (7)   Present Drilling Activity

     We plan on participating in the drilling of five new wells before the end of calendar 2000.


(c)  LEGAL PROCEEDINGS

     We are not directly engaged in any material pending legal proceedings to which we or our subsidiaries are a party or to which any of our property is subject.


(d)  COMMON EQUITY SECURITIES

     (1)  Market Information.

     Delta's common stock currently trades under the symbol "DPTR" on NASDAQ. The following quotations reflect inter-dealer high and low sales prices, without retail mark-up, mark-down or commission and may not represent actual transactions.

         Quarter Ended                 High              Low

         September 30, 1998            3.19              1.63
         December 31, 1998             2.50              1.50
         March 31, 1999                3.00              1.75
         June 30, 1999                 2.75              1.75
         September 30, 1999            3.50              2.63
         December 31, 1999             2.94              1.78
         March 31, 2000                3.88              2.19
         June 30, 2000                 4.06              3.00

     On August 7, 2000, the closing price of the common stock was $6.25.


     (2)  Approximate number of holders of common stock.

     The number of holders of record of the Company's common stock at August 7, 2000 was approximately 1,000 which does not include an estimated 2,600 additional holders whose stock is held in "street name".

     (3)  Dividends.

     We have not paid dividends on our stock and does not expect to do so in the foreseeable future.




                                                        41

(e)  FINANCIAL STATEMENTS

     Financial Statements are included on Pages F-1 through F-31.
     The Table of Contents to the Financial Statements is as follows:

     Report of Independent Certified Public Accountants
         KPMG LLP                                               F-1

     Consolidated Balance Sheet as of June 30, 2000 and 1999    F-2 to F-3

     Consolidated Statements of Operations for the Years
         Ended June 30, 2000, 1999 and 1998                     F-4

     Consolidated Statements of Changes in Stockholders'
         Equity and Comprehensive Income (Loss) for the
         Years ended June 30, 2000, 1999 and 1998               F-5 to F-6

     Consolidated Statements of Cash Flows for the Years
         Ended June 30, 2000, 1999 and 1998                     F-7 to F-8

     Summary of Accounting Policies and Notes to
         Consolidated Financial Statements                      F-9 to F-27

     Report of Independent Certified Public Accountants
         KPMG LLP                                               F-28

     Whiting properties Statements of Oil and Gas Revenue
         And Direct Lease Operating Expenses                    F-29

     Notes to Whiting Properties Statements of Oil and Gas
         Revenue and Direct Lease Operating Expenses For
         Each of the Years in the Two-Year Period Ended
         June 30, 2000                                          F-29 to F-31


(f)  FINANCIAL DATA

                       SELECTED FINANCIAL INFORMATION

     The following selected financial information should be read in conjunction with the financial statements of the Company and the notes thereto included elsewhere herein.

                                  2000         1999        1998          1997         1996
                                  ----         ----        ----          ----         ----
Net Revenues                   $ 3,665,981    1,717,655    2,211,955    1,812,456    1,385,317
Income/(loss) from Operations  $(3,367,050)  (2,998,755)    (962,003)  (2,457,007)  (3,328,230)
Income/(loss) from Operations
     Per Share*                $   ($0.46)      ($0.51)      ($0.18)      ($0.49)      ($0.81)
Total Assets                   $21,057,272   11,377,132   10,349,843   10,438,373   11,515,732
Total Liabilities              $10,094,540    1,530,708      844,789    1,267,505    3,691,824
Stockholders' Equity (Deficit) $10,962,732    9,846,424    9,505,054    9,170,868    7,823,908




                                                        42

(g)  SUPPLEMENTARY FINANCIAL INFORMATION

     On July 10, 2000, we and our assignee (see below) paid $7,490,000 to Whiting Petroleum Corporation ("Whiting") under a purchase and sale agreement dated June 1, 2000 ("Purchase and Sale Agreement"). Under the Purchase and Sale Agreement, we are acquiring interests in producing wells and acreage located in the Eland and Stadium fields in Stark County, North Dakota. The July 10, 2000 payment resulted in the acquisition by us and our assignee of 67% of the ownership interest in each property to be acquired under the Purchase and Sale Agreement. A payment of $3,690,000, less net production revenues accrued from February 1, 2000, was paid on September 29, 2000 to purchase the remaining ownership interest in each property.

      As part of a financing arrangement, we agreed to assign 50% of our rights under the Purchase and Sale Agreement to Sovereign Holdings, LLC ("Sovereign"), an unaffiliated private entity. Sovereign agreed to pay 50% of the cash portion of the purchase price and assumed and agreed to perform 50% of our obligations under the Purchase and Sale Agreement on and after the assignment date. Hexagon Investments, LLC, ("Hexagon"), an affiliate of Sovereign, loaned us $3,795,000 to cover our portion of the July 10, 2000 payment for our 50% of the properties under the Purchase and Sale Agreement plus a loan origination fee. To induce Hexagon to make the loan to us, Aleron
H. Larson, Jr., our Chairman and CEO, and Roger A. Parker, our President, agreed to personally guarantee the repayment of the Hexagon loan.

                        DELTA PETROLEUM CORPORATION
                 CONDENSED PRO FORMA FINANCIAL STATEMENTS

     On July 10, 2000, Delta Petroleum Corporation ("Delta" or "the Company") effectively acquired 67% of the interests in 21 producing wells and associated acreage in North Dakota from Whiting Petroleum Corporation ("the Whiting Properties") for a purchase price of approximately $4,025,000 which consists of cash of $3,745,000 which was financed through borrowings from an unrelated entity at an interest rate of 15% per annum and 90,000 shares of the Company's common stock valued at approximately $280,000. For accounting purposes, a purchase price adjustment of approximately $871,000 for the excess of revenue over direct expenses between the contract effective date of February 1, 2000 and June 30, 2000 (the acquisition date) has been recorded. The remaining 33% ownership interests in each property can be acquired by Delta on September 29, 2000 for a payment of $1,845,000 which will be reduced by a purchase price adjustment reflecting the excess of revenue over direct operating expenses and capital costs from February 1, 2000, the contract effective date, through the closing date of September 29, 2000.

     The following unaudited condensed pro forma balance sheet assumes that the acquisition of the Whiting Properties occurred on June 30, 2000 and reflects the historical consolidated balance sheet of Delta giving pro forma effect to this transaction using the purchase method of accounting. The unaudited condensed pro forma combined balance sheet should be read in conjunction with the historical statements and related notes of the Company.

     The following unaudited condensed pro forma statement of operations for the for the year ended June 30, 2000 assumes the acquisition of the Whiting Properties occurred on July 1, 1999. No general and administrative or other indirect costs related to the Whiting Properties have been reflected in the historical results of the Whiting Properties nor have they been reflected in proforma adjustments as it is not practical to allocate such costs for the historical statements or estimate such costs for proforma purposes. The pro forma results of operations are not necessarily indicative of the results of

                                                        43

operations that would actually have been attained if the transaction had occurred as of this date. These statements should be read in conjunction with the historical financial statements and related notes of the Company and the Statements of Oil and Gas Revenue and Direct Operating Expenses of the Whiting Properties included herein.

                         DELTA PETROLEUM CORPORATION
                 Unaudited Condensed Pro Forma Balance Sheet
                            As of June 30, 2000

                                                                  Pro Forma
                                                 Delta           Adjustments           Pro Forma
                                              Historical          (Note B)               Delta
Current Assets:
  Cash                                      $    302,414                            $    302,414
  Accounts receivable                            756,109            870,802(2)         1,626,911
  Other current assets                           571,761                                 571,761
                                            ------------        -----------         ------------
      Total current assets                     1,630,284            870,802            2,501,086
                                            ------------        -----------         ------------
Property and Equipment:
  Oil and gas properties, at cost, using
    the successful efforts method
    of accounting                           20,414,206          4,025,002(1)        23,568,406
                                                                   (870,802)(2)
  Less accumulated depreciation
      and depletion                           (2,538,030)                             (2,538,030)
                                            ------------        -----------         ------------
   Net property and equipment                 17,876,176          3,154,200           21,030,376
                                            ------------        -----------         ------------
Long term assets:
  Other long term assets                       1,270,810                               1,270,810
  Deposit on purchase of oil and
     gas properties                              280,002           (280,002)(1)               -
                                            ------------        -----------         ------------
      Total long term assets                   1,550,812           (280,002)           1,270,810

                                            $ 21,057,272          3,745,000         $ 24,802,272
                                            ============        ===========         ============
Current  Liabilities:
  Accounts payable                          $  1,636,651                            $  1,636,651
  Other accrued liabilities                      213,121                                 213,121
  Current portion of long-term debt            1,765,653          3,745,000(1)         5,510,653
                                            ------------        -----------         ------------
      Total current liabilities                3,615,425          3,745,000            7,360,425
                                            ------------        -----------         ------------
Long-term debt                                 6,479,115                               6,479,115
                                            ------------        -----------         ------------
Stockholders' Equity:
  Preferred stock, $.10 par value                      -                                       -
  Common stock, $.01 par value                    84,221                                  84,221
  Additional paid-in capital                  33,746,861                              33,746,861
  Accumulated other comprehensive loss            77,059                                  77,059
  Accumulated deficit                        (22,945,409)                             (22,945,409)
                                            ------------        -----------         ------------
      Total stockholders' equity              10,962,732                  -           10,962,732
                                            ------------        -----------         ------------
Commitments
                                            $ 21,057,272          3,745,000         $ 24,802,272
                                            ============        ===========         ============

    See accompanying notes to condensed pro forma financial statements.

                                                        44

                         DELTA PETROLEUM CORPORATION
             Unaudited Condensed Pro Forma Statement of Operations
                         Year Ended June 30, 2000

                                                                                Pro Forma
                                            Delta               Whiting         Adjustments      Pro Forma
                                          Historical          Properties         (Note C)         Delta


Revenue:
  Oil and gas sales                    $  3,355,783           2,099,489                          $  5,455,272
  Gain on sale of oil
     and gas properties                      75,000                   -                                75,000
  Other revenue                             235,198                   -                               235,198
                                       ------------           ---------         -----------      ------------
    Total revenue                         3,665,981           2,099,489                   -         5,765,470

Operating expenses:
  Lease operating expenses                2,405,469             156,429                             2,561,897
  Depreciation and depletion                887,802                   -           1,179,728(1)      2,067,530
  Exploration expenses                       46,730                   -                                46,730
  General and administrative              1,777,579                   -                             1,777,579
  Stock option expense                      537,708                   -                               537,708
                                       ------------           ---------         -----------      ------------
    Total operating expenses              5,655,288             156,428           1,179,728         6,991,444

Loss from operations                     (1,989,307)          1,943,061          (1,179,728)       (1,225,974)

Other income and expenses:
  Interest expense                       (1,264,954)                  -            (561,750)(2)    (1,826,704)
  Loss on sale of securities
    available for sale                     (112,789)                  -                              (112,789)
                                       ------------           ---------         -----------      ------------
    Total other income and expenses      (1,377,743)                  -            (561,750)       (1,939,493)
                                       ------------           ---------         -----------      ------------
    Loss                               $ (3,367,050)          1,943,061          (1,741,478)     $ (3,165,467)
                                       ============           =========         ===========      ============
Basic and diluted loss per
      common share                     $      (0.46)                                             $      (0.44)
                                       ============                                              ============
Weighted average number of common
       shares outstanding                 7,271,336                                                 7,271,336
                                       ============                                              ============




See accompanying notes to condensed pro forma financial statements.





                                                        45

                  NOTES TO CONDENSED PRO FORMA
         FINANCIAL STATEMENTS JUNE 30, 2000 (UNAUDITED)

A)   BASIS OF PRESENTATION

     The accompanying unaudited condensed pro forma balance sheet assumes that the acquisition of oil and gas properties from Whiting Petroleum Corporation
referred  to  as  ("the  Whiting Properties")   occurred  on  June  30,  2000
and  reflects   the historical   consolidated  balance  sheet  of   Delta
Petroleum Corporation ("Delta") at that date giving pro forma effect to the
transaction  using  the  purchase  method  of  accounting.    The unaudited
condensed pro forma balance sheet should be read in conjunction with the historical financial statements and related notes of Delta.

     The accompanying unaudited condensed pro forma statement of operations for the year ended June 30, 2000 assumes that the acquisition of the Whiting Properties occurred as of July 1, 1999. No general and administrative or other indirect costs related to the Whiting Properties have been reflected in the historical results of the Whiting Properties nor have they been reflected in proforma adjustments as it is not practical to allocate such costs for the historical statements or estimate such costs for proforma purposes. The pro forma results of operations are not necessarily indicative of the results of operations that would actually
have  been  attained  if   the transactions  had  occurred as of this  date.
These statements should be read in conjunction with the historical financial statements and related notes of Delta and the Statements of Revenue and Direct Operating Expenses of the Whiting Properties included herein.

     B)   ACQUISITION OF WHITING PROPERTIES - BALANCE SHEET

     On July 10, 2000, Delta Petroleum Corporation ("Delta" or "the Company") effectively acquired 67% of the interests in 21 producing wells and associated acreage in North Dakota from Whiting Petroleum Corporation
("Whiting  Properties")  for   a purchase price of approximately $4,025,000
which consists of cash of $3,745,000 which was financed through borrowings from an unrelated entity at an interest rate of 15% per annum and 90,000 shares of the Company's common stock valued at approximately $280,000. For accounting purposes, a purchase price adjustment of approximately $871,000 for the excess of revenue over direct expenses between the contract effective date of February 1, 2000 and June 30, 2000 (the acquisition date) has been recorded.

     The accompanying historical balance sheet of Delta at June 30, 2000 has been adjusted to record the purchase price of the Whiting Properties as follows:

          (1) To record the assets acquired relating to the Whiting Properties and the related short term financing. The debt, due October 9, 2000, is guaranteed by two officers of the Company.

          (2)  To  record  a  purchase price adjustment  for  the excess
revenues  over  direct  expenses  between   the contract  effective date of
February 1,  2000  and  the acquisition date of June 30, 2000.



                                                        46

     C)   ACQUISITION OF WHITING PROPERTIES - STATEMENT OF
          OPERATIONS

     The  accompanying  condensed pro  forma  statement  of operations for the
year ended June 30, 2000 has been adjusted  to include   the  historical
revenue  and  direct  lease  operating expenses  of the Whiting Properties for
the year ended  June  30, 2000.   In addition, the following adjustments have
been made to the accompanying condensed pro forma statement of operations for the year ended June 30, 2000:

          (1) To adjust depletion expense to reflect the pro forma depletion rate giving effect to the acquisition of the Whiting properties.

          (2) To record interest expense for interest associated with the debt incurred in connection with the Whiting Properties at a rate of 15% per annum. A one-eighth change in interest rate would have a $4,681 annual impact on interest expense.

          (3) No income tax effects of the proforma adjustment have been reflected due to Delta's net operating loss carry forward position and income tax valuation allowance.



(h)  MANAGEMENT'S DISCUSSION AND ANALYSIS OR PLAN OF OPERATION.

     Liquidity and Capital Resources.

     At June 30, 2000, we had a working capital deficit of $1,985,141 compared to a working capital deficit of $295,635 at June 30, 1999. Our current assets include accounts receivable from related parties (including affiliated companies) of $142,582 at June 30, 2000 which is primarily for drilling costs, and lease operating expense on wells owned by the related parties and operated by us. The amounts are due on open account and are non-interest bearing. Our current liabilities include current portion of long-term debt of $1,831,469 at June 30, 2000. We borrowed these funds to acquire certain oil and gas properties in fiscal 2000.

     Our working interest share of the future estimated development costs based on estimates developed by the operating partners relating to four of our five undeveloped offshore California units is approximately $217 million. No significant amounts are expected to be incurred during fiscal 2001 and $1.0 million and $4.2 million are expected to be incurred during fiscal 2002 and 2003, respectively. There are additional, as yet undetermined, costs that we expect in connection with the development of the fifth undeveloped property in which we have an interest (Rocky Point Unit). Because the amounts required for development of these undeveloped properties are so substantial relative to our present financial resources, we may ultimately determine to farmout all or a portion of our interest. If we were to farmout our interests, our interest in the properties would be decreased substantially. In the event that we are not able to pay our share of expenses as a working interest owner as required by the respective operating agreements, it is possible that we might lose some portion of our ownership interest in the properties under some circumstances, or that we might be subject to penalties which would result in the forfeiture of substantial revenues from the properties. Alternatively, we may pursue other methods of financing, including selling equity or debt securities.
There can be no assurance that we can obtain any such financing. If we were to sell additional equity securities to finance the development of the

                                                        47

properties, the existing common shareholders' interest would be diluted significantly.

     We estimate our capital expenditures for onshore properties to be approximately $1,000,000 for the year ended June 30, 2001. However, we are not obligated to participate in future drilling programs and will not enter into future commitments to do so unless management believes we have the ability to fund such projects.

     We received the proceeds from the exercise of options to purchase shares of our common stock of $1,377,536 and $160,000 during the years ended June 30, 2000 and 1999, respectively.

     On August 20, 1998, we entered into a loan agreement with Labyrinth Enterprises, L.L.C., an unrelated entity, for $400,000. The loan bore interest at the annual rate of 10% and was collateralized by all producing oil and gas properties owned by us and was paid in full in November 1998. In addition to the principal and interest payment required, we paid a $50,000 origination fee. Our officers personally guaranteed this loan.

     On May 24, 1999, we borrowed $1,000,000 at 18% per annum from our officers under a promissory note maturing on June 1, 2001. This promissory note was identical in terms to the promissory note under which these officers borrowed the money from a private lender which they, in turn, loaned to us. On December 1, 1999, we paid the loan in full.

     On July 30, 1999, we borrowed $2,000,000 at 18% per annum from an unrelated entity maturing on August 1, 2001 which was personally guaranteed by two of our officers. The loan proceeds were used as deposit funds for the Point Arguello acquisition. We paid a 2% origination fee to the lender. In addition, as consideration for the guarantee of our indebtedness, we entered into an agreement with our officers, under which a 1% overriding royalty interest in the properties acquired with the proceeds form the loans (proportionately reduced to the interest in each property acquired) will be assigned to each of the officers. Each overriding royalty had a fair market value of approximately $125,000 which was recorded as an adjustment to the purchase price. At June 30, 2000 the principal balance was $740,462. Subsequent to year-end, the balance was paid in full.

     On November 1, 1999, we acquired interests in 11 oil and gas producing properties located in New Mexico and Texas for a cost of $2,879,850.

     Also on November 1, 1999, we borrowed the funds for the above mentioned acquisition at 18% per annum from an unrelated entity maturing on January 31, 2000, which was personally guaranteed by two of our officers. As consideration for the guarantee of our indebtedness we agreed to assign a 1% overriding royalty interest to each officer in the properties acquired with the proceeds of the loan (proportionately reduced to the interest acquired in each property). Each overriding royalty had a fair market value of approximately $37,500 which was recorded as an adjustment to the purchase price. We also paid a 1% origination fee to the lender. On December 1, 1999, we paid the loan in full.

     On December 1, 1999, we acquired a 6.07% working interest in the Point Arguello Unit, its three platforms (Hidalgo, Harvest, and Hermosa), along with a 100% interest in two and an 11.11% interest in one of the three leases within the adjacent Rocky Point Unit for $5.6 million in cash consideration and the issuance of 500,000 shares of the our common stock with an estimated fair value of $1,133,550.

                                                        48

     On December 1, 1999, we borrowed $8,000,000 at prime rate plus 1-1/2% (11% at June 30, 2000) from an unrelated entity. The loan agreement provides for a 4-1/2 year loan with additional compensation to the lender if paid after September 1, 2000. The proceeds from this loan were used to payoff existing debt and to fund the balance of the Point Arguello Unit purchase. We are required to make monthly payments equal to the greater of $150,000 or 75% of net cash flows from the acquisitions completed on November 1, 1999 and December 1, 1999. The loan is collateralized by our oil and gas properties acquired with the loan proceeds.

     On January 1, 1999 and January 4, 2000, we completed the sale of 194,444 and 175,000 shares, respectively, of our common stock in a private transaction to an unrelated entity for net proceeds for each issuance to us of $350,000.

     On July 5, 2000, we completed the sale of 258,621 shares of its restricted common stock to an unrelated entity for $750,000. A fee of $75,000 was paid and options to purchase 100,000 shares of our common stock at $2.50 per share and 100,000 shares at $3.00 per share for one year were issued to an unrelated individual and entity and as consideration for their efforts and consultation related to the transaction.

     On July 10, 2000, we paid $3,745,000 to acquire interests in producing wells and acreage located in the Eland and Stadium fields in Stark County, North Dakota. The July 10, 2000 payment resulted in the acquisition by us of 67% of the ownership interest in each property to be acquired. A payment of $1,845,000, less net production revenues accrued from February 1, 2000, is due September 29, 2000 to purchase the remaining ownership interest in each property. The $3,745,000 payment on July 10, 2000 was financed through borrowings from an unrelated entity and personally guaranteed by two of the our officers.

     On July 21, 2000, we and Swartz, an unrelated entity entered into a definitive agreement entitled "Investment Agreement" whereby the entity has given a firm commitment to allow us to issue to the entity up to a total of $20,000,000 of its common stock over three years from time to time as often as monthly in amounts based upon certain market conditions and at prices based upon market prices for our common stock at the time of issuance. As consideration the entity has received a warrant to purchase 500,000 shares of our common stock at $3.00 per share for five years and may receive additional warrants to purchase our common stock under the terms of the investment
agreement.   A warrant to purchase 150,000 shares of  the entity common stock at $3.00 per share for five years was issued to an unrelated company as consideration for its efforts and consultation related to potential financing alternatives and this transaction. Proceeds will be used for property acquisitions, debt reduction and working capital.

     We expect to raise additional capital by selling our common stock in order to fund our capital requirements for our portion of the costs of the drilling and completion of development wells on our proved undeveloped properties during the next twelve months. There is no assurance that we will be able to do so or that we will be able to do so upon terms that are acceptable. We are currently trying to establish a credit facility with a financial institution but we have not determined the amount, if any, that we could borrow against our existing properties. We will continue to explore additional sources of both short-term and long-term liquidity to fund our operations and our capital requirements for development of our properties including establishing a credit facility, sale of equity or debt securities and sale of properties. Many of the factors which may affect our future

                                                        49

operating performance and liquidity are beyond our control, including oil and natural gas prices and the availability of financing.

     After evaluation of the considerations described above, we presently believe that our cash flow from our existing producing properties, proceeds from the sale of producing properties, and other sources of funds will be adequate to fund our operating expenses and satisfy our other current liabilities over the next year or longer.

     Market risk is the potential loss arising from adverse changes in market rates and prices, such as foreign currency exchange and interest rates and
commodity prices.   We do not use financial instruments to any degree to
manage foreign currency exchange and interest rate risks and do not hold or issue financial instruments to any degree for trading purposes. We have entered into a forward sales arrangement through December 31, 2000 to mitigate the risks associated with lower crude oil prices. All of our revenue and related receivables are payable in U.S. dollars. We were subject to interest rate risk on $7,504,306 of variable rate debt obligations at June 30, 2000. The annual effect of a one percent change in interest rates would be approximately $75,000. The interest rate on these variable rate debt obligations approximates current market rates as of June 30, 2000.


     Results of Operations

     Year ended June 30, 2000 compared to year ended June 30, 1999

     Net Earnings (Loss). The Company's net loss for the year ended June 30, 2000 was $3,367,050 compared to the net loss of $2,998,759 for the year ended June 30, 1999. The losses for the years ended June 30, 2000 and 1999 were effected by the items described in detail below.

     Revenue. Total revenue for the year ended June 30, 2000 was $3,665,981 compared to $1,717,651 for the year ended June 30, 1999. Oil and gas sales for the year ended June 30, 2000 were $3,355,783 compared to $557,507 for the year ended June 30, 1999. The increase in oil and gas sales during the year ended June 30, 2000 resulted from the acquisition of eleven producing wells in New Mexico and Texas and the acquisition of an interest in the offshore California Point Arguello Unit. The increase in oil and gas sales were also impacted by the increase in oil and gas prices.

     Production volumes and average prices received for the years ended June 30, 2000 and 1999 are as follows:

                                   2000                    1999
                           Onshore     Offshore     Onshore     Offshore
Production:
     Oil (barrels)           9,620     186,989        5,574          -
     Gas (Mcf)             362,051           -      254,291          -
Average Price:
     Oil (per barrel)       $25.95      $11.54*      $10.24          -
     Gas (per Mcf)           $2.62           -        $1.97          -

     *We sold 25,000 barrels per month from December 1999 to May 2000 at $8.25 per barrel and we have committed to sell 25,000 barrels per month from June 2000 to December 2000 at $14.65 per barrel under fixed price contracts with production purchases.


                                                        50

     Lease Operating Expenses. Lease operating expenses for the year ended June 30, 2000 were $2,405,469 compared to $209,438 for the year ended June 30, 1999. On a per Bbl equivalent basis, production expenses and taxes were $4.94 for onshore properties and $11.02 for offshore properties during the year ended June 30, 2000 compared to $4.37 for onshore properties for the year ended June 30, 1999. The increase in lease operating expense compared to 1999 resulted from the acquisition of an interest in eleven new properties onshore and an interest in the offshore Point Arguello Unit near Santa Barbara, California. In general the cost per Bbl for offshore operations are higher than onshore. The offshore properties had approximately $175,000 in non capitalized workover cost included in lease operating expense.

     Depreciation and Depletion Expense. Depreciation and depletion expense for the year ended June 30, 2000 was $887,802 compared to $229,292 for the year ended June 30, 1999. On a Bbl equivalent basis, the depletion rate was $4.64 for onshore properties and $3.00 for offshore properties during the year ended June 30, 2000 compared to $4.78 for onshore properties for the year ended June 30, 1999.

     Exploration Expenses. Exploration expenses consist of geological and geophysical costs and lease rentals. Exploration expenses were $46,730 for the year ended June 30, 2000 compared to $74,670 for the year ended June 30, 1999.

     Abandonment and Impairment of Oil and Gas Properties. We recorded an expense for the abandonment and impairment of oil and gas properties for the year ended June 30, 1999 of $273,041. Our proved properties were assessed for impairment on an individual field basis and we recorded impairment provisions attributable to certain producing properties of $103,230 for the year ended
June 30, 1999.   The expense in 1999 also includes a provision for impairment of the costs associated with the Sacramento Basin of Northern California of
$169,811.   We made a determination based on drilling results that it would not be economical to develop certain prospects and as such we will not proceed
with these prospects.   There was no impairment for oil and gas properties in
fiscal 2000.

     General and Administrative Expenses. General and administrative expenses for the year ended June 30, 2000 were $1,777,579 compared to $1,506,683 for
the year ended June 30, 1999.   The increase in general and administrative
expenses compared to fiscal 1999, can be attributed to an increase in shareholder relations and professional services relating to Securities and Exchange related filings.

     Stock Option Expense. Stock option expense has been recorded for the years ended June 30, 2000 and 1999 of $537,708 and $2,080,923, respectively, for options granted to and/or re-priced for certain officers, directors, employees and consultants at option prices below the market price at the date of grant. The stock option expense for fiscal 2000 can primarily be attributed to repricing options to certain consultants that provide shareholder relations to the Company. The most significant amount of the stock option expense for fiscal 1999 can be attributed to a grant by the Incentive Plan Committee ("Committee") of options to purchase 89,686 shares of our common stock and the re-pricing of 980,477 options to purchase shares of our common stock for the two officers of the Company at a price of $.05 per
share under the Incentive Plan.   The Committee also re-priced 150,000 options
to purchase shares of our common stock to two employees at a price of $1.75 per share under the Incentive Plan. Stock option expense in fiscal 1999 of $1,985,414 was recorded based on the difference between the option price and the quoted market price on the date of grant and re-pricing of the options.

                                                        51


Year ended June 30, 1999 compared to year ended June 30, 1998

     Net Earnings (Loss). Our net loss for the year ended June 30, 1999 was $2,998,759 compared to the net loss of $962,003 for the year ended June 30, 1998. The losses for the years ended June 30, 1999 and 1998 were effected by numerous items described in detail below.

     Revenue. Total revenue for the year ended June 30, 1999 was $1,717,651 compared to $2,163,615 for the year ended June 30, 1998. Oil and gas sales for the year ended June 30, 1999 were $557,503 compared to $1,225,115 for the year ended June 30, 1998. The decrease in oil and gas sales during the year ended June 30, 1999 resulted form the sale of certain properties, which resulted in a gain of $957,147, and the decease in oil and gas prices during fiscal 1999.

     Production Volumes and average prices received for th years ended June 30, 1999 and 1998 are as follows:

                                    1999          1998
Production:
      Oil (barrels)                5,574        11,632
      Gas (Mcf)                  254,291       457,758

Average Price:
      Oil (per barrel)            $10.24        $16.46
      Gas (per Mcf)               $ 1.97        $ 2.26


     Lease Operating Expenses. Lease operating expenses for the year ended June 30, 1999 were $209,438 compared to $349,551 for the year ended June 30, 1998. On an Mcf equivalent basis, production expenses and taxes were $.73 per Mcf equivalent during the year ended June 30, 1998. The increase in lease operating costs on an equivalent basis compared to 1998 resulted primarily from the selling of lower operated properties.

     Depreciation and Depletion Expense. Depreciation and depletion expense for the year ended June 30, 1999 was $229,292 compared to $303,563 for the year ended June 30, 1998. On a Mcf equivalent basis, the depletion rate was $.80 per Mcf equivalent during the year ended June 30, 1999 compared to $.58 per Mcf equivalent for the year ended June 30, 1998. The increase in depreciation and depletion expense is a result of lower average lives on newly drilled wells.

     Exploration Expenses.   Exploration expenses consists of geological and
geophysical costs and lease rentals. Exploration expenses were $74,670 for the year ended June 30, 1999 compared to $515,383 for the year ended June 30, 1998. The exploration expenses during fiscal 1998 were abnormally high and primarily represent costs associated with our participation in the shooting of 3-D seismic on prospects in the Sacramento Basin of Northern California.

     Abandonment and Impairment of Oil nad Gas Properties. We recorded an expense for the abandonment and impairment of oil and gas properties for the year ended June 30, 1999 of $273,041 compared to $128,993 in 1998. Our proved properties were assessed for impairment on an individual field basis and we recorded impairment provisions attributable to certain producing properties of $103,230 and $128,993 for the years ended June 30, 1999 and 1998, respectively. The expense in 1999 also includes a provision for impairment of the costs associated with the Sacramento Basin of Northern California of

                                                        52

$169,811. We made a determination based on drilling results that it will not be economical to develop certain prospects and as such we will not proceed with these prospects.

      General and Administrative Expense. General and administrative expenses for the year ended June 30, 1999 were $1,506,683 compared to $1,433,461 for the year ended June 30, 1997.

     Stock Option Expense. Stock option expense has been recorded for the years ended June 30, 1999 and 1998 of $2,080,923 and $46,402, respectively, for options granted to certain officers, directors, employees and consultants at option prices below the market price at the date of grant. The most significant amount of the stock option expense for fiscal 1999 can be attributed to a grant by the Incentive Plan Committee ("Committee") of options to purchase 89,686 shares of our common stock and the repricing of 980,477 options to purchase shares of our common stock for the two officers at a price of $.05 per share under the Incentive Plan. The Committee also repriced 150,000 options to purchase shares of our common stock to tow employees at a price of $1.75 per share under the Incentive Plan. Stock option expense of $1,985,414 has been recorded based on the difference between the option price and the quoted market price on the date of grant and repricing of the options.

     Royalty to Related Party. The royalty to related party represents the $350,000 paid in 1998 pursuant to the terms of the agreement with Ogle to acquire interests in three undeveloped offshore Santa Barbara, California federal oil and gas units. On December 17, 1998, we amended our Purchase and Sale Agreement with Burdette A. Ogle ("Ogle") dated January 3, 1995. As a result of this amended agreement, at the time of each minimum annual payment we will be assigned an interest in three undeveloped offshore Santa Barbara, California, federal oil and gas units proportionate to the total $8,000,000 production payment. Accordingly, the annual $350,000 minimum payment has been recorded as an addition to undeveloped offshore California properties. In addition, pursuant to this agreement, we extended and repriced a previously issued warrant to purchase 100,000 shares of our common stock. The $60,000 fair value placed on the extension and repricing of this warrant was recorded
as an addition to undeveloped offshore California properties.   As of June 30,
1999, we have paid a total of $1,550,000 in minimum royalty payments.


     Recently Issued or Proposed Accounting Standards and Pronouncements.

     In March 2000, the Financial Accounting Standards Board ("FASB") issued FASB Interpretation No. 44 "Accounting for Certain Transactions involving Stock Compensation- and interpretation of APB Opinion No. 25 ("FIN 44"). This opinion provides guidance on the accounting for certain stock option transactions and subsequent amendments to stock option transactions. FIN 44 is effective July 1, 2000, but certain conclusions cover specific events that occur after either December 15, 1998 or January 12, 2000. To the extent that FIN 44 covers events occurring during the period from December 15, 1998 and January 12, 2000, but before July 1, 2000, the effects of applying this interpretation are to be recognized on a prospective basis. Repriced options
mentioned above may impact future periods.   The Company has not yet assessed
the impact, if any, that FIN 44 might have on its financial position or results of operations.

     In December 1999, the SEC released Staff Accounting Bulletin ("SAB") No. 101, "Revenue Recognition in Financial Statements", which provides guidance on the recognition, presentation and disclosure of revenue in financial statements filed with the SEC. Subsequently, the SEC released SAB 101B, which

                                                        53

delayed the implementations date of SAB 101 for registrants with fiscal years beginning between December 16, 1999 and March 15, 2000. The Company has not yet assessed the impact, if any, that SAB 101 might have on its financial position or results of operations.

     Statement of Financial Accounting Standards No. 133, "Accounting for Derivative Instruments and Hedging Activities" (SFAS 133), was issued in June 1998, by the Financial Accounting Standards Board. SFAS 133 establishes new accounting and reporting standards for derivative instruments and for hedging activities. This statement required an entity to establish at the inception of a hedge the method it will use for assessing the effectiveness of the hedging derivative and the measurement approach for determining the ineffective aspect of the hedge. Those methods must be consistent with the entity's approach to managing risk. SFAS 133 was amended by SFAS 137 and is effective for all fiscal quarters of fiscal years beginning after June 15, 2000. The Company has not assessed the impact, if any, that SFAS 133 will have on its financial statements.

(i)   CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS.

      Not applicable.


(j)   QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT RISK.

      See Management's Discussion and Analysis.


(k)   DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS.

      The following information with respect to Directors and Executive Officers is furnished pursuant to Item 401(a) of Regulation S-K.

       Name             Age         Positions              Period of Service

Aleron H. Larson, Jr.   55    Chairman of the Board,       May 1987
                              Chief Executive Officer,     to present
                              Secretary, Treasurer,
                              and a Director

Roger A. Parker         38    President and                May 1987
                              a Director                   to present


Terry D. Enright        51    Director                     November 1987
                                                           to Present

Jerrie F. Eckelberger   56    Director                     September 1996
                                                           to Present

Kevin K. Nanke          35    Chief Financial Officer      December 1999
                                                           to Present


     The following is biographical information as to the business experience of each current officer and director of the Company.

     Aleron H. Larson, Jr., age 55, has operated as an independent in the oil and gas industry individually and through public and private ventures since

                                                        54

1978. From July of 1990 through March 31, 1993, Mr. Larson served as the Chairman, Secretary, CEO and a Director of Underwriters Financial Group, Inc. ("UFG") (formerly Chippewa Resources Corporation), a public company then listed on the American Stock Exchange which presently owns approximately 4.97% of the outstanding equity securities of Delta. Subsequent to a change of control, Mr. Larson resigned from all positions with UFG effective March 31, 1993. Mr. Larson serves as Chairman, CEO, Secretary, Treasurer and Director of Amber Resources Company ("Amber"), a public oil and gas company which is OUR majority-owned subsidiary. He has also served, since 1983, as the President and Board Chairman of Western Petroleum Corporation, a public Colorado oil and gas company which is now inactive. Mr. Larson practiced law in Breckenridge, Colorado from 1971 until 1974. During this time he was a member of a law firm, Larson & Batchellor, engaged primarily in real estate law, land use litigation, land planning and municipal law. In 1974, he formed Larson & Larson, P.C., and was engaged primarily in areas of law relating to
securities, real estate, and oil and gas until 1978.   Mr. Larson received a
Bachelor of Arts degree in Business Administration from the University of Texas at El Paso in 1967 and a Juris Doctor degree from the University of Colorado in 1970.

     Roger A. Parker, age 38, served as the President, a Director and Chief Operating Officer of Underwriters Financial Group from July of 1990 through March 31, 1993. Mr. Parker resigned from all positions with UFG effective March 31, 1993. Mr. Parker also serves as President, Chief Operating Officer
and Director of Amber.   He also serves as a Director and Executive Vice
President of P & G Exploration, Inc., a private oil and gas company (formerly Texco Exploration, Inc.). Mr. Parker has also been the President, a Director and sole shareholder of Apex Operating Company, Inc. since its inception in 1987. He has operated as an independent in the oil and gas industry individually and through public and private ventures since 1982. He was at various times, from 1982 to 1989, a Director, Executive Vice President,
President and shareholder of Ampet, Inc.   He received a Bachelor of Science
in Mineral Land Management from the University of Colorado in 1983. He is a member of the Rocky Mountain Oil and Gas Association and the Independent Producers Association of the Mountain States (IPAMS).

     Terry D. Enright, age 51, has been in the oil and gas business since 1980. Mr. Enright was a reservoir engineer until 1981 when he became Operations Engineer and Manager for Tri-Ex Oil & Gas. In 1983, Mr. Enright founded and is President and a Director of Terrol Energy, a private, independent oil company with wells and operations primarily in the Central Kansas Uplift and D-J Basin. In 1989, he formed and became President and a Director of a related company, Enright Gas & Oil, Inc. Since then, he has been involved in the drilling of prospects for Terrol Energy, Enright Gas & Oil, Inc., and for others in Colorado, Montana and Kansas. He has also participated in brokering and buying of oil and gas leases and has been retained by others for engineering, operations, and general oil and gas
consulting work.   Mr. Enright received a B.S. in Mechanical Engineering with a minor in Business Administration from Kansas State University in Manhattan, Kansas in 1972, and did graduate work toward an MBA at Wichita State University in 1973. He is a member of the Society of Petroleum Engineers and a past member of the American Petroleum Institute and the American Society of Mechanical Engineers.

     Jerrie F. Eckelberger, age 56, is an investor, real estate developer and attorney who has practiced law in the State of Colorado for 28 years. He graduated from Northwestern University with a Bachelor of Arts degree in 1966 and received his Juris Doctor degree in 1971 from the University of Colorado School of Law. From 1972 to 1975, Mr. Eckelberger was a staff attorney with

                                                        55

the eighteenth Judicial District Attorney's Office in Colorado. From 1982 to 1992 Mr. Eckelberger was the senior partner of Eckelberger & Feldman, a law
firm with offices in Englewood, Colorado.   In 1992, Mr. Eckelberger founded
Eckelberger & Associates of which he is still the principal member. Mr. Eckelberger previously served as an officer, director and corporate counsel
for Roxborough Development Corporation.   Since March 1996, Mr. Eckelberger
has acted as President and Chief Executive Officer of 1998, Ltd., a Colorado corporation actively engaged in the development of real estate in Colorado.
He is the Managing Member of The Francis Companies, L.L.C., a Colorado limited liability company, which actively invests in real estate and has been since June, 1996. Additionally, since November, 1997, Mr. Eckelberger has served as the Managing Member of the Woods at Pole Creek, a Colorado limited liability company, specializing in real estate development.

     Kevin K. Nanke, age 35, Chief Financial Officer, joined Delta in April 1995. Since 1989, he has been involved in public and private accounting with the oil and gas industry. Mr. Nanke received a Bachelor of Arts in Accounting from the University of Northern Iowa in 1989. Prior to working with Delta, he was employed by KPMG LLP. He is a member of the Colorado Society of CPA's and the Council of Petroleum Accounting Society. Mr. Nanke is not a nominee for election as a director.

     There is no family relationship among or between any of officers and/or the directors.

     Messrs. Enright and Eckelberger serve as the Audit Committee and as the Compensation Committee. Messrs. Enright and Eckelberger also constitute our Incentive Plan Committee for the Delta 1993 Incentive Plan.

     All directors will hold office until the next annual meeting of shareholders.

     All of our officers will hold office until the next annual directors' meeting of the Company. There is no arrangement or understanding among or between any such officer or any person pursuant to which such officer is to be selected as an officer of the Company.



                                                        56

     (l)  Executive Compensation


                          EXECUTIVE COMPENSATION
                        SUMMARY COMPENSATION TABLE
                           ANNUAL COMPENSATION
                                                              LONG TERM
                                                              COMPENSATION
                              ANNUAL COMPENSATION             AWARDS
                                                              SECURITIES
                                                              UNDERLYING
NAME AND                                                      OPTIONS/       ALL OTHER
PRINCIPAL POSITION         PERIOD      SALARY(1)   BONUS      SARS(#)      COMPENSATION($)

Aleron H. Larson, Jr.
Chairman, CEO, Secretary,  Year Ended
Treasurer and Director     6/30/00     $198,000    $ 75,000     100,000(2)        -0-
                           Year Ended
                           6/30/99      198,000     105,000     559,500(3)        -0-
                           Year Ended
                           6/30/98      198,000      -0-        275,000(5)        -0-


Roger A. Parker
President, Chief
Operating                  Year Ended
Officer and Director       6/30/00      $198,000    $ 75,000     100,000(2)        -0-
                           Year Ended
                           6/30/99       198,000     105,000     510,663(4)        -0-
                           Year Ended
                           6/30/98       198,000      -0-        253,427(5)        -0-

Kevin K. Nanke             Year Ended
Chief Financial Officer    6/30/00      $105,417    $ 15,000     100,000(6)        -0-

---------------------------------

(1)  Includes reimbursement of certain expenses.

(2) Option to purchase 100,000 shares of common stock at $1.75 per share until November 5, 2009.

(3)  Represents all options held by individual at June 30, 1999.   Includes
459,500 previously granted options and 100,000 options granted during fiscal 1999 for which the exercise price was repriced during fiscal 1999 to $0.05 per share and the expiration date extended to 9/01/08 for 459,500 options and to 12/01/08 for 100,000 options.

(4) Represents all options held by individual at June 30, 1999. Includes 320,977 previously granted options and 100,000 options granted during fiscal 1999 for which the exercise price was repriced during fiscal 1999 to $0.05 per share and the expiration date extended to 9/01/08 for 320,977 options and to 12/01/08 for 100,000 options. Also includes a grant of options to purchase 89,686 shares of common stock at $0.05 per share until 5/20/09.


                                                        57

(5) Previously granted options: exercise price repriced from $3.25 to $1.66 and expiration date extended until December 8, 2007 during fiscal year 1998 and repriced again in 1999 as described in Notes 2 and 3 above. These options are included in the options described in Notes 2 and 3 above.


(6) Represents option to purchase 75,000 shares of common stock at $1.75 per share until November 5, 2009 and option to purchase 25,000 shares of common stock at $.01 per share until December 31, 2009.

                                  OPTION/SAR GRANTS IN LAST FISCAL YEAR
                                           INDIVIDUAL GRANTS
                                       PERCENT
                        NUMBER OF      OF TOTAL
                       SECURITIES     OPTIONS/SAR'S              MARKET
                       UNDERLYING     GRANTED TO     EXERCISE    PRICE ON
                      OPTIONS/SAR's   EMPLOYEES      OR BASE     DATE OF     EXPIRATION
NAME                   GRANTED      IN FISCAL YEAR  PRICE($/sh)  GRANT($/sh)   DATE

Aleron H. Larson, Jr.  100,000         28.57%          $1.75      $1.75        11/05/09


Roger A. Parker        100,000         28.57%          $1.75      $1.75        11/05/09

Kevin K. Nanke          75,000         21.43%          $1.75      $1.75        11/05/09
                        25,000          7.14%            .01        .01        12/31/09




              AGGREGATED OPTIONS/EXERCISES IN LAST FISCAL YEAR
                             AND FY-END OPTION/VALUES
                                                       NUMBER OF
                                                      SECURITIES         VALUE OF
                                                      UNDERLYING        UNEXERCISED
                                                      UNEXERCISED       IN-THE-MONEY
                                                        OPTIONS           OPTIONS
                          SHARES                          AT                AT
                         ACQUIRED                    JUNE 30, 2000(#)  JUNE 30, 2000 ($)
                            ON           REALIZED      EXERCISABLE/     EXERCISABLE/
NAME                    EXERCISE (#)       $          UNEXERCISABLE     UNEXERCISABLE

Aleron  H. Larson, Jr.     40,000         $101,120      619,500/0        $2,233,660/0
CEO

Roger A. Parker           260,427          513,501      350,336/0        $1,188,915/0
President

Kevin K. Nanke             25,000           53,750      298,900/0           718,102/0
Chief Financial Officer


                                                                 58


     Compensation of Directors.

     As a result of elections made by non-employee directors under the formulas provided in our 1993 Incentive Plan, as amended, we granted options to non-employee directors as follows:

                                Number        Exercise       Expiration
    Director                  Of Options       Price            Date

Terry  D. Enright               10,000          $1.30        1/20/2010
Jerrie  F. Eckelberger          10,000           1.30        1/20/2010

     In addition, the outside non-employee directors are each paid $500.00 per month. Jerrie F. Eckelberger and Terry D. Enright were each paid $6,000 during the year ended June 30, 2000.


     Employment Contracts and Termination of Employment and Change-in-Control Agreement.

     On April 10, 1998, our Compensation Committee authorized us enter into employment agreements with our Chairman and President which employment agreements replaced and superseded the prior employment agreements with these persons. Under the employment agreements our Chairman and President each receive a salary of $198,000 per year. Their employment agreements have five-year terms and include provisions for cars, parking and health insurance. Terms of their employment agreements also provide that the employees may be terminated for cause but that in the event of termination without cause or in the event we have a change in control, as defined in our 1993 Incentive Plan, then the employees will continue to receive the compensation provided for in the employment agreements for the remaining terms of the employment agreements. Also in the event of a change of control and irrespective of any resulting termination, we will immediately cause all of each employee's then outstanding unexercised options to be exercised by us on behalf of the employee and we will pay the employee's federal, state and local taxes applicable to the exercise of the options and warrants.

     Report on Repricing of Options.

     Our Compensation Committee/Incentive Plan Committee reported that options to purchase shares which were previously awarded under our Incentive Plan were repriced in prior years as indicated in the accompanying tables and footnotes thereto in this section. Options for other employees were also repriced coincident with the repricing of options for the named executive officers. Options were repriced to provide additional incentive to officers and employees to continue to improve our performance and value and as a reward for past employee contributions and in connection with a certain loan and personal guarantees by our officers. See "Certain Relationships and Related Transactions".

     Retirement Savings Plan.

     During 1997 we began sponsoring a qualified tax deferred savings plan in the form of a Savings Incentive Match Plan for Employees ("SIMPLE") IRA plan available to companies with fewer than 100 employees. Under the SIMPLE IRA plan, our employees may make annual salary reduction contributions of up to three percent (3%) of an employee's base salary up to a maximum of $6,000 (adjusted for inflation) on a pre-tax basis. We will make matching

                                                        59

contributions on behalf of employees who meet certain eligibility requirements. During the fiscal year ended June 30, 2000, we contributed $17,565 under the Plan.

           REPORT OF THE COMPENSATION AND INCENTIVE PLAN COMMITTEES
                        REGARDING COMPENSATION ISSUES

     The objective of our Compensation Committee is to design our executive compensation program to enable us to attract, retain and motivate executive personnel deemed necessary to maximize return to shareholders. The fundamental concept of the program is to align the amount of an executive's total compensation with his contribution to our success in creating shareholder value.

     In furtherance of this objective, the Compensation Committee has determined that the program should have the following components:

     Base Salaries: Our Committee believes that we should offer competitive base salaries to enable us to attract, motivate and retain capable executives. Our Committee has in the past determined levels of the base compensation using published compensation surveys and other information for energy and similar sized companies. Our Committee may or may not use such surveys or other information to determine levels of base compensation in the future.

     Long-Term Incentives: Our Committee believes that long-term compensation should comprise a substantial portion of each executive officer's total compensation. Long-term compensation provides incentives that encourage our executive officers to own and hold our stock and tie their long-term economic interests directly to those of our shareholders. Long-term compensation can be provided in the form of restricted stock or stock options or other grants under our 1993 Incentive Plan, as amended.

     With specific reference to our officers, our Committee attempts to exercise great latitude in setting salary and bonus levels and granting stock options. Philosophically, our Committee attempts to relate executive compensation to those variables over which the individual executive generally has control. These officers have the primary responsibility for improving shareholder value for us.

     Our Committee believes that its objective of linking executive compensation to corporate performance results in alignment of compensation with corporate goals and shareholder interest. When performance goals are met or exceeded, shareholder value is increased and executives are rewarded commensurately. Corporate performance includes circumstances that will result in long-term increases in shareholder value notwithstanding that such circumstances may not be reflected in the immediate increase in our profits or share price. It is our Committee's objective to emphasize and promote long-term growth of shareholder value over short-term, quarter to quarter performance whenever these two concepts are in conflict. Our Committee believes that compensation levels during 2000 adequately reflect our compensation goals and policies.

     In 1993, the Internal Revenue Code was amended to add section 162(m), which generally disallows a tax deduction for compensation paid to senior executive officers in excess of $1 million per person in any year. Excluded from the $1 million limitation is compensation which meets pre-established performance criteria or results from the exercise of stock options which meet certain criteria. While we generally intend to qualify payment of compensation under section 162(m), we reserve the right to pay

                                                        60

compensation to our executives from time to time that may not be tax deductible.


                        REPORT OF THE AUDIT COMMITTEE

     The Audit Committee is composed of our two non-employee directors,  Terry
D. Enright and Jerrie F. Eckelberger. Its primary function is to assist our Board of Directors in fulfilling its oversight responsibilities with respect to (i) the annual financial information to be provided to shareholers and the Securities and Exchange Commission; (ii) the system of internal controls that management has established; and (iii) the audit process. In addition, the Audit Committee provides an avenue of communciation between the independent accountants, financial management and the board.

     Our Audit Committee reports that it has discharged each of its specific duties as are enumerated in our Audit Committee Charter. Our Audit Committee Charter was approved and adopted by our Board of Directors on May 23, 2000. The Audit Committee has recommended the appointment of KPMG LLP as our independent auditor for the fiscal year 2001 and recommended to our Board of Directors that the financial statements prepared for our fiscal year 2000 be included in our Annual Report on Form 10-KSB.


           COMPLIANCE WITH SECTION 16(A) OF THE SECURITIES EXCHANGE
                                ACT OF 1934

     Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our executive officers, directors and persons who beneficially own more than ten percent (10%) of a registered class of our equity securities, to file initial reports of securities ownership of the Company and reports of changes in ownership of our equity securities of the Company with the Securities and Exchange Commission ("SEC"). Such persons also are required by SEC regulation to furnish us with copies of all Section 16(a) forms they file.

     To our knowledge, during the fiscal year ended June 30, 1999, our officers and directors complied with all applicable Section 16(a) filing requirements. These statements are based solely on a review of the copies of such reports furnished to us by our officers and directors and their written representations that such reports accurately reflect all reportable transactions.

(m)  SECURITY OWNERSHIP OF CERTAIN BENEFICIAL SHAREHOLDERS AND MANAGEMENT

     A. Security Ownership of Certain Beneficial Owners:

        The following table presents information concerning persons known by us to own beneficially 5% or more of our issued and outstanding voting securities at August 7, 2000.



                                                        61

                    Name and Address         Amount and Nature
                    of Beneficial            of Beneficial        Percent
Title of Class (1)  Owner                    Ownership            of Class (2)

Common stock        Aleron H. Larson, Jr.    1,462,244 shares(3)   14.80%
(includes options   555 17th St., #3310
for common stock    Denver, CO 80202
and common stock
of others voted
under voting
agreements)

Common stock        Roger A. Parker          1,414,144 shares(4)   14.76%
(includes options   555 17th St., #3310
for common stock    Denver, CO 80202
and common stock
of others voted
under voting
agreements)

Common stock        Aleron H. Larson, Jr.    2,396,444 shares(5)    22.89%
(includes options   & Roger A. Parker
for common stock    (as a group)
and common stock    555 17th St., #3310
of others voted     Denver, CO 80202
under voting
agreements)

Common stock        Burdette A. Ogle           761,891 shares(6)     8.38%
(includes options   1224 Coast Village Rd, #24
for common stock)   Santa Barbara, CA 93108

Common stock        Bank Leu AG                686,621 shares(7)     7.64%
                    Bahnhofstrasse 32
                    8022 Switzerland

Common stock        Evergreen Resources, Inc   526,394 shares        5.86%
                    1401 17th Street
                    Suite 1200
                    Denver, CO 80202

Options for         GlobeMedia AG              550,000 shares(8)     5.80%
common stock        Immanuel Hohlbauch
                    Strasse 41
                    Goppingen/Germany

Options for         Swartz Private Equity      500,000 shares(9)     5.27%
common stock        200 Roswell Summit, #285
                    1080 Holcomb Bridge Rd
                    Roswell, GA 30076

------------------------

(1) We have an authorized capital of 300,000,000 shares of $.01 par value common stock of which 8,989,125 shares were issued and outstanding as of August 7, 2000. We also have an authorized capital of 3,000,000 shares of $.10 par value preferred stock of which no shares were outstanding at August 7, 2000.


                                                        62

(2) The percentage set forth after the shares listed for each beneficial owner is based upon total shares of common stock outstanding at August 7, 2000 of 8,989,125. The percentage set forth after each beneficial owner is calculated as if any warrants and/or options owned had been exercised by such beneficial owner and as if no other warrants and/or options owned by any other beneficial owner had been exercised. Warrants and options are aggregated without regard to the class of warrant or option.

(3) Includes 81,800 shares owned by Mr. Larson's wife and 4,000 shares owned by his children (85,800 in aggregate); and 489,500 options to purchase 489,500 shares of common stock at $0.05 per share until September 1, 2008 for 389,500 of the options and until December 10, 2008 for 100,000 of these options. Also includes options to purchase 100,000 shares of common stock at $1.75 per share until November 5, 2009 and options to purchase 100,000 shares of common stock at $3.75 per share until July 14, 2010. Also includes 446,733 shares owned by Underwriters Financial Group, Inc. and 33,211 shares owned by the previous shareholders of Ambir Properties, Inc. for which Mr. Larson has shared voting power with Mr. Parker but for which he has no investment power. The duration of the voting agreements affecting the aforementioned shares voted by Messrs. Larson and Parker (unless the shares are sold to non-affiliates) are until December 31, 2002.

(4) Includes 344,514 shares owned by Mr. Parker directly and 189,686 options to purchase 189,686 shares of common stock at $0.05 per share (until December 10, 2008 for 100,000 of these options and until May 20, 2009 for 89,686 of these options). Also includes options to purchase 100,000 shares of common stock at $1.75 until November 5, 2009 and options to purchase 100,000 shares of common stock at $3.75 per share until July 14, 2010. Also includes 446,733 shares owned by Underwriters Financial Group, Inc. and 33,211 shares owned by the previous shareholders of Ambir Properties, Inc. for which Mr. Parker has shared voting power with Mr. Larson but for which he has no investment power. The duration of the voting agreements affecting the aforementioned shares voted by Messrs. Larson and Parker (unless the shares are sold to non-affiliates) are until December 31, 2002.

(5)  Includes all warrants, options and shares referenced in footnotes (3) and
(4) above as if all warrants and options were exercised and as if all resulting shares, including shares covered by the above referenced voting agreements, were voted as a group.

(6) Includes 635,264 shares owned by Mr. Ogle directly, 26,627 shares owned beneficially by Sunnyside Production Company, and warrants to purchase 100,000 shares of common stock at $3.00 per share until August 31, 2004, with a call provision whereby we may repurchase any unexercised warrants for an aggregate sum of $1,000 after our stock has traded for $6.00 per share or greater for 30 consecutive trading days.

(7) Shares are held by Bank Leu AG as nominee for various beneficial owners, none of which owns beneficially greater than 5% of our stock. Bank Leu AG holds record title only and does not have voting or investment power for the shares.

(8) Consists of 50,000 shares owned directly by GlobeMedia AG; options to purchase 200,000 shares of common stock at $2.50 per share until April 10, 2002; options in the name of Pegasus Finance Limited, an affiliate of GlobeMedia AG, to purchase common stock for periods beginning with the effective date of a registration statement covering the common shares underlying the options as follows: 100,000 shares at $2.50 per share for one

                                                        63

year; 100,000 shares at $3.00 per share for one year; 100,000 shares at $6.00 per share for one year.

(9) Consists of warrants to purchase 500,000 shares of common stock at $3.00 until May 31, 2005.


     B.  Security Ownership of Management:

                                          Amount and Nature
 Title of      Name of Beneficial           of Beneficial       Percent
 Class (1)           Owner                    Ownership        of Class(2)

Common stock   Aleron H. Larson, Jr.     1,462,244 shares(3)     14.80%
Common stock   Roger A. Parker           1,414,144 shares(4)     14.76%
Common stock   Kevin K. Nanke              448,900 shares(5)      4.77%
Common stock   Terry D. Enright             25,000 shares(6)      0.28%
Common stock   Jerrie F. Eckelberger        18,125 shares(7)      0.20%
Common stock   Officers and Directors    2,888,469 shares(8)     26.41%
               as a Group (5 persons)

------------------------
(1) See Note (1) to preceding table; includes options and common stock of others voted under voting agreements.

(2)  See Note (2) to preceding table.

(3)  See Note (3) to preceding table.

(4)  See Note (4) to preceding table.

(5) Consists of 25,000 shares of common stock owned directly by Mr. Nanke; options to purchase 98,900 shares of common stock at $1.125 per share until September 1, 2008; options to purchase 25,000 shares of common stock at $1.5625 per share until December 12, 2008; options to purchase 100,000 shares of common stock at $1.75 per share until May 12, 2009; options to purchase 75,000 shares of common stock at $1.75 per share until November 5, 2009; and options to purchase 125,000 shares of common stock at $3.75 per share until July 14, 2010.

(6) Includes 10,000 Class I warrants to purchase shares of common stock at $3.50 per share until June 9, 2003; 7,500 options to purchase shares of common stock at $3.30 per share until November 11, 2006; and 7,500 options to purchase shares of common stock at $3.15 per share until December 31, 2006.

(7) Includes 1,875 options to purchase shares of common stock at $2.98 per share until December 31, 2006, 7,500 options to purchase shares of common stock at $1.88 per share until December 31, 2007 and 8,750 options to purchase shares of common stock at $1.36 per share until August 30, 2009.

(8) Includes 446,733 shares owned by UFG and 33,211 shares owned by the previous shareholders of Ambir Properties, Inc. as of August 7, 2000 which are voted by Messrs. Larson and Parker under voting agreements described in footnotes (3) and (4) above and includes all warrants and options referenced in footnotes (3), (4), (5) and (6) above.




                                                        64

(n)  CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS.

     (1) Effective October 28, 1992, we entered into a five year consulting agreement with Burdette A. Ogle and Ronald Heck which provides for an aggregate fee to the two of them of $10,000 per month. We agreed to extend this agreement for one year during the 1998 fiscal year and, subsequent to June 30, 1998, agreed to extend it through December 1, 1999. Subsequent to December 1, 1999 we have retained Messrs Ogle and Heck on a month to month basis at the same monthly rate. At August 7, 2000, Messrs. Ogle and Heck own beneficially 8.38% and 2.78%, respectively, of our outstanding common stock. To our best knowledge and belief, the consulting fee paid to Messrs. Ogle and Heck is comparable to those fees charged by Messrs. Ogle and Heck to other companies owning interests in properties offshore California for consulting services rendered to those other companies with respect to their own offshore California interests. It is our understanding that, in the aggregate, Mr. Ogle represents, as a consultant, a significant percentage of all of the ownership interests in the various properties that are located in the same general vicinity of our offshore California properties. Mr. Ogle also consults with and advises us relative to properties in areas other than offshore California, relative to potential property acquisitions and with respect to our general oil and gas business. It is our opinion that the fees paid to Messrs. Ogle and Heck for the services rendered are comparable to fees that would be charged by similarly qualified non-affiliated persons for similar services.

     (2) Effective February 24, 1994, at the time Ogle was the owner of 21.44% of our stock, he granted us an option to acquire working interests in three undeveloped offshore Santa Barbara, California, federal oil and gas units. In August 1994, we issued a warrant to Ogle to purchase 100,000 shares of our common stock for five years at a price of $8 per share in consideration of the agreement by Ogle to extend the expiration date of the option to January 3, 1995. On January 3, 1995, we exercised the option from Ogle to acquire the working interests in three proved undeveloped offshore Santa Barbara, California, federal oil and gas units. The purchase price of $8,000,000 is represented by a production payment reserved in the documents of Assignment and Conveyance and will be paid out of three percent (3%) of the oil and gas production from the working interests with a requirement for minimum annual payments. We paid Ogle $1,550,000 through fiscal 1999 and are to continue to pay a minimum of $350,000 annually until the earlier of: 1) when the production payments accumulate to the $8,000,000 purchase price; 2) when 80% of the ultimate reserves of any lease have been produced; or 3) 30 years from the date of the conveyance. Under the terms of the agreement, we may reassign the working interests to Ogle upon notice of not more than 14 months nor less than 12 months, thereby releasing us of any further obligations to Ogle after the reassignment.

     On December 17, 1998, we amended our Purchase and Sale Agreement with Ogle dated January 3, 1995. As a result of this amended agreement, at the time of each minimum annual payment we will be assigned an interest in the three undeveloped offshore Santa Barbara, California, federal oil and gas units proportionate to the total $8,000,000 production payment. Accordingly, the annual $350,000 minimum payment is recorded as an addition to undeveloped offshore California properties. In addition, pursuant to this agreement, we extended and repriced the previously issued warrant to purchase 100,000 shares of our common stock. Prior to fiscal 1999, the minimum royalty payment was expensed in accordance with the purchase and sale agreement with Ogle dated January 3, 1995. As of June 30, 2000, we have paid a total of $1,900,000 in minimum royalty payments.


                                                        65

     The terms of the original transaction and the amendment with Mr. Ogle were arrived at through arms-length negotiations initiated by our management. We are of the opinion that the transaction is on terms no less favorable to us than those which could have been obtained from non-affiliated parties. No independent determination of the fairness and reasonableness of the terms of the transaction was made by any outside person.

     (3) Our Board of Directors has granted our officers the right to participate on a non-promoted basis in up to a five percent (5%) working interest in any well drilled, re-entered, completed or recompleted by us on our acreage (provided that any well to be re-entered or recompleted is not then producing economic quantities of hydrocarbons). Prior to commencement of the work on any such well, Messrs. Larson and Parker are required to pay us the unpromoted cost thereof as estimated by our consulting engineers.

     (4) On April 10, 1998, our Compensation Committee authorized us to enter into employment agreements with our Chairman and President, which employment agreements replaced and superseded the prior employment agreements with such persons. The employment agreements have five year terms and include provisions for cars, parking and health insurance. Terms of the employment agreements also provide that the employees may be terminated for cause but that in the event of termination without cause or in the event we have a change in control, as defined in our 1993 Incentive Plan, as amended, then the employees will continue to receive the compensation provided for in the employment agreements for the remaining terms of the employment agreements. Also in the event of a change of control and irrespective of any resulting termination, we will immediately cause all of each employee's then outstanding unexercised options to be exercised by us on behalf of the employee with us paying the employee's federal, state and local taxes applicable to the exercise of the options and warrants.

     (5) On January 6, 1999, we and our Compensation Committee authorized our officers to purchase shares of the securities of another company, Bion Environmental Technologies, Inc. ("Bion"), which were held by us as "securities available for sale", at the market closing price on that date not to exceed $105,000 per officer. Our Chairman, Aleron H. Larson, Jr., purchased 29,900 shares of Bion from us for $89,032.

     (6) On January 3, 2000, we and our Compensation Committee authorized our officers to purchase shares of Bion which were held by us as "securities available for sale" at the market closing price on that day. On that date, our officers purchased 47,250 shares for $237,668.

     (7) Our officers, Aleron H. Larson, Jr., Chairman and CEO, and Roger A. Parker, President, loaned us $1,000,000 to make our June 8, 1999 payment to Whiting Petroleum Corporation ("Whiting") required under our agreement with Whiting, also dated June 8, 1999 to acquire Whiting's interests in the Point Arguello Unit and the adjacent Rocky Point Unit. In connection with this loan, Mr. Parker was issued options under our 1993 Incentive Plan, as amended, to purchase 89,868 shares at $.05 per share and the exercise prices of the existing options of Messrs. Parker and Larson were reduced to $.05 per share. (See Form 8-K/A dated June 9, 1999.)

     (8) On July 30, 1999, we borrowed $2,000,000 from an unrelated entity which was personally guaranteed by Aleron H. Larson, Jr., Chairman and CEO and
Roger A. Parker, President.   The proceeds were applied to the acquisition of
Whiting's interests in the Point Arguello Unit and adjacent Rocky Point Unit. As consideration for the guarantee of our indebtedness we agreed to assign a 1% overriding royalty interest to each officer in the properties acquired with

                                                        66

the proceeds of the loan (proportionately reduced to the interest we acquired in each property). (See Form 8-K dated August 25, 1999.)

     (9) On November 1, 1999 we borrowed approximately $2,800,000 from an unrelated entity which was personally guaranteed by Aleron H. Larson, Jr., Chairman and CEO and Roger A. Parker, President. The loan proceeds were used to purchase eleven producing wells and associated acreage in New Mexico and Texas. As consideration for the guarantee of our indebtedness we agreed to assign a 1% overriding royalty interest to each officer in the properties acquired with the proceeds of the loan (proportionately reduced to the interest we acquired in each property). (See Form 8-K dated November 1, 1999.)

     (10) On December 1, 1999, our Incentive Plan Committee granted Kevin K. Nanke, our Chief Financial Officer, 25,000 options to purchase our common stock at $.01 per share.

     (11) We operate wells in which our officers or employees or companies affiliated with one of them own working interests. At June 30, 2000 we had $129,730 of net receivables from these related parties (including affiliated companies) primarily for drilling costs and lease operating expenses on wells operated by us.

     (12) On July 10, 2000, we borrowed $3,795,000 from an unrelated entity which was personally guaranteed by Aleron H. Larson, Jr., Chairman and CEO, and Roger A. Parker, President. The loan proceeds were used by us to purchase interests in producing wells and acreage in the Eland and Stadium fields in Stark County, North Dakota. As consideration for the guarantee of our indebtedness we agreed to issue 300,000 options to each of Messrs. Larson and Parker to purchase our common stock for $3.75 per share until July 14, 2010.


COMMISSION POSITION ON INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling the registrant pursuant to the foregoing provisions, the registrant has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is therefore unenforceable.









                                                        67

                            PART II

            INFORMATION NOT REQUIRED IN PROSPECTUS


OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

     The expenses of the Offering are estimated as follows:


          Attorneys Fees                        $ 25,000
          Accountants Fees                      $  5,000
          Registration Fees                     $ 15,431
          Printing                              $      0
          Advertising                           $      0
          Other Expenses                        $      0
                                                --------
                          TOTAL                 $ 45,431
                                                ========


INDEMNIFICATION OF DIRECTORS AND OFFICERS

     The Colorado Business Corporation Act (the "Act") provides that a Colorado corporation may indemnify a person made a party to a proceeding because the person is or was a director against liability incurred in the proceeding if (a) the person conducted himself or herself in good faith, and
(b) the person reasonably believed: (i) in the case of conduct in an official capacity with the corporation, that his or her conduct was in the corporation's best interests; and (ii) in all other cases, that his or her conduct was at least not opposed to the corporation's best interests; and
(iii) in the case of any criminal proceeding, the person had no reasonable cause to believe his or her conduct was unlawful. The termination of a proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent is not, of itself, determinative that the director did not meet the standard of conduct described in the Act. The Act also provides that a Colorado corporation is not permitted to indemnify a director (a) in connection with a proceeding by or in the right of the corporation in which the director was adjudged liable to the corporation; or
(b) in connection with any other proceeding charging that the director derived an improper personal benefit, whether or not involving action in an official capacity, in which proceeding the director was adjudged liable on the basis that he or she derived an improper personal benefit. Indemnification permitted under the Act in connection with a proceeding by or in the right of the corporation is limited to reasonable expenses incurred in connection with the proceeding.

     Article X of the Company's Articles of Incorporation provides as follows:

                          "ARTICLE X"
                       INDEMNIFICATION

      The corporation may:

     (A) Indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending, or completed action, suit, or proceeding, whether civil, criminal, administrative, or investigative (other than an action by or in the right of the corporation), by reason of the fact that he is or was a director, officer, employee, or agent of the corporation

                                                        68

or is or was serving at the request of the corporation as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust, or other enterprise, against expenses (including attorneys' fees), judgments, fines, and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit, or proceeding, if he acted in good faith and in a manner he reasonably believed to be in the best interest of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit, or proceeding by judgment, order, settlement, or conviction or upon a plea of nolo contendere or its equivalent shall not of itself create a presumption that the person did not act in good faith and in a manner which he reasonably believed to be in the best interest of the corporation and, with respect to any criminal action or proceeding, had reasonable cause to believe his conduct was unlawful.

     (B) The corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending, or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee, or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys' fees) actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in the best interest of the corporation; but no indemnification shall be made in respect of any claim, issue, or matter as to which such person has been adjudged to be liable for negligence or misconduct in the performance of his duty to the corporation unless and only to the extent that the court in which such action or suit was brought determines upon application that, despite the adjudication of liability, but in view of all circumstances of the case, such person is fairly and reasonably entitled to indemnification for such expenses which such court deems proper.

     (C) To the extent that a director, officer, employee, or agent of a corporation has been successful on the merits in defense of any action, suit, or proceeding referred to in (A) or (B) of this Article X or in defense of any claim, issue, or matter therein, he shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by him in connection therewith.

     (D) Any indemnification under (A) or (B) of this Article X (unless ordered by a court) and as distinguished from (C) of this Article shall be made by the corporation only as authorized in the specific case upon a determination that indemnification of the director, officer, employee, or agent is proper in the circumstances because he has met the applicable standard of conduct set forth in (A) or (B) above. Such determination shall be made by the board of directors by a majority vote of a quorum consisting of directors who were not parties to such action, suit, or proceeding, or, if such a quorum is not obtainable or, even if obtainable, if a quorum of disinterested directors so directs, by independent legal counsel in a written opinion, or by the shareholders.

     (E) Expenses (including attorneys' fees) incurred in defending a civil or criminal action, suit, or proceeding may be paid by the corporation in advance of the final disposition of such action, suit, or proceeding as authorized in (C) or (D) of this Article X upon receipt of an undertaking by or on behalf of the director, officer, employee, or agent to repay such amount

                                                        69

unless it is ultimately determined that he is entitled to be indemnified by the corporation as authorized in this Article X.

     (F) The indemnification provided by this Article X shall not be deemed exclusive of any other rights to which those indemnified may be entitled under any applicable law, bylaw, agreement, vote of shareholders or disinterested directors, or otherwise, and any procedure provided for by any of the foregoing, both as to action in his official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a director, officer, employee, or agent and shall inure to the benefit of heirs, executors, and administrators of such a person.

     (G) The corporation may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation or who is or was serving at the request of the corporation as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust, or other enterprise against any liability asserted against him and incurred by him in any such capacity or arising out of his status as such, whether or not the corporation would have the power to indemnify him against such liability under provisions of this Article X."


RECENT SALES OF UNREGISTERED SECURITIES.

     Unregistered securities sold within the last three fiscal years in the following private transactions were exempt from registration under the Securities Act of 1933 pursuant to Section 4(2).

     On December 23, 1997, we completed a sale of 156,950 shares of the Company's common stock to Evergreen Resources, Inc. ("Evergreen"), another oil and gas company, for net proceeds to the Company of $350,000.

     During the year ended June 30, 1997, we issued 100,117 shares of our common stock in exchange for oil and gas properties, for services, and in connection with a settlement agreement. These transactions were recorded at the estimated fair value of the common stock issued, which was based on the quoted market price of the stock at the time of issuance.

     On July 8, 1998, we completed a sale of 2,000 shares of our common stock to an unrelated individual for net proceeds to the Company of $6,475.

     On October 12, 1998, we issued 250,000 shares of our common stock and 500,000 options to purchase our common stock at various prices ranging from $3.50 to $5.00 per share to the shareholders of an unrelated entity in exchange for two licenses for exploration with the government of Kazakhstan.

     On December 1, 1998, we issued 10,000 shares of our common stock to an unrelated entity for public relation services.

     On January 1, 1999, we completed a sale of 194,444 shares, of our common stock to Evergreen, another oil and gas company, for net proceeds to us of $350,000.

     During fiscal 1999, we issued 300,000 shares of our common stock to Whiting Petroleum Corporation ("Whiting"), an unrelated entity, along with a $1,000,000 deposit to acquire a portion of Whiting's interest in the Point Arguello Unit, its three platforms (Hidalgo, Harvest, and Hermosa), along with Whiting's interest in the adjacent undeveloped Rocky Point Unit. (See Item 2. Descriptions of Properties.)

                                                        70

     On December 8, 1999, we completed a sale of 428,000 shares of the Company's common stock to Bank Leu AG, for net proceeds to the Company of $674,000.

     On January 4, 2000, we completed a sale of 175,000 shares of the Company's common stock to Evergreen, another oil and gas company, for net proceeds to the Company of $350,000.

     On June 1, 2000, we issued 90,000 shares of the Company's common stock valued at $273,375 to Whiting as a deposit to acquire certain interest in producing properties in Stark County, North Dakota.

     During fiscal 2000, we issued 215,000 shares of our common stock to an unrelated entity as a commission for their involvement with the Point Arguello Unit and New Mexico acquisitions completed in fiscal 2000.

     On July 3, 2000, we completed a sale of 258,621 shares of the Company's common stock to Bank Leu AG, for net proceeds to the Company of $674,000.

     On July 31, 2000, we paid an aggregate of 30,000 shares of our restricted common stock to the shareholders of Saga Petroleum Corporation ("Saga")(Brent
J. Morse, Morse Family Security Trust, and J. Charles Farmer) for an option to purchase certain properties owned by Saga and its affiliates.

     On August 3, 2000, we issued 21,875 shares of our restricted common stock to CEC Inc. in exchange for an option to purchase certain properties owned by CEC Inc. and its partners.

     On September 7, 2000, we issued 103,423 shares of our restricted common stock to shareholders of Saga Petroleum Corporation in exchange for an option to purchase certain properties under a Purchase and Sale Agreement (see Form 8-K dated September 7, 2000).

     On September 29, 2000, we issued 487,844 shares of our restricted common stock to Castle Offshore LLC, a subsidiary of Castle Energy Corporation and BWAB Limited Liability Company, as partial payment for properties in Louisiana.

    On October 2, 2000, we issued 289,583 shares of our restricted common stock to Saga Petroleum Corporation and its affiliates as part of a deposit on the purchase of properties in West Texas and Southeastern New Mexico.





                                                        71

INDEX TO EXHIBITS.

Exhibit
No.        Description
--------   -----------

3.1 Articles of Incorporation of Delta Petroleum Corporation (incorporated by reference to Exhibit 3.1 to the Company's Form 10 filed September 9, 1987 with the Securities and Exchange Commission (1)

3.2 By-laws of Delta Petroleum Corporation (incorporated by reference to Exhibit 3.2 to the Company's Form 10 filed September 9, 1987 with the Securities and Exchange
           Commission (1)

5.1 Opinion of Krys Boyle Freedman & Sawyer, P.C. regarding legality (2)

10.1       Investment Agreement between the registrant and Swartz
           Private Capital, LLC (2)

23.2       Consent of KPMG LLP (2)

23.3       Consent of Krys Boyle Freedman & Sawyer, P.C. **
------------------------

(1)  Incorporated by reference.

(2)  Filed herewith electronically.

**   Contained in the legal opinion filed as Exhibit 5.1 herewith.


Undertakings

     The Company on behalf of itself hereby undertakes and commits as follows:

A. 1. To file, during any period in which it offers or sells securities, a post-effective amendment to this registration statement to:

         (i) Include any Prospectus required by Section 10(a)(3) of the Securities Act.

         (ii) Reflect in the Prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement.

         (iii) Include any additional or changed material information on the plan of distribution.

     2. For determining liability under the Securities Act, to treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

     3. To file a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.


                                                        72

B. Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Act") may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

     In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

C. The Issuer will, for determining any liabilities under the Securities Act, treat the information omitted from the form of Prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of Prospectus filed by the Issuer under Rule 424 (b) (1), or (4) or 497
(h), under the Securities Act (Sections 230.424(b)(1),4 or 230.497(h)) as part of this Registration Statement as of the time the Commission declared it effective.

     The Issuer will also, for determining any liability under the Securities Act, treat each post-effective amendment that contains a form of Prospectus as a new Registration Statement for the securities offered in the Registration Statement, and that offering of the securities at that time as the initial bona fide offering of those securities.





                                                        73

                           Independent Auditors' Report



The Board of Directors and Stockholders
Delta Petroleum Corporation:


We have audited the accompanying consolidated balance sheets of Delta Petroleum Corporation (the Company) and subsidiary as of June 30, 2000 and 1999 and the related consolidated statements of operations, stockholders' equity, and cash flows for each of the years in the three-year period ended June 30, 2000. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We  conducted  our  audits  in  accordance  with  generally   accepted
auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Delta Petroleum Corporation and subsidiary as of June 30, 2000 and 1999 and the results of their operations and their cash flows for each of the years in the three-year period ended June 30, 2000, in conformity with generally
accepted   accounting principles.


                                  s/KPMG LLP
                                   KPMG LLP





Denver, Colorado
August 11, 2000

DELTA PETROLEUM CORPORATION
AND SUBSIDIARY
CONSOLIDATED BALANCE SHEETS
June 30, 2000 and 1999

                                                     2000              1999

ASSETS

Current Assets:
  Cash                                            $ 302,414            99,545
  Trade accounts receivable,  net of
    allowance for doubtful accounts of $50,000
    in 2000 and 1999                                613,527           113,841
  Accounts receivable - related parties             142,582           116,855
  Prepaid assets                                    373,334            10,000
  Other current assets                              198,427               100

      Total current assets                        1,630,284           340,341


Property and Equipment:
  Oil and gas properties, at cost (using
    the successful efforts method
    of accounting):
      Undeveloped offshore California properties 10,809,310         7,369,830
      Undeveloped onshore domestic properties       451,795           506,363
      Undeveloped foreign properties                623,920           623,920
      Developed offshore California properties    3,285,867                 -
      Developed onshore domestic properties       5,154,295         2,231,187
  Office furniture and equipment                     89,019            82,489
                                                 20,414,206        10,813,789

  Less accumulated depreciation and depletion    (2,538,030)       (1,650,228)

      Net property and equipment                 17,876,176         9,163,561

Long term assets:
  Deferred financing costs                          366,996                 -
  Investment in Bion Environmental                  228,629           257,180
  Partnership net assets                            675,185                 -
  Deposit on purchase of oil and gas properties     280,002         1,616,050

      Total long term assets                      1,550,812         1,873,230

                                                $21,057,272       $11,377,132

                                                     2000              1999
LIABILITIES AND STOCKHOLDERS' EQUITY


Current  Liabilities:
  Accounts payable                                1,636,651           393,542
  Other accrued liabilities                         154,388            10,000
  Royalties payable                                  58,733           127,166
  Current portion of long-term debt:
    Related party                                         -           105,268
    Other                                         1,765,653                 -

      Total current liabilities                   3,615,425           635,976

Long-term debt:
  Related party                                           -           894,732
  Other                                           6,479,115                 -

      Total long-term debt                        6,479,115           894,732

Stockholders' Equity:
  Preferred stock, $.10 par value;
    authorized 3,000,000 shares, none issued               -                -
  Common stock, $.01 par value;
    authorized 300,000,000 shares,
    issued 8,422,079
    shares in 2000 and 7,913,379 in 1999             84,221            63,903
  Additional paid-in capital                     33,746,861        29,476,275
  Accumulated other comprehensive income (loss)      77,059          (115,395)
  Accumulated deficit                           (22,945,409)      (19,578,359)


  Total shareholders' equity                     10,962,732         9,846,424

Commitments
                                                $21,057,272       $11,377,132

DELTA PETROLEUM CORPORATION
AND SUBSIDIARY
CONSOLIDATED STATEMENTS OF OPERATIONS
June 30, 2000, 1999, and 1998


                                                 2000             1999        1998
Revenue:
  Oil and gas sales                         $  3,355,783           557,507      1,225,115
  Gain on sale of oil and gas properties          75,000           957,147        650,417
  Other revenue                                  235,198           203,001        288,083

    Total revenue                              3,665,981         1,717,655      2,163,615


Operating expenses:
  Lease operating expenses                     2,405,469           209,438        349,551
  Depreciation and depletion                     887,802           229,292        303,563
  Exploration expenses                            46,730            74,670        515,383
  Abandoned and impaired properties                    -           273,041        128,993
  Dry hole costs                                       -           226,084         46,605
  General and administrative                   1,777,579         1,506,683      1,433,461
  Stock option expense                           537,708         2,080,923         46,402
  Royalty to related party                             -                 -        350,000

    Total operating expenses                   5,655,288         4,600,131      3,173,953

Loss from operations                          (1,989,307)       (2,882,476)   (1,010,343)

Other income and expenses:
  Interest and financing costs                (1,264,954)          (19,726)          0
 Gain/(Loss) on sale of securities available
     for sale                                   (112,789)          (96,553)       48,340

    Total other income and expenses           (1,377,743)         (116,279)       48,340

    Net (loss)                              $ (3,367,050)      $(2,998,755)     (962,003)


Net loss per common share-basic and diluted       $(0.46)           $(0.51)      $(0.18)

Weighted average of common
  Shares outstanding                           7,271,336         5,854,758     5,361,900


DELTA PETROLEUM CORPORATION
AND SUBSIDIARY
Consolidated Statement of Stockholders' Equity and Comprehensive
Income (Loss)
Years Ended June 30, 2000, 1999 and 1998

                                                                                    Additional
                                           Common Stock                              paid-in
                                              Shares             Amount              capital

Balance, July 1, 1997                       5,230,631         $   52,306           24,950,128

Comprehensive loss:
  Net loss                                          -                  -                    -
  Other comprehensive loss, net of tax
    Unrealized loss on equity securities            -                  -                    -
  Less: Reclassification adjustment for
    losses included in net loss                     -                  -                    -
Comprehensive loss                                  -                  -                    -
Stock options granted as compensation               -                  -               46,402
Shares issued for cash upon exercise
 of options                                   114,100              1,141              202,395
Shares issued for cash                        156,950              1,570              348,430
Shares issued for services                     22,500                225               64,463
Shares reacquired and retired                 (10,323)              (103)             (39,897)

Balance, July 1, 1998                       5,513,858         $   55,139           25,571,921

Comprehensive loss:
  Net loss                                          -                  -                    -
  Other comprehensive loss, net of tax
   Unrealized loss on equity securities             -                  -                    -
  Less: Reclassification adjustment for
   losses included in net loss                      -                  -                    -
  Comprehensive loss                                -                  -                    -
Stock options granted as compensation               -                  -            2,081,423
Shares issued for cash upon exercise
  of options                                  120,000              1,200              158,800
Shares issued for cash                        196,444              1,964              354,011
Shares issued for services                     10,000                100               15,650
Shares issued for oil and gas properties      250,000              2,500              621,420
Shares issued for deposit on oil and
  gas properties                              300,000              3,000              613,050
Fair value of warrant extended and
  repriced                                          -                  -               60,000

Balance, June 30, 1999                      6,390,302             63,903           29,476,275

Comprehensive loss:
  Net loss                                          -                  -                    -
  Other comprehensive gain, net of tax
    Unrealized gain on equity securities            -                  -                    -
  Less: Reclassification adjustment for
    losses included in net loss                     -                  -                    -
Comprehensive loss                                  -                  -                    -
Stock options granted as compensation               -                  -              500,208
Shares issued for cash                        603,000              6,030            1,017,970
Shares issued for cash upon exercise
  of options                                1,048,777             10,488            1,367,048
Shares and options issued with financing       75,000                750              565,472
Shares issued for oil and gas properties      215,000              2,150              547,413
Shares issued for deposit on oil and
  gas properties                               90,000                900              272,475

Balance, June 30, 2000                      8,422,079         $   84,221           33,746,861

                                          Accumulated
                                             other
                                          comprehensive
                                             income          Comprehensive        Accumulated
                                             (loss)              loss               deficit             Total
Balance, July 1, 1997                       (213,696)                             (16,617,697)       9,170,868

Comprehensive loss:
  Net loss                                                    (962,003)              (962,003)       ( 962,003)
  Other comprehensive loss, net of tax
   Unrealized loss on equity securities      719,903
  Less: Reclassification adjustment for
     losses included in net loss             (98,340)          671,563                                 671,563
Comprehensive loss                                            (290,440)
Stock options granted as compensation              -                                        -           46,402
Shares issued for cash upon exercise
  of options                                       -                                        -          203,536
Shares issued for cash                             -                                        -          380,000
Shares issued for services                         -                                        -           64,688
Shares reacquired and retired                      -                                        -          (40,000)

Balance, July 1, 1998                        457,594                              (16,579,600)       9,505,054

Comprehensive loss:
  Net loss                                                  (2,998,759)            (2,998,759)      (2,998,759)
  Other comprehensive loss, net of tax
   Unrealized loss on equity securities                       (669,542)                     -
  Less: Reclassification adjustment for
     losses included in net loss                                96,553               (572,989)        (572,989)
Comprehensive loss                                          (3,571,748)
Stock options granted as compensation               -                                       -        2,081,423
Shares issued for cash upon exercise
  of options                                        -                                       -          160,000
Shares issued for cash                              -                                       -          355,975
Shares issued for services                          -                                       -           15,750
Shares issued for oil and gas properties            -                                       -          623,920
Shares issued for deposit on oil and
  gas properties                                    -                                       -          616,050
Fair value of warrant extended and repriced         -                                       -           60,000

Balance, June 30, 1999                       (115,395)                            (19,578,359)       9,846,424

Comprehensive loss:
  Net loss                                                  (3,367,050)           ( 3,367,050)      (3,367,050)
  Other comprehensive gain, net of tax
    Unrealized gain on equity securities       79,665                                       -
  Less: Reclassification adjustment for
    losses included in net loss               112,789         192,454                                 192,454
Comprehensive loss                                                                 (3,174,596)
Stock options granted as compensation               -                                       -         500,208
Shares issued for cash                              -                                       -       1,024,000
Shares issued for cash upon exercise
  of options                                        -                                       -       1,377,536
Shares and options issued with financing                                                              566,222
Shares issued for oil and gas properties            -                                       -         549,563
Shares issued for deposit on oil and
  gas properties                                    -                                       -         273,375

Balance, June 30, 2000                         77,059                             (22,945,409)     10,962,732


DELTA PETROLEUM CORPORATION
AND SUBSIDIARY
CONSOLIDATED STATEMENTS OF CASH FLOWS
Years Ended June 30, 2000, 1999, and 1998

                                                2000           1999        1998
Cash flows operating activities:
  Net loss                                $ (3,367,050)    (2,998,759)   (962,003)
  Adjustments to reconcile net loss
   to cash used in operating activities:
    Gain on sale of oil and gas properties     (75,000)      (957,147)   (650,417)
    Loss on sale of securities available
     for sale                                  112,789         96,553     (48,340)
    Depreciation and depletion                 887,802        229,292     303,563
    Stock option expense                       500,208      2,080,923      46,402
    Amortization of financing costs            466,568              -           -
    Abandoned and impaired properties                -        273,041     128,993
    Common stock issued for services                 -         15,750      64,688
    Bad Debt Expense                                 -              -      29,754
   Net changes in operating assets and
    and operating liabilities:
     (Increase) decrease in trade accounts
       receivable                             (533,074)        84,432      36,566
     (Increase) decrease in accounts
       receivable from related parties         (19,564)         4,397     ( 7,996)
     Increase in prepaid assets               (373,334)             -           -
     (Increase) decrease in other
      current assets                           (62,500)             -           -
     Increase (decrease) in accounts
      payable trade                          1,243,109       (176,927)   (206,233)
     Increase (decrease) in other accrued
      liabilities                              144,388              -    ( 11,835)
    Royalties payable                          (68,433)      (137,154)   (204,648)

Net cash used in operating activities       (1,144,091)    (1,485,599) (1,481,506)

Cash flows from investing activities:
  Additions to property and equipment       (7,759,804)      (507,068)   (628,387)
  Deposit on purchase of oil and gas
   properties                                   (6,627)    (1,000,000)          -
  Proceeds from sale of securities
   available for sale                          135,441        174,602     197,012
  Proceeds from sale of oil and gas
   properties                                   75,000      1,384,000   1,023,432
  Increase in long term assets                (675,185)             -           -

Net cash provided by (used in)
  investing activities                      (8,231,175)        51,534     592,057

Cash flows from financing activities:
  Stock issued for cash upon exercise
   of options                                1,377,536        160,000     163,536
  Issuance of common stock for cash          1,024,000        356,475     350,000
  Borrowing from related parties                     -      1,000,000           -
  Repayment of borrowings to related
   parties                                  (1,000,000)             -           -
  Proceeds from borrowings                  12,816,851        400,000           -
  Repayment of borrowings and financing
   costs                                    (4,640,252)      (400,000)          -

                                       F-7



Net cash provided by financing activities    9,578,135      1,516,475     513,536

Net increase in cash                           202,869         82,410     375,913

Cash at beginning of period                     99,545         17,135     393,048

Cash at end of period                        $ 302,414     $   99,545   $  17,135

Supplemental cash flow information -
Cash paid for interest and financing
 costs                                       $ 741,348     $   19,726           -

Non-cash financing activities:
Common stock and options issued for
 the purchase of oil and gas properties      $ 549,563     $  683,920           -

Common stock, options and overriding
 royalties issued for services relating
 to debt financing                           $ 891,223     $        -           -

Common stock issued for deposit on
 purchase of oil and gas properties          $ 273,375     $  616,050           -


DELTA PETROLEUM CORPORATION
AND SUBSIDIARY
Notes to Consolidated Financial Statements
June 30, 2000, 1999, and 1998

(1)  Summary of Significant Accounting Policies

     Organization and Principles of Consolidation

     Delta Petroleum Corporation ("Delta") was organized December 21, 1984 and is principally engaged in acquiring, exploring, developing and producing oil and gas properties. The Company owns interests in developed and undeveloped oil and gas properties in federal units offshore California, near Santa Barbara, and developed and undeveloped oil and gas properties in the continental United States. In addition, the Company has a license to explore undeveloped properties in Kazakhstan.

     At June 30, 2000, the Company owned 4,277,977 shares of the common stock of Amber Resources Company ("Amber"), representing 91.68% of the outstanding common stock of Amber. Amber is a public company also engaged in acquiring, exploring, developing and producing oil and gas properties.

     The consolidated financial statements include the accounts of Delta and Amber (collectively, the Company). All intercompany balances and transactions have been eliminated in consolidation.

     Liquidity

     The Company has incurred losses from operations over the past several years coupled with significant deficiencies in cash flow from operations, for the same period. As of June 30, 2000, the Company had a working capital deficit of $1,925,750. These factors among others may indicate that without increased cash flow from operations, sale of oil and gas properties or additional financing the Company may not be able to meet its obligation in a timely manner.

     One aspect of the Company's business activities has been the buying and selling of oil and gas properties. In the past the Company sold properties to fund our working capital deficits and/or its funding needs. In addition, during fiscal 2000, 1999, and 1998 the Company has raised approximately $2,401,536, $515,975, and $515,536, respectively, through private placements and option exercises. Recently, the Company has taken steps to reduce losses and generate cash flow from operations, through the pending acquisition of producing oil and gas properties (see Note 11) which management believes will generate sufficient cash flow to meet its obligations in a timely manner. Should the Company be unable to achieve its projected cash flow from operations additional financing or sale of oil and gas properties could be necessary. The Company believes that it could sell oil and gas properties or obtain additional financing, however, there can be no assurance that such financing would be available on a timely basis or acceptable terms.

     Cash Equivalents

     Cash equivalents consist of money market funds. For purposes of the statements of cash flows, the Company considers all highly liquid investments with maturities at date of acquisition of three months or less to be cash equivalents.

     Property and Equipment

     The Company follows the successful efforts method of accounting for its
oil and  gas  activities.   Accordingly,  costs  associated  with  the
acquisition, drilling, and equipping of successful exploratory wells are capitalized. Geological and geophysical costs, delay and surface rentals and drilling costs of unsuccessful exploratory wells are charged to expense as incurred. Costs of drilling development wells, both successful and unsuccessful, are capitalized.

     Upon the sale or retirement of oil and gas properties, the cost thereof and the accumulated depreciation and depletion are removed from the accounts and any gain or loss is credited or charged to operations.

     Depreciation and depletion of capitalized acquisition, exploration and development costs is computed on the units- of-production method by individual fields as the related proved reserves are produced. Capitalized costs of undeveloped properties ($11,885,025 at June 30, 2000) are assessed periodically on an individual field basis and a provision for impairment is recorded, if necessary, through a charge to operations.

     Furniture and equipment are depreciated using the straight- line method over estimated lives ranging from three to five years.

     Certain of the Company's oil and gas activities are conducted through partnerships and joint ventures, the Company includes its proportionate share of assets, liabilities, revenues and expenses in its consolidated financial statements. Partnership net assets represents the Company's share of net working capital in such entities.

     Impairment of Long-Lived Assets

     Statement of Financial Accounting Standards 121 "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of" (SFAS 121) requires that long- lived assets be reviewed for impairment when events or changes in circumstances indicate that the carrying value of such assets may not be recoverable. This review consists of a comparison of the carrying value of the asset with the asset's expected future undiscounted cash flows without interest costs.

     Estimates of expected future cash flows represent management's best estimate based on reasonable and supportable assumptions and projections. If the expected future cash flows exceed the carrying value of the asset, no impairment is recognized. If the carrying value of the asset exceeds the expected future cash flows, an impairment exists and is measured by the excess of the carrying value over the estimated fair value of the asset.
Any impairment provisions recognized in accordance with SFAS 121 are permanent and may not be restored in the future.

     The Company's proved properties were assessed for impairment on an individual field basis and we recorded an impairment provision attributable to certain producing properties of $103,230, and $128,993 for the year ended June 30, 1999 and 1998, respectively.

     The Company's undeveloped properties were assessed for impairment on an individual field basis and the Company recorded an impairment provision attributed to certain undeveloped onshore properties of $169,811 for the year ended June 30, 1999 as management believed that the costs of such properties would likely not be recovered.

     Gas Balancing

     The Company uses the sales method of accounting for gas balancing of gas production. Under this method, all proceeds from production credited to the Company are recorded as revenue until such time as the Company has produced its share of the related estimated remaining reserves. Thereafter, additional amounts received are recorded as a liability.

     As of June 30, 2000, the Company had produced and recognized as revenue approximately 13,000 Mcf more than its entitled share of production. The undiscounted value of this imbalance is approximately $39,000 using the lower of the price received for the natural gas, the current market price or the contract price, as applicable.

    Royalties Payable

     Recoupment  gas  royalties,   included  in  royalties  payable,
represent estimated royalties due on recoupment gas produced and delivered to the gas purchaser pursuant to the terms of a recoupment agreement. The Company has estimated an amount that may be due to the royalty owners based on the market price of the gas during the period the gas was produced and delivered to the gas purchaser.

     Royalties payable also include estimated royalties payable on other properties held in suspense. A significant portion of the estimated royalties has not been paid pending a determination of what amounts may have previously been paid by the operator of the properties on behalf of the Company.

     The statute of limitation has expired for royalty owners to make a claim for a portion of the estimated royalties that had previously been accrued. Accordingly, royalties payable of $68,433, $137,154, and $204,648 have been written off and recorded as other income in fiscal 2000, 1999, and 1998 respectively.

    Stock Option Plans

     The Company accounts for its stock option plans in accordance with the provisions of Accounting Principles Board ("APB") Opinion No. 25, Accounting for Stock Issued to Employees, and related interpretations. As such, compensation expense was recorded on the date of grant only if the current market price of the underlying stock exceeded the exercise price. The Company adopted the disclosure requirement of SFAS No. 123, Accounting for Stock-Based Compensation and provides pro forma net income
(loss) and pro forma earnings (loss) per share disclosures for employee stock option grants made in 1995 and future years as if the fair-value based method defined in SFAS No. 123 had been applied.

     Income Taxes


     The Company uses the asset and liability method of accounting for income taxes as set forth in Statement of Financial Accounting Standards 109 (SFAS 109), Accounting for Income Taxes. Under the asset and
liability  method, deferred  tax  assets  and   liabilities  are  recognized
for  the  future  tax consequences   attributable  to  differences  between
the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and net operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted income tax rates expected to apply to taxable income in the years in which those differences are expected to be recovered or settled. Under SFAS 109, the effect on deferred tax assets and liabilities of a change in income tax rates is recognized in the results of operations in the period that includes the enactment date.

     Earnings (Loss) per Share

     Basic earnings (loss) per share is computed by dividing net earnings
(loss) attributed to common stock by the weighted average number of common shares outstanding during each period, excluding treasury shares. Diluted earnings (loss) per share is computed by adjusting the average number of common share outstanding for the dilutive effect, if any, of convertible preferred stock, stock options and warrant. The effect of potentially dilutive securities outstanding were antidilutive in 2000, 1999, and 1998.

     Use of Estimates

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from these estimates.

     Recently Issued Accounting Standards and Pronouncements

     In March 2000, the Financial Accounting Standards Board ("FASB") issued FASB Interpretation No. 44 "Accounting for Certain Transactions involving Stock Compensation- and interpretation of APB Opinion No. 25 ("FIN 44"). This opinion provides guidance on the accounting for certain stock option transactions and subsequent amendments to stock option transactions. FIN 44 is effective July 1, 2000, but certain conclusions cover specific events that occur after either December 15, 1998 or January 12, 2000. To the extent that FIN 44 covers events occurring during the period from December 15, 1998 and January 12, 2000, but before July 1, 2000, the effects of applying this interpretation are to be recognized on a prospective basis. Repriced options mentioned above may impact future periods. The Company has not yet assessed the impact, if any, that FIN 44 might have on its financial position or results of operations.

     In December 1999, the SEC released Staff Accounting Bulletin ("SAB") No. 101, "Revenue Recognition in Financial Statements", which provides guidance on the recognition, presentation and disclosure of revenue in financial statements filed with the SEC. Subsequently, the SEC released SAB 101B, which delayed the implementations date of SAB 101 for registrants with fiscal years beginning between December 16,1 999 and March 15, 2000. The Company has not yet assessed the impact, if any, that SAB 101 might have on its financial position or results of operations.

     Statement of Financial Accounting Standards No. 133, "Accounting for Derivative Instruments and Hedging Activities" (SFAS 133), was issued in June 1998, by the Financial Accounting Standards Board. SFAS 133 establishes new accounting and reporting standards for derivative instruments and for hedging activities. This statement required an entity to establish at the inception of a hedge the method it will use for assessing the effectiveness of the hedging derivative and the measurement approach for determining the ineffective aspect of the hedge. Those methods must be consistent with the entity's approach to managing risk. SFAS 133 was amended by SFAS 137 and is effective for all fiscal quarters of fiscal years beginning after June 15, 2000. The Company has not assessed the impact, if any, that SFAS 133 will have on its financial statements.

     Reclassification

     Certain amounts in the 1998 and 1999 financial statements have been reclassified to conform to the 2000 financial statement presentation.

(2) Investment

     The Company's investment in Bion Environmental Technologies, Inc. ("Bion") is classified as an available for sale security and reported at its fair market value, with unrealized gains and losses excluded from earnings and reported as accumulated comprehensive income (loss), a separate component of stockholders' equity. During fiscal 2000, 1999, and 1998 the Company received an additional 16,808, 10,249, and 40,747 shares, respectively, of Bion's common stock for rent and other services provided by the Company. The Company realized losses of $112,789, $96,553, and $48,340 for the years ended June 30, 2000 and 1999, respectively, on the sales of securities available for sale.

     The cost and estimated market value of the Company's investment in Bion at June 30, 2000 and 1999 are as follows:

                                                   Estimated
                                 Unrealized         Market
                     Cost         Gain/(Loss)        Value

       2000       $151,570        $  77,059         $228,629
       1999       $372,575        $(115,395)        $257,180

     As of August 1, 2000, the estimated market value of the Company's investment in Bion, based on the quoted bid price of Bion's common stock, was approximately $225,000.

(3)  Oil and Gas Properties

     On November 1, 1999, the Company acquired interests in 11 oil and gas producing properties located in New Mexico and Texas for a cost of $2,879,850.

     On December 1, 1999, the Company completed the acquisition of the equivalent of a 6.07% working interest in the form of a financial arrangement termed a "net operating interest" in the Point Arguello Unit, and its three platforms (Hidalgo, Harvest and Hermosa), along with a 100% interest in two and an 11.11% interest in one of the three leases within the adjacent undeveloped Rocky Point Unit from an unrelated entity. The seller is unrelated and will retain its proportionate share of future abandonment liability associated with both the onshore and offshore facilities of the Point Arguello Unit. The acquisition had a purchase price of approximately $6,758,550 consisting of $5,625,000 in cash and 500,000 shares of the Company's restricted common stock with a fair market value of $1,133,500. As part of the agreement, the Company committed to sell 25,000 barrels per month from December 1999 to May 2000 at $8.25 per barrel and from June 2000 to December 2000 at $14.65.

     In addition, the agreement provides that if development and operating expenses are greater than production revenues then, at Delta's election, until December 31, 2000, the seller will invest up to $1,000,000 in Delta through the purchase of Delta Preferred Stock to cover excess expenses incurred by Delta.

     The following unaudited proforma consolidated statement of operations information assumes that the November 1, 1999 and December 1, 1999 acquisitions occurred as of July 1, 1998.

                                         Years Ended
                                           June 30,
                                      2000          1999

         Oil and gas sales         $5,179,526     $4,414,289

         Operating expense         $7,284,217     $9,231,546

           Net loss               $(3,685,786)   $(5,109,588)

         Net loss per common
            share-basic and diluted    $(.51)          $(.84)

(4)  Long Term Debt

                                 Other                    Related Party
                           2000       1999             2000          1999

     A                  $7,504,306       -               -            -
     B                     740,462       -               -            -
     C                          -        -               -         1,000,000
                        $8,244,768       -               -         1,000,000

   Current portion       1,765,653       -               -           105,268

   Long-term portion    $6,479,115      $-              $-          $894,732


    A. On December 1, 1999, the Company borrowed $8,000,000 at prime plus 1-1/2% from an unrelated entity. The loan agreement provides for a 4-1/2 year loan with additional compensation to the lender if paid after September 1, 2000. The proceeds from this loan were used to pay off existing debt and the balance of the Point Arguello Unit purchase. The Company is required to make minimum monthly payments equal to the greater of $150,000 or 75% of net cash flows from the acquisitions completed on November 1, 1999 and December 1, 1999. The Company has assumed the minimum payments of $150,000 per month for the determination of the current portion of long term debt. The loan is collateralized by the Company's oil and gas properties acquired with the loan proceeds to date in the current fiscal year.

    B. On July 30, 1999, the Company borrowed $2,000,000 at 18% per annum from an unrelated entity which was personally
    guaranteed  by the officers of the Company.   On December  1,
    1999, the Company paid a portion of the principal and accrued interest leaving a principal balance of $740,462.
    The  Company  paid a 2% origination fee to  the  lender.   As
    consideration for the guarantee of the Company indebtedness, the Company entered into an agreement with two of its officers, under which a 1% overriding royalty interest in the properties acquired with the proceeds of the loan (proportionately reduced to the interest in each property)
    will  be  assigned to each of the officers.     The estimated
    fair value of each overriding royalty interest of $125,000 was recorded as a deferred financing cost. Subsequent to year end, the Company paid off the loan.

    C. On May 24, 1999, the Company borrowed $1,000,000 at 18% per annum from the Company's officers maturing on June 1, 2001 upon the same terms under which they borrowed these funds from an unrelated lender. The Company agreed to make monthly payments of interest only for the first six months and then monthly principal and interest payments of $29,375 through June 1, 2001 with the remaining principal amount payable at the maturity date. Loan was paid in full during fiscal 1999.

    D.    On November 1, 1999, the Company borrowed approximately
    $2,800,000  at  18%  per  annum  from  an  unrelated   entity
    maturing   on   January  31,  2000,  which   was   personally
    guaranteed  by  two  officers  of  the  Company.    The  loan
    proceeds were used to purchase the 11 producing wells and associated acreage in New Mexico and Texas. On December 1,
    1999,  the Company paid the loan in full.   The Company  also
    paid a 1% origination fee to the lender. As consideration for the guarantee of the Company indebtedness, the Company agreed to assign a 1% overriding royalty interest to each officer in the properties acquired with the proceeds of the loan (proportionately reduced to the interest acquired in each property). The estimated fair value of each overriding royalty interest of $37,500 was recorded as a deferred financing cost. The Company also paid a 1% origination fee to the lender.

(5)  Stockholders' Equity

     Preferred Stock

     The Company has 3,000,000 shares of preferred stock authorized, par value $.10 per share, issuable from time to time in one or more series. As of June 30, 2000 and 1999, no preferred stock was issued.

     Common Stock

     During the year ended June 30, 1998, the Company issued 22,500 shares of the Company's common stock to a former employee as part of a severance package. This transaction was recorded at its estimated fair market value of the common stock issued of approximately $65,000, which was based on the quoted market price of the stock at the time of issuance. The Company also agreed to forgive approximately $20,000 in debt owed to us by the former employee.

     On July 8, 1998, the Company completed a sale of 2,000 shares of the Company's common stock to an unrelated individual for net proceeds to the Company of $6,475.

     On October 12, 1998, the Company issued 250,000 shares of the Company's common stock and 500,000 options to purchase the Company's common stock at various prices ranging from $3.50 to $5.00 per share to the shareholders of an unrelated entity in exchange for two licenses for exploration with the government of Kazakhstan.

     On December 1, 1998, the Company issued 10,000 shares of the Company's common stock to an unrelated entity for public relation service.

     On December 23, 1997, January 1, 1999 and again on January 4, 2000, the Company completed a sale of 156,950, 194,444 and 175,000 shares, respectively, of the Company's Common stock to another oil company for net proceeds for each issuance to the Company of $350,000.

     During fiscal 1999, the Company issued 300,000 shares of the Company's common stock to an unrelated entity, along with a $1,000,000 refundable deposit to acquire a portion of an interest in the offshore California Point Arguello Unit, its three platforms (Hidalgo, Harvest, and Hermosa), along with an interest in the adjacent undeveloped Rocky Point Unit.

     On December 8, 1999, the Company completed the sale of 428,000 shares of the Company's common stock in a private transaction for net proceeds to the Company of $674,000.

     On June 1, 2000, the Company issued 90,000 shares of the Company's restricted common stock valued at $273,375 to an unrelated entity as a deposit to acquire certain interests in producing properties in Stark County, North Dakota.

     During fiscal 2000, the Company issued 215,000 shares of the Company's common stock to an unrelated entity as a commission for their involvement with the Point Arguello Unit and New Mexico acquisitions completed during fiscal 2000.

     The Company received proceeds from the exercise of options to purchase shares of its common stock of $1,377,536 during the year ended June 30, 2000 and $160,000 during the year ended June 30, 1999 and $163,536 during its year ended June 30, 1998.

    Non-Qualified Stock Options

     Under its 1993 Incentive Plan (the "Incentive Plan") the Company has reserved the greater of 500,000 shares of common stock or 20% of the issued and outstanding shares of common stock of the Company on a fully diluted basis. Incentive awards under the Incentive Plan may include non-qualified or incentive stock options, limited appreciation rights, tandem stock appreciation rights, phantom stock, stock bonuses or cash bonuses. Options issued to date have been non- qualified stock options as defined in the Incentive Plan.

     A summary of the Plan's stock option activity and related information for the years ended June 30, 2000 and 1999 are as follows:

                                    2000                    1999                     1998
                              Weighted-Average         Weighted-Average       Weighted-Average
                                         Exercise                 Exercise  Options     Exercise
                               Options    Price       Options      Price                 Price
     Outstanding-beginning
         of year             1,640,163   $1.05       1,162,977     $2.25   1,262,077     $3.25
       Granted                 387,500    1.60         477,186      1.43      15,000      1.88
       Exercised              (391,777)   (.29)            -         -      (114,100)     1.78
       Repriced                      -       -       2,110,954       .68   1,621,054      2.47
       Returned for repricing        -       -      (2,110,954)    (1.47) (1,621,054)    (3.27)
       Outstanding-end
        of year              1,635,886    $1.36      1,640,163     $1.05   1,162,977      2.25
       Exercisable at
         end of year         1,510,886     $.95      1,385,163     $2.32   1,132,977      2.27


     Exercise prices for options outstanding under the plan as of June 30, 2000 ranged from $0.05 to $9.75 per share. The weighted-average remaining contractual life of those options is 8.14 years. A summary of the outstanding and exercisable options at June 30, 2000, segregated by exercise price ranges, is as follows:

                                   Weighted-Average
                       Weighted-      Remaining                     Weighted-
Exercise                 Average     Contractual                     Average
Price         Options    Exercise       Life        Exercisable      Exercise
Range       Outstanding   Price      (in years)      Options          Price

$0.05          769,736    $0.05        8.25           769,736         $0.05
$1.13-$3.25    701,150     1.78        8.64           701,150          1.78
$3.26-$9.75    165,000     5.72        5.50            40,000          3.58
             1,635,886    $1.36        8.14         1,510,886         $0.95


     Proforma information regarding net income (loss) and earnings (loss) per share is required by Statement of Financial Accounting Standards 123 which requires that the information be determined as if the Company has accounted for its employee stock options granted under the fair value method of that statement. The fair value for these options was estimated at the date of grant using a Black-Scholes option pricing model with the following weighted-average assumptions for the years ended June 30, 2000, 1999 and 1998, respectively, risk-free interest rate of 5.1%, 5.5% and 6.0%, dividend yields of 0%, 0% and 0%, volatility factors of the expected market price of the Company's common stock of 64.03%, 56.07% and 44.35% and a weighted-average expected life of the options of 6.15, 6.6 and 6.0 years.

     The  Company  applies  APB  Opinion  25  and  related   Interpretations
in accounting for its plans. Accordingly, no compensation cost is recognized for options granted at a price equal or greater to the fair market value of the common stock. Had compensation cost for the Company's stock- based compensation plan been determined using the fair value of the options at the grant date, the Company's net loss for the years ended June 30, 2000, 1999 and 1998 would have been $3,499,820, $2,242,507 and $1,333,745 and basic loss per common share would have been $.45, $.38 and $.25 per share, respectively.

     Non-Qualified Stock Options - Non-Employee

     In addition to options outstanding under the Company's Incentive Plan, the following options and warrants were outstanding at June 30, 2000:

     Number              Exercise            Expiration
   Outstanding            Price                 Date

     20,000               $3.50               06/09/03
     25,000                2.13               02/11/01
     50,000                6.00                    -   (1)
     50,000                6.00                    -   (2)
     62,500                6.13               11/06/00
    100,000                3.00               08/31/04
    140,000                2.00               01/03/02
    165,000              2.50-4.00            04/01/01
    200,000                2.50               04/10/02
    250,000                2.00               12/01/04
    500,000              3.50-5.00            10/09/03


    (1)   The 50,000 options granted at $6.00 expire on the later
    of   the   original  expiration  date  or  one   year   after
    registration of the underlying shares.

    (2)   The 50,000 options granted at $6.00 expire on the later
    of   the  original  expiration  date  or  thirty  days  after
    registration of the underlying shares.

    During  fiscal 2000, the Company issued or repriced  options
    to  non-employees  at  or  below market.   Accordingly,  the
    Company recorded stock option expense in the amount of $475,378 to non-employees.

(6) Employee Benefits

     The Company sponsors a qualified tax deferred savings plan in the form of a Savings Incentive Match Plan for Employees ("SIMPLE") IRA plan (the "Plan") available to companies with fewer than 100 employees. Under the Plan, the Company's employees may make annual salary reduction contributions of up to 3% of an employee's base salary up to a maximum of $6,000 (adjusted for inflation) on a pre-tax basis. The Company will make matching contributions on behalf of employees who meet certain eligibility requirements.

     During the fiscal years ended June 30, 2000, 1999, and 1998 the Company contributed $17,565, $16,631 and $24,304, respectively under the Plan.

(7) Income Taxes

     At June 30, 2000 and 1999, the Company's significant deferred tax assets and liabilities are summarized as follows:

                                             2000     1999
       Deferred tax assets:
          Net operating loss
            carryforwards               $9,591,000   8,163,000
          Allowance for doubtful
            accounts not deductible
            for tax purposes                19,000      19,000
          Oil and gas properties,
            principally due to
            differences in basis and
            depreciation and depletion     555,000    1,058,000
          Gross deferred tax assets     10,165,000    9,240,000
          Less valuation allowance    ( 10,165,000)  (9,240,000)
       Net deferred tax asset                $   -         $-

     No income tax benefit has been recorded for the years ended June 30, 2000, 1999 or 1998 since the benefit of the net operating loss carryforward and other net deferred tax assets arising in those periods has been offset by an increase in the valuation allowance for such net deferred tax assets.

     At June 30, 2000, the Company had net operating loss carryforwards for regular and alternative minimum tax purposes of approximately $25,240,000 and $24,630,000. If not utilized, the tax net operating loss carryforwards will expire during the period from 2000 through 2020. If not utilized, approximately $1.4 million of net operating losses will expire
over the next five years.  Net operating   loss   carryforwards   attributable
to Amber prior to 1993 of approximately $2,342,000, included in the above amounts are available only to offset future taxable income of Amber and are further limited to approximately $475,000 per year, determined on a cumulative basis.

(8) Related Party Transactions

    Transactions with Officers

     On January 3, 2000, the Company's Compensation Committee authorized the officers of the Company to purchase the Company's securities available for sale at the market closing price on that date. The Company's officers purchased 47,250 shares of the Company's securities available for sale for a cost of $237,668. Because the market price per share was below the Company's cost basis the Company recorded a loss on this transaction of $107,730.

     On December 30, 1999, the Company's Incentive Plan Committee granted the Chief Financial Officer 25,000 options to purchase the Company's common stock at $.01 per share. Stock option expense of $62,330 has been recorded based on the difference between the option price and the quoted market price on the date of grant.

     On May 20, 1999, the Company Incentive Plan Committee granted options to purchase 89,686 shares of the Company's common stock and repriced 980,477 options to purchase shares of the Company's common stock for the two officers of the Company at a price of $.05 per share under the Incentive Plan. Stock option expense of $1,780,166 has been recorded based on the difference between the option price and the quoted market price on the date of grant and repricing of the options.

     On January 6, 1999, the Company's Compensation Committee authorized two officers of the Company to purchase the Company's securities available for sale at the market closing price on that date not to exceed $105,000 per officer. The Company's Chief Executive Officer purchased 29,900 shares of the Company's securities available for sale for a cost of $89,668. Because the market price per share was below the Company's cost basis the Company recorded a loss on this transaction of $67,382.

     Accounts Receivable Related Parties

     At June 30, 2000, the Company had $142,582 of receivables from related parties (including affiliated companies) primarily for drilling costs, and lease operating expense on wells owned by the related parties and operated by the Company. The amounts are due on open account and are non-interest bearing.

     Transaction with Directors

     Under the Company's 1993 Incentive Plan, as amended, the Company grants on an annual basis, to each nonemployee director, at the nonemployee director's election, either: 1) an option for 10,000 shares of common stock; or 2) 5,000 shares of the Company's common stock. The options are granted at an exercise price equal to 50% of the average market price for the year in which the services are performed. The Company recognized stock option expense of $29,521, $23,911 and $23,846 for the years ended June 30, 2000, 1999 and 1998 respectively.

     Transactions with Other Stockholders

     The Company has a month to month consulting agreement with Messrs. Burdette A. Ogle and Ronald Heck (collectively "Ogle") which provides for a monthly fee of $10,000.

     On December 17, 1998, the Company amended its Purchase and Sale Agreement to acquire working interests in three proved undeveloped offshore Santa Barbara, California, federal oil and gas units, with Ogle dated January 3, 1995. As a result of this amended agreement, at the time of each minimum annual payment the Company will be assigned an interest in three undeveloped offshore Santa Barbara, California, federal oil and gas units proportionate to the total $8,000,000 production payment. Accordingly, the annual $350,000 minimum payment has been recorded as an addition to undeveloped offshore California properties. In addition, pursuant to this agreement, the Company extended and repriced a previously issued warrant to purchase 100,000 shares of the Company's common stock. The $60,000 fair value placed on the extension and repricing of this
warrant  was  recorded  as  an  addition  to  undeveloped   offshore

California properties. Prior to fiscal 1999, the minimum royalty payment was expensed in accordance with the purchase and sale agreement with Ogle dated January 3, 1995. As of June 30, 2000, the Company has paid a total of $1,900,000 in minimum royalty payments and is to pay a minimum of $350,000 annually until the earlier of: 1) when the production payments accumulate to the $8,000,000 purchase price; 2) when 80% of the ultimate reserves of any lease have been produced; or 3) 30 years from the date of the conveyance.

(9) Commitments

     The Company rents an office in Denver under an operating lease which expires in April 2002. Rent expense, net of sublease rental income, for the years ended June 30, 2000, 1999 and 1998 was approximately $60,000, $53,000 and $42,000, respectively. Future minimum payments under noncancelable operating leases are as follows:

               2001               116,142
               2002                94,840
               2003                12,504
               2004                 8,336


(10) Disclosures About Capitalized Costs, Cost Incurred and Major Customers

     Capitalized  costs  related  to oil and  gas  producing  activities  are as follows:
                                   June 30,          June 30,       June 30,
                                     2000              1999           1998

Undeveloped offshore
 California properties            $10,809,310         7,369,830     6,959,830
Undeveloped onshore
 domestic properties                  451,795           506,363       726,127
Undeveloped foreign properties        623,920           623,920             -
Developed Offshore California
 Properties                         3,285,867                 -             -
Developed onshore domestic
 properties                         5,154,295         2,231,187     3,369,881
                                   20,325,187        10,731,300    11,055,838
Accumulated depreciation
  and depletion                    (2,457,480)       (1,571,705)   (1,311,719)
                                  $17,867,707        $9,159,595     9,744,119


     Cost incurred in oil and gas producing activities for the years ended June 30, 2000, 1999 and 1998 are as follows:

                                    2000                    1999                 1998
                             Onshore     Offshore    Onshore    Offshore   Onshore  Offshore

Unproved property
  acquisition costs          $   -        3,439,480   1,033,920        -    156,681     -
Proved property
  acquisition costs          2,755,658    2,607,490       16,518       -     40,876     -
Development costs              112,882      678,377      140,550       -    430,830     -
Exploration costs               32,533       14,197       74,670       -    515,383     -
                            $2,901,073   $6,739,544   $1,265,658      $-  1,143,770     -


     A summary of the results of operations for oil and gas producing activities, excluding general and administrative cost, for the years ended June 30, 2000, 1999 and 1998 is as follows:

<CAPION>
                                     2000                1999                  1998
                              Onshore   Offshore    Onshore  Offshore     Onshore    Offshore
Revenue:
   Oil and gas sales        1,198,334   2,157,449     557,503       -      1,225,115     -

Expenses:
  Lease operating             345,744   2,059,725     209,438       -        349,551     -
  Depletion                   324,849     560,926     229,292       -        303,563     -
  Exploration                  32,533      14,197      74,670       -        515,383     -
  Abandonment and
    impaired properties             -           -     273,041       -        128,993     -
  Dry hole costs                    -           -     226,084       -         46,605     -
  Minimum Royalty to
    related party                   -           -           -       -        350,000     -
  Results of operations of
    oil and gas producing
    activities               $495,208   $(477,399)  $(455,022)     $-        468,980     -

     Statement of Financial Accounting Standards 131 "Disclosures about segments of an enterprises and Related Information" (SFAS 131) establishes standards for reporting information about operating segments in annual and interim financial statements. SFAS 131 also establishes standards for related disclosures about products and services, geographic areas and major customers. The Company manages its business through one operating segment.

     The Company's sales of oil and gas to individual customers which exceeded 10% of the Company's total oil and gas sales for the years ended June 30, 2000, 1999 and 1998 were:

                          2000                 1999        1998

           A               71%                   -%          -%
           B               13%                   -%          -%
           C                7%                  38%          4%
           D                -%                  17%         42%

(11)  Information Regarding Proved Oil and Gas Reserves (Unaudited)

     Proved Oil and Gas Reserves. Proved oil and gas reserves are the estimated quantities of crude oil, natural gas, and natural gas liquids which geological and engineering data demonstrate with reasonable certainty to be recoverable in future years from known reservoirs under existing economic and operating conditions, i.e., prices and costs as of the date the estimate is made. Prices include consideration of changes in existing prices provided only by contractual arrangements, but not on escalations based upon future conditions.

     (i) Reservoirs are considered proved if economic producibility is supported by either actual production or conclusive formation test.
The area of a reservoir considered proved includes (A) that portion delineated by drilling and defined by gas-oil and/or oil-water contacts, if any; and (B) the immediately adjoining portions not yet drilled, but which can be reasonably judged as economically productive on the basis of available geological and engineering data. In the absence of information on fluid contacts, the lowest known structural occurrence of hydrocarbons controls the lower proved limit of the reservoir.

     (ii) Reserves which can be produced economically through application of improved recovery techniques (such as fluid injection) are included in the "proved" classification when successful testing by a pilot project, or the operation of an installed program in the reservoir, provides support for the engineering analysis on which the project or program was based.

     (iii) Estimates of proved reserves do not include the following: (A) oil that may become available from known reservoirs but is classified separately as "indicated additional reserves"; (B) crude oil, natural gas, and natural gas liquids, the recovery of which is subject to reasonable doubt because of uncertainty as to geology, reservoir characteristics, or economic factors; (C) crude oil, natural gas, and natural gas liquids, that may occur in underlaid prospects; and (D) crude oil, natural gas, and natural gas liquids, that may be recovered from oil shales, coal, gilsonite and other such sources.

     Proved developed oil and gas reserves are reserves that can be expected to be recovered through existing wells with existing equipment and operating methods. Additional oil and gas expected to be obtained through the application of fluid injection or other improved recovery techniques for supplementing the natural forces and mechanisms of primary recovery should be included as "proved developed reserves" only after testing by a pilot project or after the operation of an installed program has confirmed through production response that increased recovery will be achieved.

     Proved undeveloped oil and gas reserves are reserves that are expected to be recovered from new wells on undrilled acreage, or from existing wells where a relatively major expenditure is required for recompletion. Reserves on undrilled acreage shall be limited to those drilling units offsetting productive units that are reasonably certain of production when drilled. Proved reserves for other undrilled units can be claimed only where it can be demonstrated with certainty that there is continuity of production from the existing productive formation. Under no circumstances should estimates for proved undeveloped reserves be attributable to any acreage for which an application of fluid injection or other improved recovery technique is contemplated, unless such techniques have been proved effective by actual tests in the area and in the same reservoir.

     A summary of changes in estimated quantities of proved reserves for the years ended June 30, 2000, 1999 and 1998 are as follows:

                                               Onshore                                Offshore
                                       GAS                OIL                  GAS                OIL
                                      (MCF)             (BBLS)                (MCF)             (BBLS)
Balance at July 1, 1997             5,417,203            162,812                    -                  -

 Extension and discoveries          3,995,565                 -                     -                  -
 Revisions of quantity estimates    1,285,573             (2,364)                   -                  -
 Sales of properties                 (807,472)            (1,375)                   -                  -
 Production                          (457,758)           (11,632)                   -                  -

Balance at July 1, 1998             9,433,111            147,441                    -                  -

 Revisions of quantity estimates   (3,751,139)             5,360                    -                  -
 Sales of properties               (1,600,440)            (4,316)                   -                  -
 Production                          (254,291)            (5,574)                   -                  -

Balance at June 30, 1999            3,827,241            142,911                    -                  -

 Revisions of quantity estimates      448,290              9,890                    -                  -
 Purchase of properties             3,166,210            107,136                    -          1,771,162
 Production                          (362,051)            (9,620)                   -           (186,989)

Balance at June 30, 2000            7,079,690            250,317                    -          1,584,173

Proved developed reserves:
   June 30, 1998                    3,905,228             22,273                    -                  -
   June 30, 1999                    2,289,024             13,140                    -                  -
   June 30, 2000                    5,672,425            119,849                    -            908,379


     Future net cash flows presented below are computed using year-end prices and costs.

     Future corporate overhead expenses and interest expense have not been included.

                                            Onshore           Offshore           Combined
June 30, 1998

  Future cash inflows                    $ 21,864,136                  -         21,864,126
  Future costs:
     Production                             6,341,210                  -          6,341,210
     Development                            3,058,005                  -          3,058,005
     Income taxes                                   -                  -                 -

  Future net cash flows                    12,464,921                  -         12,464,921

   10% discount factor                      5,902,279                  -          5,902,279


                                       F-25




  Standardized measure of
        discounted future
        net cash flows                   $  6,562,642                  -         $6,562,642


  June 30, 1999

  Future cash inflows                    $ 10,147,136                  -         10,147,136
  Future costs:
     Production                             3,353,561                  -          3,353,561
     Development                            1,287,211                  -          1,287,211
     Income taxes                                   -                  -                 -

  Future net cash flows                     5,506,364                  -          5,506,364

   10% discount factor                      2,154,142                  -          2,154,142

  Standardized measure of
        discounted future
        net cash flows                   $  3,352,222                  -         $3,352,222

  June 30, 2000

  Future cash inflows                    $ 30,760,012         36,820,392         67,580,404
  Future costs:
     Production                             7,712,896         12,026,623         19,739,519
     Development                            1,584,211          3,308,693          4,892,904
     Income taxes                                   -                  -                 -

  Future net cash flows                    21,462,905         21,485,076         42,947,981

   10% discount factor                     10,426,754          5,394,473         15,821,227

  Standardized measure of discounted
       future net cash flows             $ 11,036,151        $16,090,603        $27,126,754


     The principal sources of changes in the standardized measure of discounted net cash flows during the years ended June 30, 2000, 1999 and 1998 are as follows:

                                               2000               1999          1998

Beginning of  year                        $  3,352,222          6,562,642     4,319,526

Sales of oil and gas produced during the
    period, net of production costs           (950,314)          (348,065)     (875,564)
Purchase of reserves in place               21,678,174                  -             -
Net change in prices and production costs    2,079,837           (376,526)     (134,318)
Changes in estimated future development
     costs                                     218,148            891,498       628,160
Extensions, discoveries and improved
    recovery                                         -                  -     2,661,463
Revisions of previous quantity estimates,
     estimated timing of development and
     other                                     413,465         (2,558,107)      374,627
Sales of reserves in place                           -         (1,475,484)     (843,205)
Accretion of discount                          335,222            656,264       431,953

End of year                               $ 27,126,754         $3,352,222     6,562,642

                                      F-26

(12) Subsequent Events

     On July 5, 2000, the Company completed the sale of 258,621 shares of its restricted common stock to an unrelated entity for $750,000. A fee of $75,000 was paid and options to purchase 100,000 shares of the Company's common stock at $2.50 per share and 100,000 shares at $3.00 per share for one year were issued to an unrelated individual and entity and as consideration for their efforts and consultation related to the transaction.

     On July 10, 2000, the Company paid $3,745,000 to acquire interests in producing wells and acreage located in the Eland and Stadium fields in Stark County, North Dakota. The July 10, 2000 payment resulted in the acquisition by the Company of 67% of the ownership interest in each property to be acquired. An optional payment of $1,845,000, less net production revenues accrued from February 1, 2000, is due September 29, 2000 to purchase the remaining ownership interest in each property. The $3,745,000 payment on July 10, 2000 was financed through borrowings from an unrelated entity and personally guaranteed by two of the Company's officers.

     On July 21, 2000, Delta and an unrelated entity ("the entity") entered into a definitive agreement entitled "Investment Agreement" whereby the entity has given a firm commitment to allow the Company to issue to the entity up to a total of $20,000,000 of its common stock over three years from time to time as often as monthly in amounts based upon certain market conditions and at prices based upon market prices for the Company common stock at the time of issuance. As consideration the entity has received a warrant to purchase 500,000 shares of the Company common stock at $3.00 per share for five years and may receive additional warrants to purchase the Company common stock under the terms of the Investment Agreement. A warrant to purchase 150,000 shares of the entity common stock at $3.00 per share for five years was issued to an unrelated company as consideration for its efforts and consultation related to potential financing alternatives and
this   transaction.   Proceeds  will  be  used  for  property acquisitions,
debt reduction and working capital.

                  INDEPENDENT AUDITORS' REPORT


THE BOARD OF DIRECTORS
WHITING PETROLEUM CORPORATION

     We have audited the accompanying statements of oil and gas revenue and direct lease operating expenses of oil and gas properties ("the Whiting Properties") of Whiting Petroleum Corporation ("Whiting") acquired by Delta Petroleum Corporation for each of the years in the two-year period ended June 30, 2000. These financial statement are the responsibility of Whiting's management. Our responsibility is to express an opinion on these financial statements based on our audits.

      We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the statements of oil and gas revenue and direct lease operating expenses are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the statement of oil and gas revenue and direct lease operating expenses. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

      The accompanying statements of oil and gas revenue and direct lease operating expenses were prepared for the purpose of complying with the rules
and regulations of the Securities and Exchange Commission.   Full historical
financial statements, including general and administrative expenses and other indirect expenses, have not been presented as management of the Whiting Properties cannot make a practicable determination of the portion of their general and administrative expenses or other indirect expenses which are attributable to the Whiting Properties.

      In our opinion, the statements of oil and gas revenue and direct lease operating expenses referred to above present fairly, in all material respects, the oil and gas revenue and direct lease operating expenses of the Whiting Properties as described in Note 1 for each of the years in the two-year period ended June 30, 2000, in conformity with generally accepted accounting principles.


                                       s/KPMG LLP
                                        KPMG LLP


September 15, 2000

                       WHITING PROPERTIES
                STATEMENTS OF OIL AND GAS REVENUE
               AND DIRECT LEASE OPERATING EXPENSES



                                        Years Ended June 30,
                                        2000            1999

Operating Revenue:
   Sales of condensate               $1,953,385      1,023,713
   Sales of natural gas                 146,104         79,597

Total Operating Revenue               2,099,489      1,103,310
Direct Lease Operating Expenses         156,428        294,791

Excess Revenue Over
   Direct Operating Expenses         $1,943,061     $  808,519

         See accompanying notes to financial statements.


            NOTES TO WHITING PROPERTIES STATEMENTS OF
     OIL AND GAS REVENUE AND DIRECT LEASE OPERATING EXPENSES
       FOR EACH OF THE YEARS IN THE TWO-YEAR PERIOD ENDED
                          JUNE 30, 2000

1)   PURCHASE   OF   OIL  AND  GAS  PROPERTIES   AND   BASIS   OF
     PRESENTATIONS

      The accompanying financial statements present the revenues and direct lease operating expenses of certain oil and gas properties of Whiting Petroleum Corporation (the "Whiting Properties") for each of the years in the two-year period ended June 30, 2000. The properties consist of working interests in oil and gas properties located in North Dakota that are subject to an agreement for acquisition by Delta Petroleum Corporation ("Delta") effective February 1, 2000. The July 10, 2000 payment of $3,745,000 and the June 1, 2000 issuance of 90,000 shares of Delta's common stock valued at approximately $280,000 resulted in the effective acquisition of 67% of the ownership interest in each property to be acquired. The remaining 33% of the ownership interest in each property can be acquired by Delta on September 29, 2000 for a payment of $1,845,000.

      The accompanying statements of oil and gas revenue and direct lease operating expenses of the Whiting Properties were prepared to comply with certain rules and regulations of the Securities and Exchange Commission. Full historical financial statements including general and administrative expenses and other indirect expenses, have not been presented as management of the Whiting Properties cannot make a practicable determination of the portion of their general and administrative expenses or other indirect expenses which are attributable to the Whiting Properties. Accordingly, their financial statements are not
indicative   of   the  operating  results,  subsequent   to   the
acquisition.

      Revenue in the accompanying statements of oil and gas revenue and direct lease operating expenses is recognized on the sales method.

      Direct lease operating expenses are recognized on the accrual basis and consist of all costs incurred in producing, marketing and distributing products produced by the properties as well as production taxes and monthly administrative overhead costs charged by the operator.

2)   SUPPLEMENTAL   FINANCIAL  DATA  OIL   AND   GAS   PRODUCING
     ACTIVITIES (UNAUDITED)

      The following unaudited information has been prepared in accordance with Statement of Financial Accounting Standards No.
69, DISCLOSURE ABOUT OIL AND GAS PRODUCING ACTIVITIES (SFAS 69).

     A)   ESTIMATED PROVED OIL AND GAS RESERVES

             Proved  oil  and  gas  reserves  are  the  estimated
       quantities of crude oil, natural gas, and natural gas liquids which geological and engineering data demonstrate with reasonable certainty to be recoverable in future years from known reservoirs under existing economic and operating conditions; i.e., prices and costs as of the date the estimate is made. Proved developed oil and gas reserves are reserves that can be expected to be recovered through existing wells with existing equipment and operating methods. Proved undeveloped oil and gas reserves are reserves that are expected to be recovered from new wells on undrilled acreage, or from existing wells where a relatively major expenditure is required for recompletion. Prices include consideration of changes in existing prices provided only by contractual arrangements, but not on escalations based on future conditions.

             An   estimate   of  proved  developed   future   net
       recoverable oil and gas reserves of the Whiting Properties and changes therein follows. Such estimates are inherently imprecise and may be subject to substantial revisions. Proved undeveloped reserves attributable to the Whiting Properties are not significant.

                                       Oil and Condensate Natural Gas
                                         (Bbls)             (Mcf)

       Balance at July 1, 1998          357,444            168,021
        Production                      (81,663)           (40,617)

       Balance at June 30, 1999         275,781            127,404
         Production                     (80,444)           (39,739)

       Balance at June 30, 2000         195,337             87,665

 B)   STANDARDIZED MEASURE OF DISCOUNTED FUTURE NET CASH FLOWS

            The  standard measure of discounted future  net  cash
       flows   has  been  calculated  in  accordance   with   the
       provisions of SFAS No. 69.

             Future oil and gas sales and production and development costs have been estimated using prices and costs in effect at the end of the years indicated. Future income tax expenses have not been considered, as the properties are not a tax paying entity. Future general and administrative and interest expenses have also not been considered.

            Changes  in  the  demand for  oil  and  natural  gas,
       inflation, and other factors make such estimates inherently imprecise and subject to substantial revision. This table should not be construed to be an estimate of the current market value of the proved reserves. The standardized measure of discounted future net cash flows as of June 30, 2000 and 1999 is as follows:

                                                   2000        1999

        Future oil and gas sales              $6,275,631    $5,281,345
        Future production and
            development costs                   (553,654)     (710,040)
        Future net revenue                     5,721,977     4,571,305
        10% annual discount for estimated
          timing of cash flows                (1,017,626)     (839,830)
        Standardized measure of discounted
          Future net cash flows               $4,704,351    $3,731,475

           No income taxes have been reflected due to available net operating loss carry forwards of Delta Petroleum
        Corporation.

     C)     CHANGES IN STANDARDIZED MEASURE OF DISCOUNTED  FUTURE
            NET  CASH  FLOWS  RELATING  TO  PROVED  OIL  AND  GAS
            RESERVES

            An analysis of the changes in the total standardized measure of discounted future net cash flows during each of the last two years is as follows:

                                                2000           1999
          Beginning of year                 $3,731,475      3,026,596
          Changes resulting from:
            Sales of oil and gas, net of
               production costs             (1,943,061)    (1,043,736)
            Changes in prices and other      2,542,789      1,445,955
            Accretion of discount              373,148        302,660
          End of year                       $4,704,351     $3,731,475

                                SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Company has caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Denver and State of Colorado on the 5th day of October, 2000.


                                  DELTA PETROLEUM CORPORATION


                                  By: /s/ Aleron H. Larson, Jr.
                                      ---------------------------------
                                      Aleron H. Larson, Jr., Secretary,
                                      Chairman of the Board, Treasurer
                                      and Chief Executive Officer


                                  By: /s/Kevin K. Nanke
                                      ---------------------------------
                                      Kevin K. Nanke, Chief Financial
                                                      Officer

     Pursuant to the requirements of the Securities Exchange Act of 1934, this report has been signed below by the following persons on our behalf and in the capacities and on the dates indicated.


Signature and Title                        Date
-------------------                        ----



/s/ Aleron H. Larson, Jr.                  October 5, 2000
----------------------------------
Aleron H. Larson, Jr., Director



/s/ Roger A. Parker                        October 5, 2000
----------------------------------
Roger A. Parker, Director


/s/ Terry D. Enright                       October 5, 2000
----------------------------------
Terry D. Enright, Director


/s/ Jerrie F. Eckelberger                  October 5, 2000
----------------------------------
Jerrie F. Eckelberger, Director